As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-195024

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PBF Logistics LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	4610	35-2470286
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Dill, Esq.

Senior Vice President, General Counsel and Secretary

PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael Swidler Adorys Velazquez	Todd E. Lenson Jordan M. Rosenbaum	William M. Hartnett Douglas S. Horowitz
Vinson & Elkins LLP 666 Fifth Avenue, 26th Floor New York, New York 10103 Telephone: (212) 237-0000	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Telephone: (212) 806-5400	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Telephone: (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$332,062,500	$42,770(3)

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	$12,880 of which has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 30, 2014

PROSPECTUS

PBF Logistics LP

13,750,000 Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering 13,750,000 common units in this offering. We currently expect that the initial public offering price will be between $19.00 and $21.00 per common unit. Prior to this offering, there has been no public market for our common units. We have been approved to list our common units on the New York Stock Exchange under the symbol “PBFX,” subject to official notice of issuance. We are an “emerging growth company” as defined under the federal securities laws and, as such, are eligible for reduced reporting requirements.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 21.

These risks include the following:

•

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to holders of our common and subordinated units.

•

On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on any of our common units and subordinated units for the year ended December 31, 2013.

•	We have no operating history and, accordingly, you will have a limited basis upon which to evaluate our ability to achieve our business objectives.

•

PBF Energy Inc., our sponsor, accounts for all of our revenues. Therefore, we are subject to the business risks of our sponsor. If our sponsor changes its business strategy, fails to satisfy its obligations under our commercial agreements with it for any reason or significantly reduces the volumes throughput at our facilities, our revenues could decline, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

•

Each of our commercial agreements and our operation and management services and secondment agreement with our sponsor contains provisions that allow our counterparty to such agreement to suspend, reduce or terminate its obligations under such agreement in certain circumstances, including events of force majeure, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

•

All of our revenues are generated at two facilities. Any adverse development at either facility could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

•

Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	You will experience immediate and substantial dilution in net tangible book value of $18.83 per common unit.

•	Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

•

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states. If the IRS were to treat us as a corporation for U.S. federal income tax purposes or we were to become subject to material additional amounts of entity level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

	Per Common Unit	Total

Public offering price	$	$

Underwriting discount (1)	$	$

Proceeds to PBF Logistics LP (before expenses) (1)	$	$

(1)	Excludes an aggregate structuring fee equal to 0.25% of the gross proceeds of this offering payable to Barclays Capital Inc. and UBS Securities LLC. Please read “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to an additional 2,062,500 common units on the same terms and conditions as set forth above.

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12 million of common units in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering. The underwriters will receive the same underwriting discount on any common units purchased by these persons as they will on any other common units sold to the public in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about                    , 2014, through the book-entry facilities of The Depository Trust Company.

Barclays	UBS Investment Bank

Citigroup	Credit Suisse	Deutsche Bank Securities
Morgan Stanley		Wells Fargo Securities

Prospectus dated                 , 2014.

Delaware City Rail Terminal

i

Until                     , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

For investors outside the United States: we have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common units representing limited partner interests and the distribution of this prospectus outside the United States.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 21 and the historical and pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units.

Unless otherwise noted, references in this prospectus to “PBF Logistics,” “we,” “our,” “us” or like terms when used in a historical context refer to the businesses and assets of PBF MLP Predecessor as described in “Summary Historical and Pro Forma Financial and Operating Data” beginning on page 17, our predecessor for accounting purposes, also referenced as “our predecessor,” and when used in the present tense or prospectively, refer to PBF Logistics LP and its subsidiaries. Unless the context otherwise requires, references in this prospectus to “PBF Holding” are to PBF Holding Company LLC and its consolidated subsidiaries, other than us. References to “PBF LLC” refer to PBF Energy Company LLC, and to “PBF Energy” or “our sponsor” refer to PBF Energy Inc., a Delaware corporation and managing member of PBF LLC, which trades on the New York Stock Exchange under the symbol “PBF,” and, unless the context otherwise requires, its consolidated subsidiaries, including PBF LLC and PBF Holding. References to our “general partner” are to PBF Logistics GP LLC, the general partner of PBF Logistics and a wholly owned subsidiary of PBF LLC. References to affiliates of our sponsor are to PBF Energy’s subsidiaries, excluding us, our general partner and our subsidiary.

PBF Logistics LP

Overview

We are a fee-based, growth-oriented, traditional Delaware master limited partnership recently formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. We receive, handle and transfer crude oil from sources located throughout the United States and Canada for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Our initial assets consist of a light crude oil rail unloading terminal at the Delaware City refinery that also services the Paulsboro refinery (which we refer to as the “Delaware City Rail Terminal”), and a crude oil truck unloading terminal at the Toledo refinery (which we refer to as the “Toledo Truck Terminal”) that are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. We generate revenue by charging fees for receiving, handling and transferring crude oil. We do not take ownership of or receive any payments based on the value of the crude oil that we handle and do not engage in the trading of any commodities. As a result, we have no direct exposure to commodity price fluctuations.

At the closing of this offering, all of our revenue will be derived from long-term, fee-based commercial agreements with subsidiaries of PBF Energy, which we believe will enhance the stability of our cash flows. Our commercial agreements with PBF Energy will include minimum quarterly volume commitments, inflation escalators and an initial term of seven years.

We intend to seek opportunities to grow our business by acquiring additional logistics assets from PBF Energy and third parties and through organic growth, including by potentially constructing new assets and increasing the utilization of our existing assets. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect that PBF Energy will serve as a critical source of our future growth by providing us with opportunities to purchase additional logistics assets that it currently owns or may acquire or develop in the future. PBF Energy owns and operates a substantial portfolio of associated logistics assets supporting its three refineries. Upon consummation of this offering, PBF Energy will grant us certain rights to use assets it owns and a right of first offer on certain logistics assets that it will retain or that it may acquire or construct in the future. Please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

PBF Energy is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. It sells its products throughout the Northeast and Midwest of the United States, and in other regions of the United States and Canada, and is able to ship products to other international destinations. PBF Energy currently owns and operates three domestic oil refineries with a combined processing capacity, known as throughput, of approximately 540,000 barrels per day (“bpd”) and a weighted average Nelson Complexity Index of 11.3.

Business Strategies

Our primary business objectives are to maintain stable and predictable cash flows and to grow the quarterly distributions paid to our unitholders. We intend to achieve these objectives through the following business strategies:

•

Generate Stable, Fee-Based Cash Flow. We intend to generate stable revenues by providing traditional logistics services to PBF Energy and third-parties pursuant to long-term, fee-based contracts. In any new service contracts we may enter into, we will endeavor to negotiate minimum volume commitments similar to those included under our current commercial agreements with PBF Energy.

•

Grow Through Acquisitions. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect to pursue strategic acquisitions independently and jointly with PBF Energy that complement and grow our asset base. PBF Energy has also granted us a right of first offer to acquire certain logistics assets that it will retain following this offering. In addition, PBF Energy may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. For example, PBF Energy is currently expanding its approximate 40,000 bpd heavy crude oil unloading terminal at its Delaware City refinery to approximately 80,000 bpd. This project is expected to be completed by the end of the third quarter of 2014 and we may have an opportunity to purchase this terminal if desired. Furthermore, we believe that our current asset base and our knowledge of the refining logistics sector will allow us to identify third-party acquisitions that will provide compelling returns to our unitholders.

•

Pursue Organic Growth Initiatives. We intend to pursue organic growth projects with our sponsor that complement and expand our existing operational footprint. We will examine projects that arise from the growth of PBF Energy’s refining operations and from third-party activity in our areas of operation. For example, PBF Energy is positioning its Toledo refinery to be able to receive crude oil from the Utica Shale by truck when output becomes available, which would provide us with an opportunity to expand throughput volumes at our Toledo Truck Terminal. PBF Energy also is currently pursuing an expansion project at its Toledo refinery that will increase its tank storage capacity from approximately 3.4 million barrels to 3.9 million barrels.

•

Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

•

Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We will seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. For example, we believe our and our sponsor’s operations comply with the recently enacted emergency orders governing shipments of petroleum crude oil transported by rail. We believe these objectives are integral to maintaining stable cash flows and are critical to the success of our business.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

•

Relationship with PBF Energy. One of our key strengths is our relationship with PBF Energy. We will serve as PBF Energy’s primary vehicle to expand the logistics assets supporting its business. We believe that PBF Energy will be incentivized to grow our business as a result of its significant indirect economic interest in us, including 100% ownership of our general partner, a 56.7% limited partnership interest in us and all of our incentive distribution rights. In particular, we expect to benefit from the following aspects of our relationship with PBF Energy:

—	Acquisition Opportunities. Under the omnibus agreement, PBF Energy has granted us a right of first offer on certain logistics assets that it will retain following this offering and may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. We also expect to jointly pursue strategic acquisitions with PBF Energy that complement and grow our asset base.

—	Strength of PBF Energy’s Refining Business. PBF Energy’s Delaware City, Paulsboro and Toledo refineries have a combined throughput capacity of 540,000 bpd, making PBF Energy the fifth largest independent refiner in the United States. PBF Energy’s refineries provide it with buying power advantages, and it benefits from the cost efficiencies that result from operating three large refineries. In addition, its refinery assets are located in high-demand regions where product demand exceeds refining capacity.

—	Access to Operational and Industry Expertise. We expect to benefit from PBF Energy’s extensive operational, commercial and technical expertise, as well as its industry relationships throughout the midstream and downstream value chain, as we look to optimize and expand our existing asset base.

•

Stable Cash Flows Supported by Long-Term, Fee-Based Contracts with Minimum Volume Commitments. We will initially generate all of our revenue under long-term, fee-based contracts with PBF Energy. Each of our commercial agreements with PBF Energy will include minimum volume commitments and will have fees adjusted for changes in the Producer Price Index and any increase in our operating costs for providing such services under such agreements, thereby providing us with stable and predictable minimum cash flows.

•

Strategically Located and Highly Integrated Assets. Our logistics assets are integral to the operations of PBF Energy’s refineries. Our Delaware City Rail Terminal currently receives a substantial portion of the light crude oil processed by the Delaware City and Paulsboro refineries, and the Toledo Truck Terminal provides important feedstock supply infrastructure for the Toledo refinery.

•

High-Quality, Well-Maintained Asset Base. We continually invest in the maintenance and integrity of our assets and have developed various programs to help us efficiently monitor and maintain the assets. We employ an asset integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to provide reliable operations and to prevent, control and mitigate unintentional releases of hazardous materials. We also have developed and use industrial processes to monitor and control our operations. In addition, our Delaware City Rail Terminal commenced operations in February 2013 and requires a relatively small amount of maintenance capital expenditure, relative to peers with older assets.

•

Financial Flexibility. We believe that we will have the financial flexibility to execute our growth strategy through access to the debt and equity capital markets, as well as the approximately $275.0 million of available capacity under our revolving credit facility that we expect to enter into at the closing of this offering.

•

Experienced Management and Operations Teams with a Demonstrated Track Record of Acquiring, Integrating and Operating Logistics Assets. Both our management and our operations teams have significant experience in the management and operation of logistics assets and the execution of expansion and acquisition strategies. Our management team has a proven track record of working together successfully to operate refining and logistics assets and to execute expansion and acquisition strategies, including while previously at Tosco Corporation and Premcor Inc.

Our Assets and Operations

Our initial assets include:

•

Delaware City Rail Terminal. Our Delaware City Rail Terminal is a light crude oil rail unloading terminal which commenced operations in February 2013 and serves our sponsor’s Delaware City refinery and Paulsboro refinery delivered by barge by our sponsor. It is capable of discharging up to 105,000 bpd and has a double-loop track, which can hold up to two 100-car unit trains. The terminal is capable of unloading a single unit train in approximately 14 hours. An expansion project is underway that will increase the Delaware City Rail Terminal’s unloading capacity from 105,000 bpd to 130,000 bpd in the third quarter of 2014. The operational flexibility afforded by the rail terminal has the potential to enhance the profitability at both refineries by allowing the refineries to optimize their respective crude oil slates. The Delaware City Rail Terminal allows our sponsor’s East Coast refineries to source crude oil from Western Canada and the Midcontinent, which currently provide significant cost advantages compared to international crude oil that has historically been processed at our sponsor’s East Coast refineries and that is priced off of Brent. Our sponsor’s East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd.

•

Toledo Truck Terminal. Our Toledo Truck Terminal serves our sponsor’s Toledo refinery. The Toledo Truck Terminal has unloading capacity of 15,000 bpd. PBF Energy acquired the Toledo refinery in 2011 and has added additional truck crude oil unloading capabilities that provide feedstock sourcing flexibility for the refinery and enable Toledo to run a more cost-advantaged crude oil slate. The Toledo refinery processes light, sweet crude oil and has a throughput capacity of 170,000 bpd.

Logistics Assets Owned by PBF Energy

We believe that our relationship with PBF Energy should provide us with a number of potential future growth opportunities, including the potential to acquire assets to which PBF Energy has granted us a right of first offer for a period of 10 years after the closing of this offering and, under certain circumstances, a purchase option. The assets subject to our right of first offer are traditional logistics assets of PBF Energy that are critical to supporting its core refining operations and include the following:

•

Delaware City Storage Facility. The Delaware City Storage Facility has approximately 10.0 million barrels of total storage capacity, with 3.6 million barrels dedicated to crude oil and feedstock storage and the remaining 6.4 million barrels allocated to finished, intermediate and other products.

•

Delaware City Heavy Crude Oil Terminal. The Delaware City Heavy Crude Oil Terminal includes a heavy crude oil unloading facility at the Delaware City refinery with total throughput capacity of approximately 40,000 bpd. Additionally, PBF Energy recently announced a project to add approximately 40,000 bpd of incremental heavy crude oil unloading capability at the Delaware City refinery. PBF Energy expects this project to be completed by the end of the third quarter of 2014, bringing total heavy crude oil throughput capacity at the facility to 80,000 bpd. We may have an opportunity to purchase this terminal if desired.

•

Delaware City Marine Terminal. In addition to receiving crude oil feedstock from the Delaware City Rail Terminal, the Delaware City refinery receives crude oil via ship and barge at docks located on the Delaware River. The marine terminal is also used to ship and receive various petroleum finished and intermediate products. The Delaware City Marine Terminal consists of three berths of which two have vapor recovery capabilities.

•

Delaware City Products Pipeline. The Delaware City Products Pipeline consists of a 23.4 mile, 16-inch interstate petroleum products pipeline with 125,000 bpd of capacity and generally operates at approximately 40-60% of capacity. The pipeline transports refined petroleum products from the Delaware City refinery to Sunoco Logistics’ Twin Oaks pump station at Delaware County, PA, with connections to Buckeye’s Laurel pipeline and Sunoco Logistics’ northeast pipeline systems that serve Western Pennsylvania and New York.

•

Delaware City Truck Rack. The Delaware City Truck Rack is a 10-bay, 76,000 bpd capacity truck loading rack located at PBF Energy’s Delaware City refinery and is utilized to distribute gasoline and distillates.

•	Delaware City LPG Rack. The Delaware City LPG Rack at PBF Energy’s Delaware City refinery consists of a six-rail car loading and unloading LPG facility.

•

Paulsboro Storage Facility. The Paulsboro Storage Facility has approximately 7.5 million barrels of total storage capacity at PBF Energy’s Paulsboro refinery with 2.1 million barrels dedicated to crude oil and feedstock storage and the remaining 5.4 million barrels allocated to finished products and intermediates.

•

Paulsboro Marine Terminal. The Paulsboro Marine Terminal facilitates the receipt of crude oil and feedstocks for the Paulsboro refinery located on the Delaware River. The terminal also ships and receives intermediate and finished petroleum products. In the spring of 2013, PBF Energy commenced transporting some of the crude oil delivered by rail from Delaware City to its Paulsboro refinery via barge. The Paulsboro Marine Terminal consists of two berths with vapor recovery capabilities.

•

Paulsboro Rail Terminal. The Paulsboro Rail Terminal at the Paulsboro refinery is used to transport refined products such as lube oils to various locations throughout the Northeast and other regions in the United States.

•

Toledo Storage Facility. The Toledo Storage Facility services the Toledo refinery and consists of 29 tanks for storing crude oil, refined products and intermediates. The aggregate capacity of the storage facility is approximately 3.4 million barrels, of which 0.8 million barrels are dedicated to crude oil storage and 2.6 million barrels are allocated to refined products and intermediates. PBF Energy is currently pursuing an expansion project to increase the aggregate capacity of the storage facility to 3.9 million barrels.

•	Toledo LPG Truck Rack. The Toledo LPG Truck Rack at the Toledo refinery consists of 27 propane storage bullets and a truck loading facility and has a throughput capacity of approximately 5,000 bpd.

We refer to the assets listed above as our “right of first offer assets” and our rights related to them as our “right of first offer.” We believe that these assets would be appropriate candidates for future sales by PBF Energy to us, although PBF Energy is under no obligation to sell such assets to us. We have not included any potential future acquisitions in our budgeted capital expenditures for the year ending December 31, 2014.

Our Commercial Agreements with PBF Energy

In connection with the closing of this offering, we will enter into long-term, fee-based commercial agreements with subsidiaries of PBF Energy, under which we will provide various logistics services to PBF

Energy’s refineries. Each of these agreements will include minimum volume commitments, which we believe will enhance the stability of our cash flows, and will have fees adjusted for changes in the Producer Price Index and any increase in our operating costs for providing such services.

In addition to the benefits we expect to receive from our agreements with PBF Energy, we also anticipate that our relationship with PBF Energy will provide us with growth opportunities. In connection with the closing of this offering, we will enter into an omnibus agreement pursuant to which we will agree upon certain aspects of our relationship with PBF Energy and our general partner, including PBF Energy providing to us certain centralized administrative services and employees, our reimbursement of our general partner and its affiliates for direct or allocated costs and expenses incurred on our behalf, including the cost of providing such services and employees, and certain indemnification obligations and other matters. Prior to making any distributions on our common units, in addition to our reimbursement of our general partner and its affiliates for such costs, we will pay an annual fee of $2.3 million to PBF Energy for the provision of such services pursuant to the omnibus agreement. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Under the omnibus agreement, PBF Energy will grant us a right of first offer on the right of first offer assets and may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that PBF Energy may acquire or construct after this offering. In addition, our commercial agreements provide us with an option to purchase certain assets at PBF Energy’s Delaware City and Toledo refineries related to our business in the event PBF Energy permanently shuts down either the Delaware City refinery or the Toledo refinery. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

In addition, in connection with the closing of this offering, we will enter into an operation and management services and secondment agreement with our general partner and PBF Energy, pursuant to which PBF Energy will provide us the use of its contractors, and employees through secondments, so that we can provide services back to PBF Energy under our commercial agreements. In addition to providing employees under the operation and management services and secondment agreement, PBF Energy will provide to us certain infrastructure-related services. Prior to making any distribution on our common units, we will pay an annual fee of $0.5 million to PBF Energy for the provision of such services pursuant to the operation and management services and secondment agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

Our Relationship with PBF Energy

PBF Energy is the indirect parent entity of PBF Holding, which serves as the parent company for PBF Energy’s refinery operating subsidiaries. PBF Energy’s three refineries are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Its Midcontinent refinery at Toledo processes light, sweet crude oil, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI based crude oil is delivered via pipelines that originate in both Canada and the United States. Since the acquisition of the Toledo refinery in 2011, PBF Energy has added additional truck and rail crude oil unloading capabilities that provide feedstock sourcing flexibility for the refinery and enable Toledo to run a more cost-advantaged crude oil slate. Its East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high conversion refineries have historically processed primarily medium and heavy, sour crudes and have historically received the bulk of their feedstock via ships and barges on the Delaware River. The Delaware City and Paulsboro refineries also receive light crude oil via the Delaware City Rail Terminal which commenced operations in February 2013, enhancing the flexibility and profitability of both refineries.

PBF Energy is the sole managing member of PBF LLC and operates and controls all of its business and affairs and consolidates the financial results of PBF LLC and its subsidiaries, including PBF Holding. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business.

As of March 31, 2014, PBF Energy’s sole asset is a controlling economic interest of approximately 71.9% in PBF LLC, with the remaining 28.1% of the economic interests in PBF LLC held by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve, and our executive officers and directors and certain employees (we refer to the holders of the remaining interests in PBF LLC as “the members of PBF LLC other than PBF Energy”). The public stockholders of PBF Energy have approximately 71.9% of the voting power in PBF Energy, and the members of PBF LLC other than PBF Energy have the remaining approximately 28.1% of the voting power in PBF Energy. As a result, Blackstone and First Reserve and the other members of PBF LLC are able to significantly influence PBF Energy. Blackstone and First Reserve are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our partnership agreement contains a provision renouncing our interest and expectancy in certain corporate opportunities identified by Blackstone or First Reserve. See “Risk Factors—Risks Related to our Business—Blackstone and First Reserve through their ownership of units of PBF LLC have substantial influence or control over PBF LLC, and their interests may differ from those of PBF LLC, us and our public unitholders.”

Following the closing of this offering, PBF Energy, through its ownership in PBF LLC, will retain a significant interest in us. PBF LLC owns 100% of our general partner and all of our incentive distribution rights, which will entitle it to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.345 per unit per quarter after the closing of our initial public offering. In addition, PBF Energy, through its ownership in PBF LLC, will own 2,136,553 common units and 15,886,553 subordinated units, representing a 56.7% limited partner interest in us. Our general partner will own a noneconomic general partner interest in us. Please read “Certain Relationships and Related Party Transactions.”

While our relationship with PBF Energy is a significant strength, it is also a source of potential conflicts. Please read “Risk Factors” and “Conflicts of Interest and Fiduciary Duties.”

Risk Factors

An investment in our common units involves risks associated with our business (including PBF Energy’s business and creditworthiness), our regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. You should carefully consider the risks described in “Risk Factors.”

Formation Transactions and Partnership Structure

We were formed in February 2013 by PBF Energy to own or lease, operate, develop and acquire crude oil, refined products and similar logistics assets. In connection with the closing of this offering, we will acquire from PBF Holding (1) a 100% interest in Delaware City Terminaling, which owns the Delaware City Rail Terminal, and (2) the Toledo Truck Terminal.

At the closing of this offering the following transactions, which we refer to as the formation transactions, will occur:

•

Delaware City Refining Company LLC (“DCR”), a wholly owned subsidiary of PBF Holding, distributes all of the interests in Delaware City Terminaling and Toledo Refining distributes the Toledo Truck Terminal, in each case, to PBF Holding.

•

PBF Holding contributes (i) all of the interests in Delaware City Terminaling and (ii) the Toledo Truck Terminal to us in exchange for (a) 74,053 common units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in us, (b) all of our incentive distribution rights, (c) the right to receive distributions from us as reimbursement for certain preformation capital expenditures attributable to the contributed assets, (d) the right to receive the distribution of $245.8 million and

(e) the right to either (A) receive up to an additional 2,062,500 common units representing a 6.5% limited partner interest in us, (B) receive a cash distribution if the underwriters’ option to purchase additional units is exercised, or (C) a combination of both (A) and (B), and in connection with the foregoing, we will redeem PBF Holding’s initial partner interests in us for $1,000.

•	We will issue 13,750,000 common units to the public in this offering, representing a 43.3% limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds.”

•

PBF Holding distributes to PBF LLC (i) its interest in our general partner, (ii) the common units, subordinated units and incentive distribution rights, (iii) the right to receive a distribution as reimbursement for certain preformation capital expenditures, (iv) the right to receive the distribution of $245.8 million and (v) the right to receive additional common units and/or cash depending on whether the underwriters’ option to purchase additional units is exercised in whole or in part.

•	We will borrow approximately $215.8 million of term debt and use the proceeds to make a distribution to PBF LLC.

•	We will enter into a new $275.0 million revolving credit facility, which will remain undrawn at the closing of this offering.

•	We will enter into long-term commercial agreements with PBF Energy.

•	We and our general partner will enter into an omnibus agreement with PBF Energy.

•	We, our general partner and our subsidiary will enter into an operation and management services and secondment agreement with PBF Energy.

If and to the extent the underwriters exercise their option to purchase up to 2,062,500 additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remaining common units, if any, will be issued to PBF LLC at the expiration of the option period. Any such units issued to PBF LLC will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. If the underwriters’ option is exercised in full, PBF LLC will own 0.5% of the common units and the public will own 99.5% of the common units. Please read “Underwriting.” If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $38.7 million. The net proceeds received in connection with any exercise of such option will be used to purchase a corresponding amount of additional U.S. Treasury or other investment grade securities, which will be used to fund anticipated capital expenditures. In addition, we will borrow under our term loan an amount equal to the net proceeds received upon any exercise of the underwriters’ option to purchase additional common units and distribute the proceeds of such borrowing to PBF LLC.

Ownership of PBF Logistics LP

After giving effect to the formation transactions and this offering, assuming the underwriters’ option to purchase additional common units is not exercised, all of our incentive distribution rights will be held indirectly by PBF Energy and our units will be held as follows:

Public Common Units (1)(2)	43.3%
PBF Energy Units:
Common Units	6.7%
Subordinated Units	50.0%
Non-Economic General Partner Interest	—

Total	100.0%

The following diagram depicts our simplified organizational and ownership structure, as of March 31, 2014, after giving effect to the formation transactions and this offering.

(1)	Includes up to 687,500 common units that may be purchased by certain of our directors, officers and related persons pursuant to direct sales or a directed unit program, as described in more detail in “Underwriting—Direct Sales to Insiders and Directed Unit Program.”
(2)	Includes 2,062,500 common units that will be issued to PBF Energy (through its ownership in PBF LLC), for no additional consideration, at the expiration of the underwriters’ option to purchase additional common units, if the underwriters do not exercise their option to purchase additional common units. If the underwriters exercise their option to purchase up to 2,062,500 additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public instead of being issued to PBF Energy. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding. If the underwriters’ option is exercised in full, PBF Energy will own 0.5% of the common units and the public will own 99.5% of the common units.

Management of PBF Logistics LP

We are managed and operated by the board of directors and executive officers of our general partner, PBF Logistics GP LLC. PBF Energy (through its ownership in PBF LLC) owns all of the ownership interests in our general partner and is entitled to appoint the entire board of directors of our general partner. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. All of the initial officers and a majority of the initial directors of our general partner are also officers of PBF Energy. For information about the executive officers and directors of our general partner, please read “Management.”

Under the NYSE listing requirements, the board of directors of our general partner is required to have at least three independent directors meeting the NYSE’s independence standards within twelve months of the date of this prospectus. At the closing of this offering, the board of directors of our general partner will be comprised of seven directors, including three directors meeting the NYSE’s independence standards. Please read “Conflicts of Interest and Fiduciary Duties.”

In order to maintain operational flexibility, certain of our operations will be conducted through, and certain of our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations. All of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner and its affiliates, and certain specified employees of PBF Energy may be seconded to our general partner and its affiliates to provide operating, maintenance and other services with respect to the assets owned and operated by us. Such employees will be under our direction, supervision and control. We sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

Principal Executive Offices and Internet Address

Our principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, and our telephone number is (973) 455-7500. Our website will be www.pbflogistics.com. We expect to make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Our general partner has a duty to manage our partnership in a manner it subjectively believes is in our best interests. However, because our general partner is a wholly owned subsidiary of PBF LLC, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to its owner, PBF LLC. Additionally, all of our initial executive officers and the majority of our initial directors are officers of PBF Energy. As a result, conflicts of interest may arise in the future between our general partner and its affiliates, including PBF Energy, on the one hand, and us and our common unitholders, on the other hand. For a more detailed description of the conflicts of interest of our general partner, please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that, subject to the provisions contained in the omnibus agreement, affiliates of our general partner, including PBF Energy and its affiliates, are permitted to compete with us. We may enter into additional agreements in the future with PBF Energy and its affiliates relating to the purchase of additional assets from them, the provision of certain services to us by them and other matters. In the performance of their obligations under these agreements, PBF Energy and its affiliates are not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	an ability to provide only two years of audited financial statements and related disclosures;

•	an exemption to provide fewer than five years of selected financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	delayed adoption of certain accounting standards.

We may take advantage of these provisions for up to five years or through such earlier date that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. In this prospectus, we have taken advantage of the reduced disclosure obligations described above, except we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards (this election is irrevocable). We may choose to take advantage of this and other reduced reporting requirements in future filings. As a result, the information that we provide you may be different than you might get from other public companies in which you hold equity interests.

The Offering

Common units offered to the public	13,750,000 common units, or 15,812,500 common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	15,886,553 common units and 15,886,553 subordinated units, for a total of 31,773,106 limited partner units, regardless of whether the underwriters exercise their option to purchase any additional common units, representing 100% of the limited partner interests in us. If and to the extent the underwriters exercise their option to purchase up to 2,062,500 additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to PBF Energy (through its ownership in PBF LLC) at the expiration of the option period for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. In addition, our general partner will own a noneconomic general partner interest in us and PBF Energy (through its ownership in PBF LLC) will own all of our incentive distribution rights.

Use of proceeds	We expect the net proceeds from this offering, after deducting underwriting discounts, the structuring fee and estimated offering expenses, to be approximately $252.8 million. We intend to use the net proceeds of this offering:

•	to distribute approximately $30.0 million to PBF LLC to reimburse it for certain capital expenditures incurred prior to the closing of this offering with respect to the contributed assets;

•	to pay debt issuance costs of approximately $2.0 million related to our new revolving credit facility and term loan facility;

•	to purchase $215.8 million in U.S. Treasury or other investment grade securities which will be used to fund anticipated capital expenditures; and

•	to retain approximately $5.0 million for general partnership purposes.

We will also borrow $215.8 million (or $254.5 million if the underwriters exercise in full their option to purchase additional common units) under our term loan and distribute the proceeds of such borrowings to PBF LLC.

At the closing of this offering, we will also enter into a new $275.0 million revolving credit facility which will remain undrawn at the closing.

If and to the extent the underwriters exercise their option to purchase up to 2,062,500 additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remaining common units, if any, will be issued to PBF Energy (through its ownership in PBF LLC) at the expiration of the option period. Any such units issued to PBF Energy will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.” If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $38.7 million. The net proceeds received in connection with any exercise of such option will be used to purchase a corresponding amount of additional U.S. Treasury or other investment grade securities, which will be used to fund anticipated capital expenditures. In addition, we will borrow under our term loan an amount equal to the net proceeds received upon any exercise of the underwriters’ option to purchase additional common units and use the proceeds to make a distribution to PBF LLC. See “Use of Proceeds.”

Cash distributions	We intend to pay a minimum quarterly distribution of $0.300 per unit ($1.20 per unit on an annualized basis) to the extent we generate sufficient earnings. However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we will distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

We will adjust the amount of our distribution for the period from the closing of this offering through June 30, 2014, based on the actual length of that period.

Our partnership agreement generally provides that we will make our distribution, if any, each quarter in the following manner:

•	first, 100% to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.300 plus any arrearages from prior quarters;

•	second, 100% to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.300; and

•	third, 100% to all unitholders, pro rata, until each unit has received a distribution of $0.345.

If cash distributions to our unitholders exceed $0.345 per unit in any quarter, the holders of our incentive distribution rights will receive increasing percentages, up to 50.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” In certain circumstances, PBF Energy, as the initial holder of our incentive distribution rights, will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash we distribute to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Prior to making distributions, we will pay PBF Energy an annual fee of initially $2.3 million for the provision of centralized administrative services and reimburse our general partner and its affiliates, including PBF Energy, for direct or allocated costs and expenses incurred on our behalf pursuant to the omnibus agreement. In addition, prior to making distributions, we will pay an annual fee of $0.5 million to PBF Energy for the provision of certain utilities and other infrastructure-related services with respect to our business pursuant to the operation and management services and secondment agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

Pro forma cash available for distribution during the year ended December 31, 2013 was approximately $33.5 million. The amount of cash we will need to pay the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering will be approximately $38.1 million (or an average of approximately $9.5 million per quarter). As a result, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution of $0.300 per unit per quarter ($1.20 per unit on an annualized basis) on any of our common units or subordinated units for the year ended December 31, 2013. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013.”

We believe that, based on the financial forecasts and related assumptions included under the caption “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the twelve months ending June 30, 2015,” we will have sufficient cash available for distribution to make cash distributions for the twelve months ending June 30, 2015, at the minimum quarterly distribution rate of $0.300 per unit per quarter ($1.20 per unit on an annualized basis) on all common units and subordinated units outstanding immediately after closing of this offering. However, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast.

Subordinated units

PBF Energy (through its ownership in PBF LLC) will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If we do not pay distributions on our subordinated units, our subordinated units will not accrue arrearages for those unpaid distributions.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (i) $1.20 (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit, for each of three consecutive, non-overlapping four-quarter periods ending on or after March 31, 2017, or (ii) $1.80 (150% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit, in addition to any distribution made in respect of the incentive distribution rights, for any four-consecutive-quarter period ending on or after March 31, 2015, in each case provided that there are no arrearages on our common units at that time. In addition, the subordination period will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions—Subordination Period.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, holders of our common units will have only limited voting rights on matters affecting our business. Holders of our common units will not have the right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of our outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates, voting together as a single class. Upon closing of this offering, PBF Energy will own an aggregate of approximately 56.7% of our common and subordinated units (or 50.2% of our common and subordinated units if the underwriters exercise their option to purchase additional common units in full). This will give PBF Energy the ability to prevent the involuntary removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time PBF Energy and its controlled affiliates own more than 80% of the outstanding common units, PBF Energy will have the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units, as calculated in accordance with our partnership agreement.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2016, you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be approximately 20.0% of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.20 per common unit, we estimate that your average allocable taxable income per year will be no more than approximately $0.24 per common unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Material U.S. federal income tax consequences	For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individuals who are citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Directed unit program	The underwriters have reserved for sale at the initial public offering price up to 5% of the common units being offered by this prospectus for sale to the directors and executive officers of our general partner and certain other employees and consultants of our sponsor and certain other participants who have expressed an interest in purchasing common units in the offering. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Direct Sales to Insiders and Directed Unit Program.”

New York Stock Exchange listing	We have been approved to list our common units on the New York Stock Exchange under the symbol “PBFX,” subject to official notice of issuance.

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12.0 million of common units in this offering, or 600,000 common units at an assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus). However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering.

Summary Historical and Pro Forma Financial and Operating Data

The following table shows summary historical combined financial and operating data of PBF MLP Predecessor, our predecessor for accounting purposes, and summary pro forma combined financial data of PBF Logistics LP for the periods and as of the dates indicated. Our summary historical combined financial data as of December 31, 2013 and for the year ended December 31, 2013 are derived from the audited combined financial statements of our predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

PBF MLP Predecessor consists of the assets, liabilities and results of operations of the Delaware City Rail Terminal assets, operated and held by Delaware City Terminaling, a wholly owned indirect subsidiary of PBF Holding, which such entity is to be conveyed to us in connection with this offering, and the Toledo Truck Terminal. The historical financial data include the assets, liabilities and results of operations of the contributed assets.

The summary pro forma combined financial data presented in the following table for the year ended December 31, 2013 are derived from the unaudited pro forma combined financial statements of PBF Logistics LP included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related formation transactions occurred as of December 31, 2013 and the pro forma statement of operations for the year ended December 31, 2013 assumes that the offering and the related transactions occurred as of January 1, 2013. These transactions include, and the pro forma financial data give effect to, the following:

•	PBF Holding’s contribution of all of our initial assets and operations, including Delaware City Terminaling and the Toledo Truck Terminal to us;

•	our entry into a new $275.0 million revolving credit facility, which will remain undrawn at the closing of this offering;

•	$215.8 million of borrowings under our term loan facility;

•

our entry into long-term commercial agreements with PBF Energy and recognition of incremental revenues under those agreements as discussed in “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy”;

•	our entry into an omnibus agreement with PBF Energy;

•	our entry into an operation and management services and secondment agreement with PBF Energy;

•	the consummation of this offering and our issuance of common units to the public and common units, subordinated units and the incentive distribution rights to PBF LLC; and

•	the application of the net proceeds of this offering, together with the proceeds from borrowings under our new term loan, as described in “Use of Proceeds.”

The pro forma combined financial data do not give effect to the estimated $4.0 million in incremental annual general and administrative expense we expect to incur as a result of being a separate publicly traded partnership.

The following table presents the Non-GAAP financial measure of EBITDA, which we use in our business as a measure of performance and liquidity. For a definition of EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure.”

	PBF MLP Predecessor Historical	PBF Logistics LP Pro Forma
	Year Ended December 31, 2013	Year Ended December 31, 2013
		(unaudited)
	(in thousands, except per unit data and operating information)
Statement of Operations Data:
Net revenues	$—	$50,625
Operating expenses	6,024	6,408
General and administrative expenses	1,834	3,200
Depreciation and amortization	1,032	1,032

Operating income (loss)	(8,890)	39,985
Interest expense, net	—	(1,987)

Net income (loss)	$(8,890)	$37,998

Common unitholders interest in net income		$18,999
Subordinated unitholders interest in net income		$18,999
Pro forma net income per common unit		$1.20
Pro forma net income per subordinated unit		$1.20

Balance Sheet Data (at period end):
Cash and marketable securities	$—	$220,788
Property, plant and equipment, net	29,996	29,996
Total assets	29,996	252,809
Total debt, including current maturities	—	215,788
Total liabilities	499	215,788
Total net investment/partners’ equity	29,497	37,021

Cash Flow Data:
Cash flows (used in) provided by operating activities	$(7,858)
Cash flows used in investing activities	(11,654)
Cash flows (used in) provided by financing activities	19,512

Other Financial Data:
EBITDA (1)	$(7,858)	$41,017
Capital expenditures:
Maintenance	$—	$—
Expansion	7,471	7,471

Total	$7,471	$7,471

Operating Information:
Delaware City Rail Terminal throughput (kbpd)	69.7	69.7
Toledo Truck Terminal throughput (kbpd)	5.4	5.4

(1)	For a definition of EBITDA and reconciliations to its most directly comparable GAAP financial measures, please read “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	our operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides information useful to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP measures.

Some of the limitations of EBITDA are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the asset being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to make payments of interest or principal on our indebtedness.

The following table presents a reconciliation of EBITDA to net income (loss) and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	PBF MLP Predecessor Historical	PBF Logistics LP Pro Forma
	Year Ended December 31, 2013	Year Ended December 31, 2013
		(unaudited)
	(in thousands)
Reconciliation of EBITDA to net income (loss):
Net income (loss)	$(8,890)	$37,998
Add:
Depreciation and amortization	1,032	1,032
Interest expense, net	—	1,987

EBITDA	$(7,858)	$41,017

Reconciliation of EBITDA to net cash provided by operating activities:
Net cash provided by (used in) operating activities	$(7,858)

EBITDA	$(7,858)

RISK FACTORS

Limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline, and you could lose all or part of your investment in us.

Risks Related to Our Business

Our sponsor accounts for all of our revenues. Therefore, we are subject to the business risks of our sponsor. If our sponsor changes its business strategy, fails to satisfy its obligations under our commercial agreements for any reason or significantly reduces the volumes throughput at our facilities, our revenues could decline, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

For the period July 1, 2012 (date of inception) to December 31, 2012 and the year ended December 31, 2013, our sponsor accounted for 100% of our pro forma revenues. Our sponsor is our sole customer of our logistics services. Our sponsor has historically operated our logistics assets to support its refineries and not as a stand-alone business. As we expect to continue to derive all of our revenues from our sponsor for the foreseeable future, we are subject to the risk of nonpayment or nonperformance by our sponsor under our commercial agreements. If our sponsor were to significantly decrease its use of our logistics assets, because of business or operational difficulties or strategic decisions by management, it is unlikely that we would be able to utilize any additional capacity as a result of this decreased use to service third-party customers without substantial capital outlays and delays, if at all, which could materially and adversely affect our results of operations, financial condition and cash flows. Additionally, any event, whether in our areas of operation or otherwise, that materially and adversely affects our sponsor’s financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are subject to the operational and business risks of our sponsor, including:

•	supply, demand, prices and other market conditions for our sponsor’s products;

•	the effects of competition in our sponsor’s markets;

•	changes in currency exchange rates, interest rates and capital costs;

•	adverse developments in our sponsor’s relationship with both its key employees and unionized employees;

•	our sponsor’s ability to operate its business efficiently, manage capital expenditures and costs (including general and administrative) effectively and generate earnings and cash flow;

•	our sponsor’s substantial indebtedness and other contractual obligations and restrictive covenants related thereto that may adversely affect our sponsor’s operational flexibility;

•

the risk of contract cancellation, non-renewal or failure to perform by our sponsor’s suppliers, customers or other counterparties, and our sponsor’s inability to replace such contracts and/or suppliers, customers or other counterparties;

•

termination of our sponsor’s inventory intermediation and crude oil acquisition agreements could have a material adverse effect on its liquidity, as our sponsor would be required to finance its refined products inventory covered by the agreements; additionally, our sponsor is obligated to repurchase from the counterparty all volumes of products located at its Paulsboro and Delaware City refineries’ storage tanks upon termination of these agreements;

•

our sponsor’s obligations under its tax receivable agreement for certain tax benefits it may claim, and in particular that our sponsor’s assumptions regarding such payments are subject to change due to various factors outside of its control;

•	our sponsor’s expectations and timing with respect to its acquisition and capital improvements activity;

•	disruptions due to equipment interruption or failure at our sponsor’s facilities, or at third-party facilities on which our sponsor’s business is dependent;

•

the price volatility of crude oil, other feedstocks, blendstocks, refined products and fuel and utility services in commodity prices and demand for our sponsor’s refined products, and the availability and costs of crude oil and other refinery feedstocks;

•	fluctuations in crude oil differentials and any narrowing of these differentials;

•	concentration of our sponsor’s earnings in operations of its Toledo, Ohio refinery;

•

the impact of disruptions to crude oil or feedstock supply to any of our sponsor’s refineries, including disruptions due to problems with third-party logistics infrastructure or operations, including pipeline and rail transportation;

•	the impact of current and future laws, rulings and governmental regulations, including any change by the federal government in the restrictions on exporting U.S. crude oil;

•	the effects of continued economic turmoil in the global financial system on our sponsor’s business and the business of its suppliers, customers, business partners and lenders;

•	changes in the cost or availability of third-party logistics services;

•

state and federal environmental, economic, health and safety, energy and other policies and regulations, including any changes in those policies and regulations, and adverse impacts resulting from actions taken by environmental interest groups;

•

terrorist attacks, cyber-attacks, political instability, military strikes, sustained military campaigns, changes in foreign policy, threats of war, or actual war may negatively affect our and our sponsor’s operations, financial condition, results of operations, cash flows, and our ability to make distributions to our unitholders;

•	environmental incidents and violations and related remediation costs, fines and other liabilities; and

•	changes in crude oil and refined product inventory levels and carrying costs.

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to holders of our common and subordinated units.

In order to pay the minimum quarterly distribution of $0.300 per unit, or $1.20 per unit on an annualized basis, we will require available cash of approximately $9.5 million per quarter, or $38.1 million per year, based on the number of common and subordinated units to be outstanding immediately after closing of this offering. We may not have sufficient available cash from operating surplus each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of crude oil we throughput;

•	our entitlement to payments associated with minimum volume commitments;

•	the fees we charge for the volumes we throughput;

•	the level of our operating, maintenance and general and administrative costs; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level and timing of capital expenditures we make;

•

the amount of our operating expenses and general and administrative expenses, including reimbursements to our general partner and its affiliates, including our sponsor, in respect of those expenses and payment of the administrative fees under the omnibus agreement and the operation and management services and secondment agreement for services provided to us by our general partner and its affiliates, including our sponsor;

•	the cost of acquisitions, if any;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our revolving credit agreement and term loan facility and other debt service requirements;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

We have no operating history and, accordingly, you will have a limited basis upon which to evaluate our ability to achieve our business objectives.

We have no operating results to date. Construction of our Delaware City Rail Terminal was completed and the terminal began operating in February 2013. At our Toledo Truck Terminal, one lease automatic custody transfer, or LACT, unit commenced operations in December 2012 and two additional units were made operational in May 2013. A fourth LACT unit, which has been owned and operated by our sponsor’s vendor in connection with a crude oil supply agreement, was purchased in July 2013. Since our initial assets have limited or no operating history, you will have a limited basis upon which to evaluate our ability to achieve our business objectives, which are to maintain stable cash flows and grow the quarterly distributions paid to our unitholders.

On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on any of our common units or subordinated units for the year ended December 31, 2013.

Pro forma cash available for distribution during the year ended December 31, 2013 was approximately $33.5 million. We would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution of $0.300 per unit per quarter ($1.20 per unit on an annualized basis) on any of our common units or subordinated units for the year ended December 31, 2013. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013.”

The assumptions underlying the forecast of cash available for distribution that we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual cash available for distribution to differ materially from our forecast.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations, EBITDA and cash available for distribution for the twelve months ending June 30, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Our Cash Distribution Policy and Restrictions on Distributions” beginning on page 61. Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks, including those discussed in this prospectus, which could cause our EBITDA to be materially less than the amount forecasted. If we do not generate the forecasted EBITDA, we may not be able to make the minimum quarterly distribution or pay any amount on our common units or subordinated units, and the market price of our common units may decline materially.

Each of our commercial agreements with PBF Energy and our operation and management services and secondment agreement with PBF Energy, contains provisions that allow our counterparty to such agreement to suspend, reduce or terminate its obligations under such agreement in certain circumstances, including events of force majeure, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Each of our commercial agreements with PBF Energy and our operation and management services and secondment agreement with PBF Energy provides that our counterparty to such agreement may suspend, reduce or terminate its obligations to us, including the requirement to pay the fees associated with the applicable minimum volume commitments, if certain events occur, including (i) a material breach of the agreement by us, (ii) PBF Energy deciding to permanently or indefinitely suspend crude oil refining operations at its Delaware City refinery, in the case of the Delaware City Rail Terminaling Services Agreement, or its Toledo refinery, in the case of the Toledo Truck Unloading & Terminaling Services Agreement (after the second anniversary of the closing of this offering) or (iii) the occurrence of certain force majeure events that would prevent us or PBF Energy from performing our or its obligations under the applicable agreement (in the case of PBF Energy, or with respect to the operation and management services and secondment agreement, us). In such circumstances, PBF Energy has the discretion to decide to suspend, reduce or terminate its obligations notwithstanding the fact that its decision may significantly and adversely affect us. For instance, under each of our commercial agreements with PBF Energy, if, at any time after the second anniversary of the closing of this offering, PBF Energy decides to permanently or indefinitely suspend refining operations at the refinery served under the applicable agreement for a period that will continue for at least twelve consecutive months, then it may terminate the agreement on no less than twelve months’ prior written notice to us. Furthermore, under such agreements, PBF Energy has the right, commencing two years after this offering, to suspend or reduce its obligations at the refinery served under the applicable agreement for the duration of a force majeure event affecting its assets with respect to any affected services, and may terminate the agreements with respect to such services if the force majeure event lasts in excess of twelve months. In addition, if the force majeure event occurs on our assets at any time, PBF Energy has the right to suspend or reduce its obligations for the duration of the force majeure event with respect to any affected services. As defined in our commercial agreements with PBF Energy, force majeure events include any acts or occurrences that prevent services from being performed either by us or PBF Energy under the applicable agreement, such as:

•	acts of God;

•	strikes, lockouts or other industrial disturbances;

•	acts of the public enemy, wars, terrorism, blockades, insurrections, riots or civil disturbances;

•	storms, floods or washouts; or other interruptions caused by acts of nature or the environment;

•	interruptions in the ability to have safe passage in navigable waterways;

•	arrests or the order of any court or governmental authority claiming or having jurisdiction while the same is in force and effect;

•	civil disturbances, explosions, fires, breakage leaks, releases, accidents to machinery, vessels, storage tanks, lines of pipe, rail lines and equipment;

•	any inability to obtain or unavoidable delay in obtaining material or equipment;

•	any inability to obtain crude oil because of a failure of third-party logistics systems; and

•	any other causes not reasonably within the control of the party claiming suspension and which by the exercise of commercially reasonable efforts such party is unable to prevent or overcome.

Accordingly, under our commercial agreements with PBF Energy there exists a broad range of events that could result in our no longer being able to utilize our facilities and our sponsor no longer having an obligation to meet its minimum volume commitments or pay the full amount of fees or other amounts otherwise owing under these agreements. Furthermore, a single event relating to one of our sponsor’s refineries could have such an impact on a number of our commercial agreements with PBF Energy. Any reduction, suspension or termination of any of our commercial agreements would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders. Please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy.”

If we are unable to renew or extend the various commercial agreements we have with PBF Energy, our ability to make distributions to our unitholders will be reduced.

The term of PBF Energy’s obligations under each of the commercial agreements with us expires at 11:59 p.m. on the first December 31 following the seventh anniversary of the closing of this offering. If we are unable to renew or extend the various commercial agreements we have with our sponsor and if we are unable to generate additional revenues from third parties, our ability to make cash distributions to unitholders will be reduced.

A material decrease in the refining margins at our sponsor’s refineries could materially reduce the volumes of crude oil that we throughput, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

The volumes of crude oil that we throughput depend substantially on our sponsor’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products. These prices are affected by numerous factors beyond our or our sponsor’s control, including the global supply and demand for crude oil and gasoline and other refined products. Global economic weakness and high unemployment in the United States and globally could depress demand for refined products. The impact of low demand may be further compounded by excess global refining capacity and high inventory levels. Several refineries in North America and Europe have been temporarily or permanently shut down in response to falling demand and excess refining capacity.

In addition to such market conditions, there are long-term factors that may impact the supply and demand of refined products in the United States, including:

•	changes in capacity and utilization rates of refineries worldwide;

•	increased fuel efficiency standards for vehicles, including greater acceptance of electric and alternative fuel vehicles;

•	development and marketing of alternative and competing fuels, such as ethanol and biodiesel;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to renewable fuel content;

•	potential and enacted climate change legislation;

•	the Environmental Protection Agency (EPA) regulation of greenhouse gas emissions under the Clean Air Act; and

•	other U.S. government regulations.

A significant portion of our sponsor’s profitability is derived from the ability to purchase and process crude oil feedstocks that historically have been less expensive than benchmark crude oils, such as the heavy, sour crude oils processed at the Delaware City and Paulsboro refineries and the WTI based crude oils processed at the Toledo refinery. These crude oil differentials can vary significantly from quarter to quarter depending on overall economic conditions and trends and conditions within the markets for crude oil and refined products. Any change in these crude oil differentials may have an impact on our sponsor’s earnings. Our sponsor’s rail investment and strategy to acquire cost advantaged Midcontinent and Canadian crude oil, which are priced based on WTI, could be adversely affected by changes in crude oil markets, including if the WTI-Brent differential narrows from current levels. For example, the average annual Brent/WCS differential has decreased from $39.34 per barrel in 2012 to $35.29 per barrel in 2013. This decrease has been substantially narrower in recent periods. The narrowing of this light-heavy differential may reduce our sponsor’s refining margins and adversely affect its profitability and earnings. In addition, while our sponsor’s Toledo refinery benefits from a widening of the Dated Brent/WTI differential, a narrowing of this differential may result in our sponsor’s Toledo refinery losing a portion of its crude oil price advantage over certain of its competitors, which could negatively impact our profitability. Divergent views have been expressed as to the expected magnitude of changes to these crude oil differentials in future periods, including some analysts that expect these crude oil differentials to contract in upcoming periods. Any further narrowing of these differentials could have a material adverse effect on our sponsor’s and our business and profitability.

If the demand for refined products decreases significantly, or if there is a material increase in the price of crude oil supplied to our sponsor’s refineries without an increase in the value of the refined products produced by those refineries, either temporary or permanent, which causes our sponsor to reduce production of refined products at its refineries, there would likely be a reduction in the volumes of crude oil we handle for our sponsor. Any such reduction could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

A material decrease in the supply of attractively priced crude oil could materially reduce the volumes of crude oil that we throughput, which could materially adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

The volumes of crude oil that we may throughput in excess of our sponsor’s minimum volume commitments will depend on the volumes of crude oil purchased by our sponsor and transported by rail or truck. This volume of crude oil purchased depends, in part, on the availability of attractively priced crude oil that can be transported to our sponsor’s refineries by rail or truck.

In order to maintain or increase product production levels at our sponsor’s refineries, our sponsor must continually contract for new crude oil supplies or consider connecting to alternative sources of crude oil. Adverse developments in major oil producing regions around the world could have a significantly greater impact on our financial condition, results of operations and cash flows because of our lack of industry and geographic diversity and substantial reliance on our sponsor as a customer. Accordingly, in addition to risks related to accessing and transporting crude oil, we are disproportionately exposed to risks inherent in the broader oil and gas industry, including:

•	the volatility and uncertainty of regional pricing differentials for crude oil and refined products;

•	the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to agree to and maintain production controls;

•	the nature and extent of governmental regulation and taxation; and

•	the anticipated future prices of crude oil and refined products in markets served by our sponsor’s refineries.

If, as a result of any of these or other factors, the volumes of attractively priced crude oil available to our sponsor’s refineries are materially reduced for a prolonged period of time, the volumes of crude oil that we handle, and the related fees for those services, could be materially reduced, which could materially adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders as well as the trading price of our common units.

Terrorist attacks, cyber-attacks, political instability, military strikes, sustained military campaigns, changes in foreign policy, threats of war, or actual war may negatively affect our and our sponsor’s operations, financial condition, results of operations, cash flows, and our ability to make distributions to our unitholders.

Terrorist attacks in the U.S., as well as events occurring in response to or in connection with them, may adversely affect our and our sponsor’s operations, financial condition, results of operations, cash flows, and our ability to make distributions to our unitholders. Energy related assets (that could include third-party pipelines and refineries, such as our sponsor’s refineries on which we are substantially dependent, and terminals such as ours) may be at greater risk of future terrorist attacks than other possible targets. A direct attack on our assets or assets used by us could have a material adverse effect on our operations, financial condition, results of operations, cash flows, and ability to make distributions to our unitholders. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for our sponsor’s crude oil and refined and other products. In addition, disruption or significant increases in energy prices could result in government imposed price controls. While we expect to maintain some insurance that provides coverage against terrorist attacks, such insurance has become increasingly expensive and difficult to obtain. As a result, insurance providers may not continue to offer this coverage to us on terms that we consider affordable, or at all.

We and our sponsor are dependent on technology infrastructure and maintain and rely upon certain critical information systems for the effective operation of our respective businesses. These information systems include data network and telecommunications, internet access and our websites, and various computer hardware equipment and software applications, including those that are critical to the safe operation of our terminals. These information systems are subject to damage or interruption from a number of potential sources including natural disasters, software viruses or other malware, power failures, cyber-attacks, and other events. To the extent that these information systems are under our control, we and our sponsor have implemented measures such as virus protection software, and emergency recovery processes to address the outlined risks. However, security measures for information systems cannot be guaranteed to be failsafe. Any compromise of our data security or our inability to use or access these information systems at critical points in time could unfavorably impact the timely and efficient operation of our business and subject us to additional costs and liabilities.

Any political instability, military strikes, sustained military campaigns or changes in foreign policy in areas or regions of the world where we operate or where our sponsor acquires crude oil and other raw materials or sells its refined petroleum products may affect our business in unpredictable ways, including forcing us to increase security measures and causing disruptions of supplies and distribution markets. We may also be subject to United States trade and economic sanctions laws, which change frequently as a result of foreign policy developments, and which may necessitate changes to our sponsor’s crude oil acquisition activities. Any act of war that results in damage to any of our logistics assets or our sponsor’s refineries or third-party facilities upon which we or our sponsor are dependent for our business operations could have a material adverse effect on our business, results of operations and financial condition.

We are substantially dependent on our sponsor’s three refineries, particularly its Delaware City refinery. Our sponsor’s recent historical earnings have been concentrated at its Toledo refinery and may continue to be concentrated in the future.

All of our revenues for the foreseeable future will be derived from operations supporting our sponsor’s three refineries, particularly its Delaware City refinery. Our sponsor’s three refineries have similar throughput capacity, however, favorable market conditions due to, among other things, geographic location, crude oil and refined product slates and customer demand may cause an individual refinery to contribute more significantly to its earnings than others for a period of time. For example, its Toledo refinery has produced a substantial portion of its earnings over the past few years. As a result, if there was a significant disruption to operations at this refinery, our sponsor’s earnings could be materially adversely affected (to the extent not recoverable through insurance) disproportionately to Toledo’s portion of its consolidated throughput. The Toledo refinery, or one of its other refineries, may continue to disproportionately affect our sponsor’s results of operations in the future. Any prolonged disruption to the operations of such refinery or its other refineries, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons or decrease in demand for refined products from our sponsor’s refineries, could have a material adverse effect on our sponsor’s business, financial condition or results of operations. If this occurs, our revenue would likely decline, and we may not have sufficient available cash from operating surplus each quarter to enable us to pay the minimum quarterly distribution.

All of our revenues are generated at two facilities. The lack of diversification of our assets and geographic locations could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

We rely exclusively on the revenues generated from our Delaware City Rail Terminal and our Toledo Truck Terminal. Due to our lack of asset diversification, an adverse development at either facility would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Our ability to expand may be limited if PBF Energy’s business does not grow as expected.

Part of our growth strategy depends on the growth of our sponsor’s business. We believe our growth will be driven in part by identifying and executing organic expansion projects that will result in increased throughput volumes from our sponsor and third parties. Our prospects for organic growth currently include projects that we expect our sponsor to undertake, and that we expect to have an opportunity to purchase from our sponsor. In addition, our organic growth opportunities will be limited if our sponsor is unable to acquire new assets for which our execution of organic projects is needed. Additionally, if our sponsor focuses on other growth areas or does not make capital expenditures to fund the organic growth of its logistics operations, we may not be able to fully execute our growth strategy.

We may not be able to significantly develop third-party revenue due to competition and other factors, which could limit our ability to grow and may extend our dependence on our sponsor.

Our ability to develop third-party revenue is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when third-party customers require it.

In addition, our ability to obtain third-party customers will be dependent on our ability to make connections to third-party facilities and pipelines and we have no current plans to do so. If we do not or are unable to make connections to third-party facilities and pipelines, the throughput at our facilities will be limited to the demand from our sponsor’s refineries. Furthermore, to the extent that we have capacity at our products terminals available for third-party volumes, competition from other existing or future products terminals owned by our competitors may limit our ability to utilize this available capacity.

We can provide no assurance that we will be able to attract material third-party revenues. Our efforts to establish our reputation and attract new unaffiliated customers may be adversely affected by our relationship with our sponsor and our desire to provide services pursuant to fee-based contracts. Our potential third-party customers may prefer to obtain services under contracts through which we could be required to assume direct commodity exposure.

If we are unable to obtain needed capital or financing on satisfactory terms to fund expansions of our asset base, our ability to make quarterly cash distributions may be diminished or our financial leverage could increase. We do not have any commitment with any of our affiliates to provide any direct or indirect financial assistance to us following the closing of this offering.

In order to expand our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and may be unable to maintain or raise the level of our quarterly cash distributions. We will be required to use cash from our operations or incur borrowings or sell additional common units or other limited partner interests in order to fund our expansion capital expenditures. Using cash from operations will reduce cash available for distribution to our common unitholders. Our ability to obtain financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering as well as the covenants in our debt agreements, general economic conditions and contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit our ability to pay distributions to our common unitholders. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the then-current distribution rate.

Our sponsor’s level of indebtedness, the terms of its borrowings and any future credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders and our credit ratings and profile. Our ability to obtain credit in the future and our future credit rating may also be affected by our sponsor’s level of indebtedness.

Our sponsor has a significant amount of debt. As of December 31, 2013, our sponsor had total debt of $747.6 million, all of which is secured. In addition to its outstanding debt, as of December 31, 2013, our sponsor could have incurred an additional $615.9 million of senior secured indebtedness under its existing debt agreements. Our sponsor’s significant level of debt could increase its and our vulnerability to general adverse economic and industry conditions and require our sponsor to dedicate a substantial portion of its cash flow from operations to service its debt and lease obligations, thereby reducing the availability of its cash flow to fund its growth strategy, including capital expenditures, acquisitions and other business opportunities. Furthermore, a higher level of indebtedness at our sponsor increases the risk that it may default on its obligations, including under its commercial agreements with us. The covenants contained in the agreements governing our sponsor’s outstanding and future indebtedness may limit its ability to borrow additional funds for development and make certain investments and may directly or indirectly impact our operations in a similar manner. For example, our sponsor’s indebtedness requires that any transactions our sponsor enters into with us must be on terms no less favorable to our sponsor than those that could have been obtained with an unrelated person.

Our sponsor’s senior secured debt is rated BB- by Standard & Poor’s Rating Services. If we were to seek a credit rating in the future, our credit rating may be adversely affected by the leverage or any change in the credit rating of our sponsor, as credit rating agencies such as Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. may consider the leverage and credit profile of our sponsor and its affiliates because of their ownership interest in and control of us and because our sponsor accounts for all of our revenues. Any adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise financing in the capital markets, which would impair our ability to grow our business and make cash distributions to our unitholders.

In the event our sponsor were to default under certain of its debt obligations, we could be materially adversely affected. We have no control over whether our sponsor remains in compliance with the provisions of its debt obligations, except as such provisions may otherwise directly pertain to us. Further, any debt instruments that our sponsor or any of its affiliates enter into in the future, including any amendments to existing credit facilities, may include additional or more restrictive limitations on our sponsor that may impact our ability to conduct our business. These additional restrictions could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities.

PBF LLC has obligations to make tax distributions to the members of PBF LLC and these amounts could be material. PBF Energy has obligations to make certain payments under its tax receivable agreement to the members of PBF LLC other than PBF Energy, and the amounts PBF Energy has to pay could be significant and, in certain cases, may be accelerated and/or significantly exceed the actual benefits realized by PBF Energy.

PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro rata in accordance with their respective percentage interests, subject to the terms and conditions of its limited liability company agreement. These amounts could be material to PBF LLC. PBF Energy is also party to a tax receivable agreement that provides for the payment from time to time by PBF Energy to the members of PBF LLC other than PBF Energy of 85% of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) the increases in tax basis resulting from its acquisitions of PBF LLC Series A Units, and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The payments that PBF Energy may make under the tax receivable agreement will be substantial and there may be a material negative effect on PBF Energy’s liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the tax receivable agreement exceed the actual benefits it realizes in respect of the tax attributes subject to the tax receivable agreement, and/or (ii) distributions to PBF Energy by PBF LLC are not sufficient to permit PBF Energy, after it has paid its taxes and other obligations, to make payments under the tax receivable agreement. In addition, in certain cases, payments owed by PBF Energy under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits it realizes. PBF Energy may not be able to finance its obligations under the tax receivable agreement and its existing indebtedness may limit its subsidiaries’ ability to make distributions to it to pay these obligations. These provisions could materially adversely affect PBF Energy.

Our logistics operations and our sponsor’s refining operations are subject to many risks and operational hazards, some of which may result in business interruptions and shutdowns of our or our sponsor’s facilities and liability for damages, particularly if not fully covered by insurance. If a significant accident or event occurs that results in business interruption or shutdown for which we are not adequately insured, our operations and financial results could be adversely affected.

Our logistics operations are subject to all of the risks and operational hazards inherent in receiving, handling and transferring crude oil, including:

•	damages to our facilities, related equipment and surrounding properties caused by floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

•

the inability of third-party facilities on which our operations are dependent, including our sponsor’s facilities, to complete capital projects and to restart timely refining operations following a suspension or shutdown;

•	mechanical or structural failures at our facilities or at third-party facilities on which our operations are dependent, including our sponsor’s facilities;

•	curtailments of operations relative to severe seasonal weather;

•	inadvertent damage to our facilities from construction, farm and utility equipment; and

•	other hazards.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage, as well as business interruptions or shutdowns of our facilities. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations. In addition, our sponsor’s refining operations, on which our operations are substantially dependent and over which we have no control, are subject to similar operational hazards and risks inherent in refining crude oil. A significant accident at our facilities or at our sponsor’s facilities could result in serious injury or death to employees of our sponsor or its affiliates or contractors, could expose us to significant liability for personal injury claims and reputational risk and could affect our sponsor’s ability and/or requirement to satisfy the minimum volume commitments under our commercial agreements.

Our insurance policies do not cover all losses, costs or liabilities that we may experience, and insurance companies that currently insure companies in the energy industry may cease to do so or substantially increase premiums.

We maintain insurance or are covered by insurance policies maintained by our sponsor or its affiliates. These insurance policies provide limited coverage for some, but not all, of the potential risks and liabilities associated with our business. To the extent we are covered by insurance policies maintained by our sponsor or its affiliates, our coverage is subject to the deductibles and limits under those policies and to the extent our sponsor or its affiliates experience losses under these insurance policies, the limits of our coverage may be decreased. In addition, we are not insured against all potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We and our sponsor may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our or our sponsor’s insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

The energy industry is highly capital intensive, and the entire or partial loss of individual facilities or multiple facilities can result in significant costs to both energy industry companies, such as us, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in the level of premium costs and deductible periods for participants in the energy industry. As a result of large energy industry claims, insurance companies that have historically participated in underwriting energy-related facilities may discontinue that practice, may reduce the insurance capacity they are willing to offer or demand significantly higher premiums or deductible periods to cover these facilities. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, or if other adverse conditions over which we have no control prevail in the insurance market, we may be unable to obtain and maintain adequate insurance at reasonable cost.

Our insurance program may include a number of insurance carriers. Significant disruptions in financial markets could lead to a deterioration in the financial condition of many financial institutions, including insurance companies and, therefore, we may not be able to obtain the full amount of our insurance coverage for insured events.

The geographic concentration of our sponsor’s East Coast refineries creates a significant exposure to the risks of the local economy and other local adverse conditions.

Our sponsor’s East Coast refineries are both located in the mid-Atlantic region and therefore are vulnerable to economic downturns in that region, as well as other factors, including adverse weather conditions. These refineries are located within a relatively limited geographic area and our sponsor primarily markets its refined products in that area. As a result, we and our sponsor are more susceptible to regional conditions than the operations of more geographically diversified competitors and any unforeseen events or circumstances that affect the area could also materially adversely affect our revenues and profitability. These factors include, among other things, changes in the economy, damages to infrastructure, weather conditions, demographics and population.

Restrictions in our new revolving credit and term loan facilities could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders and the value of our units.

We expect to enter into new revolving credit and term loan facilities in connection with the closing of this offering. We will be dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our new revolving credit and term loan facilities and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders. Our new credit facility will limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur certain liens on assets;

•	dispose of assets;

•	make certain cash distributions or redeem or repurchase units;

•	change the nature of our business;

•	engage in certain mergers or acquisitions;

•	make certain investments and acquisitions; and

•	enter into non arms-length transactions with affiliates.

Our new credit facility will contain covenants requiring us to maintain certain financial ratios. The provisions of our new credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest and other outstanding amounts, to be immediately due and payable. Such event of default would also permit our lenders to foreclose on our assets serving as collateral for our obligations under the credit facility. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Our revolving credit facility will also have cross-default provisions that apply to our term loan facility and to any other material indebtedness we may have. Our term loan facility will have cross default provisions that apply to our revolving credit facility and to any other material indebtedness we may have. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—New Credit Facilities.”

Our future debt levels may limit our flexibility to obtain financing and to pursue other business opportunities.

After giving effect to this offering and the related transactions, we estimate that we would have had approximately $215.8 million of debt outstanding on a pro forma basis as of December 31, 2013. Following the closing of this offering, we will have the ability to incur additional debt, including under our new revolving credit facility that we will enter into in connection with this offering. Our level of debt could have important consequences to us, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our credit facilities;

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms or at all. The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record net losses for financial accounting purposes, and we may not make cash distributions during periods when we record net income for financial accounting purposes.

Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have an adverse impact on the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Our right of first offer to acquire the right of first offer assets and certain assets that it may acquire or construct in the future is subject to risks and uncertainty, and ultimately we may not acquire any of those assets.

The omnibus agreement provides us with a right of first offer for a period of 10 years after the closing of this offering on certain of our sponsor’s existing logistics assets and certain assets that it may acquire or construct in the future, subject to certain exceptions. The consummation and timing of any future acquisitions pursuant to this right will depend upon, among other things, our sponsor’s willingness to offer subject assets for sale and obtain any necessary consents, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to such assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and our sponsor is under no obligation to accept any offer that we may choose to make. In addition, certain of the right of first offer assets may require substantial capital expenditures in order to maintain compliance with applicable regulatory requirements or otherwise make them suitable for our commercial needs. For these or a variety of other reasons, we may decide not to exercise our right of first offer if and when any assets are offered for sale, and our decision will not be subject to unitholder approval. In addition, the omnibus agreement and our right of first offer may be terminated by our sponsor at any time in the event that PBF LLC or its affiliates no longer controls our general partner. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Right of First Offer.”

Our purchase option under certain circumstances to acquire and our right to use certain of our sponsor’s existing assets is subject to risks and uncertainty, and ultimately we may not acquire or have a right to use any of those assets.

Our commercial agreements provide us with options to purchase and use certain assets at our sponsor’s Delaware City and Toledo refineries related to our business in the event our sponsor shuts down either the Delaware City in the case of the Delaware City Rail Terminaling Services Agreement or the Toledo refinery in the case of the Toledo Truck Unloading & Terminaling Services Agreement. In the event our sponsor shuts down either refinery and our option becomes exercisable, the consummation and timing of any future acquisitions pursuant to our purchase option will depend upon, among other things, our ability to obtain any necessary consents, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to such assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to this purchase option. In addition, certain of the assets covered by this purchase option and our right of use may require substantial capital expenditures in order to maintain compliance with applicable regulatory requirements or otherwise make them suitable for our commercial needs. For these or a variety of other reasons, we may decide not to exercise this purchase option if our sponsor permanently shuts down the Delaware City refinery or the Toledo refinery, or to exercise our right of use if and when we have capacity in excess of our sponsor’s throughput volumes, as applicable, and our decision to exercise any purchase options or right of use will not be subject to unitholder approval. Please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy.”

If we are unable to make acquisitions on economically acceptable terms from our sponsor or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to make acquisitions that result in an increase in cash flow. If we are unable to make acquisitions from our sponsor or third parties for any reason, including if we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, we are unable to obtain financing for these acquisitions on economically acceptable terms, we are outbid by competitors or we or the seller are unable to obtain any necessary consents, our future growth and ability to increase distributions to unitholders will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in cash flow. Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

We may be unsuccessful in integrating the operations of the assets we have acquired or of any future acquisitions with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we expect to evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management’s attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions.

Our expansion of existing assets and construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our operations and financial condition.

A portion of our strategy to grow and increase distributions to unitholders is dependent on our ability to expand existing assets and to construct additional assets. We have no material commitments for expansion or construction projects as of the date of this prospectus. The construction of a pipeline or terminal or the expansion of our existing terminals involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. If we undertake these types of projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, we may not receive sufficient long-term contractual commitments from customers to provide the revenue needed to support such projects. Even if we receive such commitments, we may not realize an increase in revenue for an extended period of time. For instance, if we build a pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project. Moreover, we may construct facilities to capture anticipated future growth in production in a region or gain access to crude oil supplies at lower costs and such growth or access may not materialize. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition and our ability to make distributions to our unitholders.

We do not own all of the land on which our facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our facilities have been constructed, and we are therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way, if such rights-of-way lapse or terminate or if our facilities are not properly located within the boundaries of such rights-of-way. Although some of these rights are perpetual in nature, we occasionally obtain the rights to construct and operate our facilities on land owned by third parties and governmental agencies for a specific period of time. If we are unsuccessful in renegotiating rights-of-way, we may have to relocate our facilities. A loss of rights-of-way or a relocation could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to make distributions to our unitholders.

Whether we have the power of eminent domain varies from state to state, depending upon the laws of the particular state. We must compensate landowners for the use of their property and, in eminent domain actions, such compensation may be determined by a court. Our inability to exercise the power of eminent domain could negatively affect our business if we were to lose the right to use or occupy the property on which our facilities are located.

We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future laws, regulations and other requirements could significantly increase our costs of doing business, thereby adversely affecting our profitability.

Our industry is subject to extensive laws, regulations and other requirements including, but not limited to, those relating to the environment, safety, employment, labor, immigration, minimum wages and overtime pay, health care and benefits, working conditions, public accessibility and other requirements. These laws and regulations are enforced by federal agencies including the EPA, the DOT, the Occupational Safety and Health Act, or OSHA, the Federal Railroad Administration, or FRA, as well as numerous other state, local and federal agencies. Ongoing compliance with, or a violation of, these laws, regulations and other requirements could have a material adverse effect on our business, financial condition and results of operations.

We believe that our operations are in substantial compliance with applicable laws and regulations. However, these laws and regulations, and the interpretation or enforcement thereof, are subject to frequent change and varying interpretation by regulatory authorities, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. Violation of environmental or other laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions and construction bans or delays.

Under various federal, state and local environmental requirements, as the owner or operator of terminals or other facilities, we may be liable for the costs of removal or remediation of contamination at or from our existing locations, whether we knew of, or were responsible for, the presence of such contamination. The failure to timely report and properly remediate contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent our property or to borrow money using our property as collateral. Additionally, we may be liable for the costs of remediating third-party sites where hazardous substances from our operations have been transported for treatment or disposal, regardless of whether we own or operate that site. In the future, we may incur substantial expenditures for investigation or remediation of contamination that has not yet been discovered at our current or former locations or locations that we may acquire.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including the cost to recover the materials spilled, restore the affected natural resources, pay fines and penalties, and natural resource damages and claims made by employees, neighboring landowners, government authorities and other third parties, including for personal injury and property damage. We may experience future catastrophic sudden or gradual releases into the environment from our facilities or discover historical releases that were previously unidentified or not assessed. Although our inspection and testing programs are designed to prevent, detect and address any such releases promptly, the liabilities incurred due to any future releases into the environment from our assets, have the potential to substantially affect our business. Such events could also subject us to media and public scrutiny that could have a negative effect on our operations and also on the value of our common units.

The growth in production of crude oil from shale formations, which is expected to lead to increased crude oil production, may not continue at projected rates due to the uncertainty associated with legislative initiatives restricting such production.

Hydraulic fracturing generally involves the injection of water, sand and chemicals under pressure into the formation to stimulate production. The proliferation of hydraulic fracturing has led to a marked growth in production of crude oil. However, various federal and state legislative and regulatory initiatives have been undertaken which could result in additional requirements or restrictions being imposed on hydraulic fracturing operations. A number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. In addition, the EPA has asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the Safe Drinking Water Act’s Underground Injection Control Program and has begun the process of drafting guidance documents related to this assertion of regulatory authority. Further, some states and municipalities have adopted, and other states and municipalities are considering adopting, regulations that could prohibit hydraulic fracturing in certain areas or impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be.

Additional regulation at the federal, state or local level could result in corresponding delays, increased operating costs and process prohibitions for crude oil producers, and crude oil production may not continue to increase at projected rates. Because we generate revenue primarily by charging fees for receiving, handling and transferring crude oil, a reduction in crude oil production could reduce the volumes of crude oil that we handle and our fee revenue, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Changes in laws or standards affecting the transportation of North American crude oil by rail could significantly reduce volumes throughput at our facilities, and as a result our revenues could decline, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Investigations into recent rail accidents involving the transport of crude oil have prompted government agencies and other interested parties to call for increased regulation of the transport of crude oil by rail including in the areas of crude oil constituents, rail car design, routing of trains and other matters. Recently, the Secretary of Transportation issued an Emergency Restriction/Prohibition Order that was later amended and restated on March 6, 2014 governing shipments of petroleum crude oil offered in transportation by rail. The Order requires shippers to properly test and classify petroleum crude oil and further requires shippers to treat Class 3 petroleum crude oil transported by rail in tank cars as a Packing Group I or II hazardous material only. To the extent that the Order is applicable, we believe our and our sponsor’s operations already comply with it and that the Order will not have a material impact on our cash flows. If further changes in law, regulations or industry standards occur that result in requirements to reduce the volatile or flammable constituents in crude oil that is transported by rail, alter the design or standards for rail cars, change the routing or scheduling of trains carrying crude oil, or any other changes that detrimentally effect the economics of delivering North American crude oil by rail to our sponsor’s or third parties’ refineries, our revenues could decline, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.

We may incur significant liability for costs and capital expenditures to comply with environmental and health and safety regulations, which are complex and change frequently.

Our operations are subject to federal, state and local laws regulating, among other things, the handling of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, and remediation of discharges of petroleum and petroleum products, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Our operations are also subject to extensive laws and regulations relating to occupational health and safety.

We cannot predict what additional environmental, health and safety legislation or regulations may be adopted in the future, or how existing or future laws or regulations may be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time.

Certain environmental laws impose strict, and in certain circumstances, joint and several, liability for costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at, contaminated sites. Under these laws, we may incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, our sponsor’s Delaware City refinery and our Delaware City Rail Terminal are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone Act and closely monitored by environmental interest groups. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon regarding a permit DCR obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City rail unloading terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board (the “CZ Board”), and the second appeal is before the Environmental Appeals Board and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of DCR and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. Sierra Club and Delaware Audubon have appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and DCR and the State have filed cross-appeals. Briefs have been filed in this appeal but no date has been set for a decision by the Superior Court. A hearing on the second appeal before the Environmental Appeals Board, case no. 2013-06, was held on January 13, 2014, and the Board ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. A written decision by the Environmental Appeals Board has been issued and the appellants have the right to appeal the decision to Superior Court. If the appellants in one or both of these matters ultimately prevail, our ability to conduct or expand our operations may be impaired, or our sponsor’s volumes may decline, any of which would have an adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating and capital costs and reduced demand for our products and the services we provide.

In December 2009, the EPA published its findings that emissions of greenhouse gases, or GHGs, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic conditions. Based on these findings, the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that regulates GHG emissions from certain large stationary sources under the Clean Air Act Prevention of Significant Deterioration, or PSD, and Title V permitting programs. In addition, the EPA expanded its existing GHG emissions reporting rule to include onshore oil and natural gas processing, transmission, storage, and distribution activities, beginning in 2012 for emissions occurring in 2011. Congress has also from time to time considered legislation to reduce emissions of GHGs. Although it is not possible to predict the requirements of any GHG legislation that may be enacted, any laws or regulations that may be adopted to restrict or reduce GHG emissions may require us to incur increased operating costs and decrease the overall volume of crude oil or petroleum products being sold. Such decreases could have a material adverse effect on our business, financial condition and results of operations. Further, any increase in the prices of refined products resulting from GHG legislation could have a material adverse effect on our business, financial condition or results of operations. Moreover, GHG regulation could also impact the consumption of refined products, thereby affecting the demand for our services.

In 2010, the EPA and the National Highway Transportation Safety Administration, or NHTSA, finalized new standards, raising the required Corporate Average Fuel Economy, or CAFE, standard of the nation’s passenger fleet by 40% to approximately 35 miles per gallon by 2016 and imposing the first-ever federal GHG emissions standards on cars and light trucks. In September 2011, the EPA and the Department of Transportation finalized first-time standards for fuel economy of medium and heavy duty trucks. In August 2012, the EPA and NHTSA announced final regulations that mandated further decreases in passenger vehicle GHG emissions and increases in fuel economy beginning with 2017 model year vehicles and increasing to the equivalent of 54.5 miles per gallon by 2025. Such increases in fuel economy standards and potential electrification of the vehicle fleet, along with mandated increases in use of renewable fuels discussed above, could result in decreasing demand for petroleum fuels. Decreasing demand for petroleum fuels could materially affect profitability at our sponsor’s refineries, which could adversely impact our business, results of operations and cash flows.

Our business may suffer if any of our or our sponsor’s senior executives or other key employees discontinues employment with us or our sponsor. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of our senior executives and other key employees and the same is true of our sponsor and its senior executives and key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including engineering, accounting, business operations, finance and other key back-office and mid-office personnel, or those of our sponsor that we rely upon. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resigns or becomes unable to continue in his or her present role and is not adequately replaced, either with us or our sponsor, our business operations could be materially adversely affected.

A portion of our sponsor’s workforce is unionized, and we may face labor disruptions that would interfere with our operations.

As of December 31, 2013, our sponsor had approximately 1,735 employees. At our sponsor’s Paulsboro refinery, 296 of our sponsor’s 460 employees are covered by a collective bargaining agreement that expires in March 2015. In addition, 678 of our sponsor’s 1,066 employees at its Delaware City and Toledo refineries are covered by a collective bargaining agreement that expires in February of 2015. Our sponsor may not be able to renegotiate its collective bargaining agreements on satisfactory terms or at all when such agreements expire. Other employees of our sponsor who are not presently represented by a union and employees of third-party contractors engaged by our sponsor may become so represented in the future as well. In addition, our sponsor’s existing labor agreements may not prevent a strike or work stoppage at any of our facilities in the future, and any work stoppage could negatively affect our results of operations and financial condition.

Our operations could be disrupted if our or our sponsor’s information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including such systems of our sponsor that we utilize pursuant to the omnibus agreement. We will process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system were to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. The systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. A formal disaster recovery plan is in place, but this plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur.

Our sponsor’s operating results may be seasonal. Our sponsor depends on favorable weather conditions in the spring and summer months.

Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in motor vehicle traffic. Crude oil pricing and differentials may also be seasonal. As a result, the operating results in the refining sector, which is our sponsor’s sector, can fluctuate seasonally. Unfavorable weather conditions during the spring and summer months and a resulting lack of the expected seasonal upswings in traffic and sales could adversely affect our sponsor’s business, financial condition and results of operations, which may adversely affect our business, financial conditions and results of operations.

Blackstone and First Reserve through their ownership of units of PBF LLC have substantial influence or control over PBF Energy, and their interests may differ from those of PBF Energy, us and our public unitholders.

Blackstone and First Reserve collectively possess in the aggregate approximately 22.5% of the combined voting power of PBF Energy as of March 31, 2014. As a result, Blackstone and First Reserve have the ability to significantly influence or control the management and affairs of our general partner, including the election and removal of our general partner’s directors and thereby significantly influence our policies and operations, including the appointment of management, future issuances of securities, the incurrence of debt by us, amendments to our organizational documents and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with our common unitholders’ interests.

For example, Blackstone and First Reserve may have different tax positions which could influence their positions, including regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness. In addition, the structuring of future transactions by our general partner may take into consideration these tax or other considerations even where no similar benefit would accrue to our common unitholders or us. See “Certain Relationships and Related Transactions” and “Conflicts of Interest and Fiduciary Duties.”

Blackstone and First Reserve may have an interest in pursuing or not pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our common unitholders. For example, they could influence us to make acquisitions, investments and capital expenditures that increase our indebtedness or to sell revenue-generating assets or to not make such acquisitions, investments or capital expenditures. This concentration of ownership of PBF Energy may have the effect of delaying, preventing or deterring a change of control of our company. Blackstone and First Reserve are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. PBF LLC’s limited liability company agreement provides that Blackstone and First Reserve shall not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries, and that in the event that

Blackstone or First Reserve acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us or any of our subsidiaries, neither we nor any of our subsidiaries shall, to the fullest extent permitted by law, have any expectancy in such corporate opportunity, and neither Blackstone nor First Reserve shall, to the fullest extent permitted by law, have any duty to communicate or offer such corporate opportunity to us or any of our subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person. They may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us.

The adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivatives contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The United States Congress in 2010 adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, established federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. In connection with the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, adopted regulations to set position limits for certain futures and option contracts in the major energy markets. Although these regulations were vacated by the U.S. District Court for the District of Columbia and the matter was remanded to the CFTC, the CFTC has appealed the District Court’s decision and that appeal is pending. The legislation may also require us to comply with margin requirements, and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The legislation may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The legislation and any new regulations could significantly increase the cost of derivatives contracts (including through requirements to post collateral), materially alter the terms of derivatives contracts, and reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivatives contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Any of these consequences could have a material adverse effect on us, our financial condition and our results of operations.

Elimination of certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development could negatively impact crude oil production levels, which could materially reduce the volumes of crude oil that we throughput and adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

The Fiscal Year 2015 Budget proposed by the President recommends the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production companies, and from time to time legislation has been introduced in Congress which would implement many of these proposals. The proposed changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. We cannot predict whether these or similar changes will be enacted and, if enacted, when any such changes would become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could raise the cost of energy production and reduce oil and gas exploration and production activities. Because we generate revenue primarily by charging fees for receiving, handling and transferring crude oil, a reduction in crude oil production activities could reduce the volumes of crude oil that we handle and our fee revenue, which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

PBF Energy owns and controls our general partner and appoints all of the officers and directors of our general partner. All of the initial officers and a majority of the initial directors of our general partner are also officers of PBF Energy. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to PBF Energy. Conflicts of interest will arise between PBF Energy and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of PBF Energy over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•

Neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us or utilizes our assets, including whether to increase or decrease refinery production, whether to shut down or reconfigure a refinery or what markets to pursue or grow. The directors and officers of PBF Energy have a fiduciary duty to make these decisions in the best interests of the stockholders of PBF Energy, which may be contrary to our interests. PBF Energy may choose to shift the focus of its investment and growth to areas not served by our assets.

•

PBF Energy, as our sole customer, has an economic incentive to cause us not to seek higher service fees, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions.

•	Our general partner is allowed to take into account the interests of parties other than us, such as PBF Energy, in resolving conflicts of interest.

•

All of the initial officers and a majority of the initial directors of our general partner are also officers of PBF Energy and will owe fiduciary duties to it. These officers will devote significant time to the business of PBF Energy and will be compensated by it accordingly.

•	PBF Energy may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests.

•

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty.

•	Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

•	Disputes may arise under our commercial agreements with PBF Energy.

•

Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership units and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash available for distribution to our unitholders.

•

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion or investment capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units. In addition, the inability of PBF Energy to suspend or reduce its obligations under its commercial agreements with us or to claim a force majeure event following the closing of this offering increases the likelihood of the conversion of the subordinated units.

•	Our general partner determines which costs incurred by it are reimbursable by us.

•

Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

•

Our partnership agreement permits us to classify up to $20.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions to PBF LLC as the holder of all of our subordinated units and the incentive distribution rights.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner intends to limit its liability regarding our contractual and other obligations.

•	PBF Energy and its controlled affiliates may exercise their right to call and purchase all of the common units not owned by them if they own more than 80% of the common units.

•

Our general partner controls the enforcement of the obligations that it and its affiliates owe to us, including our sponsor’s obligations under the omnibus agreement and its commercial agreements with us.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

•

Our general partner may elect to cause us to issue common units to PBF Energy in connection with a resetting of the target distribution levels related to our incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Please read “Conflicts of Interest and Fiduciary Duties.”

PBF Energy may compete with us.

PBF Energy may compete with us. Under the omnibus agreement, PBF Energy and its affiliates will agree not to engage in, whether by acquisition or otherwise, the business of owning or operating any crude oil or refined products pipelines, terminals or storage facilities in the United States that are not within, directly connected to, substantially dedicated to, or otherwise an integral part of, any refinery owned, acquired or constructed by our sponsor. This restriction, however, does not apply to:

•	any assets owned by our sponsor at the closing of this offering (including replacements or expansions of those assets);

•	any assets acquired or constructed by our sponsor that are within, substantially dedicated to, or an integral part of any refinery owned, acquired or constructed by our sponsor;

•	any asset or business that our sponsor acquires or constructs that has a fair market value of less than $25 million;

•	any asset or business that our sponsor acquires or constructs that has a fair market value of $25 million or more;

•

any logistics asset that our sponsor acquires or constructs that has a fair market value of $25 million or more but comprises less than half of the fair market value (as determined in good faith by our sponsor)

of the total asset package acquired or constructed by our sponsor;

•	the purchase and ownership of a non-controlling interest in any publicly traded entity; and

•	the ownership of the equity interests in us, our general partner and our affiliates.

As a result, our sponsor has the ability to construct assets which directly compete with our assets. The limitations on the ability of our sponsor to compete with us are terminable by either party if PBF Energy ceases to control our general partner.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including PBF Energy and its executive officers and directors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our common unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

In addition, there are no restrictions on the ability of Blackstone or First Reserve to compete with us.

If you are not an Eligible Holder, your common units may be subject to redemption.

We have adopted certain requirements regarding those investors who may own our common and subordinated units. Eligible Holders are limited partners whose (a) federal income tax status is not reasonably likely to have a material adverse effect on the rates that can be charged by us on assets that are subject to regulation by FERC or an analogous regulatory body and (b) nationality, citizenship or other related status would not create a substantial risk of cancellation or forfeiture of any property in which we have an interest, in each case as determined by our general partner with the advice of counsel. If you are not an Eligible Holder, in certain circumstances as set forth in our partnership agreement, your units may be redeemed by us at the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “The Partnership Agreement—Non-Taxpaying Holders; Redemption” and “The Partnership Agreement—Non-Citizen Assignees; Redemption.”

It is our policy to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our cash available for distribution, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, in any quarter.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only 13,750,000 publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional common units. In addition, PBF Energy will own 2,136,553 common units (74,053 common units if the underwriters exercise such option in full) and 15,886,553 subordinated units, representing an aggregate of approximately 56.7% limited partner interest in us (50.2% if the underwriters exercise such option in full). We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	the level of our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions, including interest rates and governmental policies impacting interest rates;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

You will experience immediate and substantial dilution in net tangible book value of $18.83 per common unit.

The estimated initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover of this prospectus) exceeds our pro forma net tangible book value of $1.17 per unit. Based on the estimated initial public offering price of $20.00 per common unit, you will incur immediate and substantial dilution of $18.83 per common unit. This dilution results primarily because the assets contributed by our sponsor are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read “Dilution.”

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•

whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

our general partner will not be in breach of its obligations under the partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

—	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

—	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

—	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

—	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth subbullets above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

The administrative services fee and reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce our cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including our sponsor, for costs and expenses they incur and payments they make on our behalf. Prior to making distributions, we will pay our general partner and its affiliates an annual fee for the provision of centralized administrative services and employees and reimburse our general partner and its affiliates for direct or allocated costs and expenses incurred on our behalf pursuant to the omnibus agreement, which we currently estimate will total approximately $3.7 million annually. In addition, prior to making distributions, we will pay an annual fee of $0.5 million to our sponsor for the provision of certain utilities and other infrastructure-related services with respect to our business pursuant to the operation and management services and secondment agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” and “—Operation and Management Services and Secondment Agreement.” Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our common unitholders. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Rather, the board of directors of our general partner will be appointed by PBF Energy. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates, including PBF Energy, will own sufficient units upon the closing of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering,

PBF Energy will indirectly own 56.7% of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable to us or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of unitholder dissatisfaction with the performance of our general partner in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third-party without unitholder consent.

Our general partner may transfer its general partner interest to a third-party in a merger or in a sale of all or substantially all of any assets it may own without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of PBF Energy to transfer its membership interest in our general partner to a third-party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

The incentive distribution rights held by PBF Energy may be transferred to a third-party without unitholder consent.

PBF Energy may transfer its incentive distribution rights to a third-party at any time without the consent of our unitholders. If PBF Energy transfers its incentive distribution rights to a third-party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if PBF Energy had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by PBF Energy could reduce the likelihood of PBF Energy, accepting offers made by us relating to assets owned by it or its subsidiaries, as PBF Energy would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

We may issue additional units without unitholder approval, which would dilute unitholder interests.

Our partnership agreement does not limit the number of additional limited partner interests, including limited partner interests that rank senior to the common units that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•

because the amount payable to holders of incentive distribution rights is based on a percentage of the total cash available for distribution, the distributions to holders of incentive distribution rights will increase even if the per unit distribution on common units remains the same;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

PBF Energy may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered by this prospectus, assuming that the underwriters do not exercise their option to purchase additional common units, PBF Energy will hold 2,136,553 common units and 15,886,553 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. In addition, we have agreed to provide PBF Energy with certain registration rights. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement permits our general partner to limit its liability, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

PBF Energy has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time PBF Energy and its controlled affiliates own more than 80% of our common units, PBF Energy will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Assuming no exercise of the underwriters’ option to purchase additional common units, at the closing of this offering, PBF Energy will own approximately 13.4% of our outstanding common units and at the end of the subordination period, assuming no additional issuances of common units (other than upon the conversion of the subordinated units), PBF Energy will own approximately 56.7% of our outstanding common units. For additional information about this right, please read “The Partnership Agreement—Limited Call Right.”

PBF Energy, or any transferee holding a majority of the incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to the incentive distribution rights, without the approval of the conflicts committee of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of the incentive distribution rights, which will initially be PBF Energy, have the right, at any time when there are no subordinated units outstanding and such holders have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for each such quarter), to reset the minimum quarterly distribution and the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. PBF Energy has the right to transfer the incentive distribution rights at any time, in whole or in part, and any transferee holding a majority of the incentive distribution rights shall have the same rights as PBF Energy with respect to resetting target distributions.

In the event of a reset of the minimum quarterly distribution and the target distribution levels, the holders of the incentive distribution rights will be entitled to receive, in the aggregate, the number of common units equal to that number of common units which would have entitled the holders to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions on the incentive distribution rights in the prior two quarters. We anticipate that PBF Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not otherwise be sufficiently accretive to cash distributions per common unit. It is possible, however, that PBF Energy or a transferee could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units rather than retain the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then-current business environment. This risk could be elevated if our incentive distribution rights have been transferred to a third-party. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to PBF Energy in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—PBF Energy’s Right to Reset Incentive Distribution Levels.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in and outside of Delaware. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement—Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable both for the obligations of the transferor to make contributions to the partnership that were known to the transferee at the time of transfer and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have applied to list our common units on the NYSE. Because we will be a publicly traded limited partnership, the NYSE does not require us to have, and we do not intend to have, a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management.”

We will incur increased costs as a result of being a publicly traded partnership.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements, and our general partner will maintain director and officer liability insurance under a separate policy from PBF Energy’s corporate director and officer insurance. We have included $4.0 million of estimated annual incremental costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

We will be required to disclose changes made in our internal control over financial reporting on a quarterly basis, and we will be required to assess the effectiveness of our controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and reduced disclosure obligations regarding executive compensation in our periodic reports. We will remain an emerging growth company for up to five years. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404. For example, Section 404 will require us, among other things, to annually review and report on the effectiveness of our internal control over financial reporting. We must comply with Section 404 (except for the requirement for an auditor’s attestation report) beginning with our fiscal year ending December 31, 2015. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Even if we conclude that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to the operating effectiveness of our internal controls or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Given the difficulties inherent in the design and operation of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firms, future conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain effective internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We cannot predict if investors will find our units less attractive because we will rely on these exemptions. If some investors find our units less attractive as a result, there may be a less active trading market for our units and our trading price may be more volatile.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, treats us as a corporation for U.S. federal income tax purposes, or we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

The anticipated after-tax benefit of an investment in our units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. However, we have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely be liable for state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because taxes would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of the units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced and the value of our common units could be negatively impacted.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income tax purposes, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.”

If the IRS were to contest the U.S. federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes. The IRS may adopt positions that differ from the positions that we take, even positions taken with the advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the prices at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes, on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax gain or loss on the disposition of our units could be more or less than expected.

If you sell your units, you will recognize gain or loss equal to the difference, if any, between the amount realized and your adjusted tax basis in those units. Because distributions in excess of your allocable share of our net taxable income decrease your adjusted tax basis in your units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your adjusted tax basis therein, even if the price you receive is less than your original cost. Furthermore, a substantial portion of any amount realized, whether or not representing gain, may be taxed as ordinary income to you due to potential recapture items, including depreciation and depletion recapture. In addition, because the amount realized includes a unitholder’s share of our non-recourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons owning our units face unique tax issues that may result in substantially adverse tax consequences to them.

Investment in our units by tax-exempt entities, such as individual retirement accounts (known as “IRAs”) and non-U.S. persons, raises tax issues unique to them. For example, virtually all of our income allocated to entities exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them, despite their exempt status. Allocations and/or distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons and each non-U.S. person will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Entities and Other Investors.”

We will treat each purchaser of our units as having the same tax benefits without regard to the units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of our units.

Because we cannot match transferors and transferees of units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. The U.S. Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations will not be effective until they are issued in their final form and, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees.”

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We will adopt certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets in which case there may be a shift of income, gain, loss and deduction between certain unitholders, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our intangible assets and a lesser portion allocated to our tangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of us as a partnership for U.S. federal income tax purposes.

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. Immediately following this offering, PBF LLC will own 50% or more of the total interests in our capital and profits. Therefore, a transfer of all or a portion of its interests in us could result in a termination of our partnership for federal income tax purposes. Further, PBF LLC is also a partnership for federal income tax purposes and a constructive termination of it would be considered an exchange of its entire interest in us. Since June 1, 2013, approximately 47% of the interests in PBF LLC have been sold or exchanged. Therefore, a constructive termination of PBF LLC could also result in a termination of our partnership for federal income tax purposes. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination. Our termination would not affect our classification as a partnership for U.S. federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for U.S. federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our units.

In addition to U.S. federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We may own property or conduct business in other states in the future. It is your responsibility to file all U.S. federal, state and local tax returns.

USE OF PROCEEDS

We expect the net proceeds from this offering, after deducting underwriting discounts, the structuring fee and estimated offering expenses, to be approximately $252.8 million. We intend to use the net proceeds of this offering:

•	to distribute approximately $30.0 million to PBF LLC to reimburse it for certain capital expenditures incurred prior to the closing of this offering with respect to the contributed assets;

•	to pay debt issuance costs of approximately $2.0 million related to our new revolving credit facility and term loan facility;

•	to purchase $215.8 million of U.S. Treasury or other investment grade securities which will be used to fund anticipated capital expenditures; and

•	to retain $5.0 million for general partnership purposes.

For further discussion of certain capital expenditures incurred prior to the closing of this offering with respect to contributed assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Capital Resources and Liquidity—Capital Expenditures.”

We will also borrow $215.8 million (or $254.5 million if the underwriters exercise in full their option to purchase up to 2,062,500 additional common units) under our term loan and distribute the proceeds of such borrowings to PBF LLC.

At the closing of this offering, we will enter into a new $275.0 million revolving credit facility which will remain undrawn at the closing.

If and to the extent the underwriters exercise their option to purchase up to 2,062,500 additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remaining common units, if any, will be issued to PBF Energy at the expiration of the option period. Any such units issued to PBF Energy will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.” If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $38.7 million. The net proceeds received in connection with any exercise of such option will be used to purchase a corresponding amount of additional U.S. Treasury or other investment grade securities, which will be used to fund anticipated capital expenditures. In addition, we will borrow under our term loan an amount equal to the net proceeds received upon exercise of the underwriters’ option to purchase additional common units and use the proceeds to make a distribution to PBF LLC.

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the underwriting discounts and offering expenses, to increase or decrease, respectively, by approximately $12.9 million. If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, then the amount we borrow under our revolving credit facility and the cash distributions to PBF LLC will increase or decrease, as applicable, by a corresponding amount.

CAPITALIZATION

The following table shows:

•	the historical cash and equivalents and capitalization of our predecessor as of December 31, 2013; and

•

our pro forma cash and equivalents and capitalization as of December 31, 2013, after giving effect to the pro forma adjustments described in our unaudited pro forma financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

This table is derived from, should be read in conjunction with and is qualified in its entirety by reference to, our historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Prospectus Summary—Formation Transactions and Partnership Structure,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2013
	Predecessor Historical	Partnership Pro Forma (1)
	(in thousands)
Cash and equivalents	$—	$5,000

U.S. Treasury or other investment grade securities (2)	$—	$215,788

Debt:
New revolving credit facility	$—	$—
New term loan facility (2)	—	215,788

Total debt	$—	$215,788

Net investment/partners’ equity
Net investment	$29,497	$—
Common units—public (2)	—	252,813
Common units—PBF LLC (2)	—	(25,581)
Subordinated units—PBF LLC	—	(190,211)

Total net investment/partners’ equity	29,497	37,021

Total capitalization	$29,497	$252,809

(1)	On a pro forma basis, as of December 31, 2013, the public would have held 13,750,000 common units and PBF Energy would have held an aggregate of 2,136,553 common units and 15,886,553 subordinated units.
(2)	An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts and offering expenses, to increase or decrease by $12.9 million. If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, then the amount we borrow under our term loan facility, and the amount of U.S. Treasury or other investment grade securities we purchase, and the cash distributions to PBF LLC will increase or decrease, as applicable, by a corresponding amount.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after this offering. On a pro forma basis as of December 31, 2013, our net tangible book value was $37.0 million, or $1.17 per unit. Purchasers of common units in this offering will experience immediate and substantial dilution in pro forma net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per unit before the offering (1)	$1.66
Decrease in pro forma net tangible book value per unit attributable to purchasers in the offering	(0.49)

Less: Pro forma net tangible book value per unit after the offering (2)		1.17

Immediate dilution in pro forma net tangible book value per unit attributable to purchasers in the offering (3)(4)		$18.83

(1)	Determined by dividing the number of units (2,136,553 common units and 15,886,553 subordinated units) to be issued to PBF LLC for its contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities.
(2)	Determined by dividing the total number of units to be outstanding after the offering (15,886,553 common units and 15,886,553 subordinated) into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering.
(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per unit would equal $19.77 and $17.90, respectively.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and borrowings under our term loan facility will increase by an amount equal to the net proceeds from such option exercise retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by PBF LLC and by the purchasers of common units in this offering upon closing of the transactions contemplated by this prospectus:

	Units Issued		Total Consideration
	Number	Percent	Amount	Percent
			(in millions)
PBF LLC (1)(2)	18.0	56.7	$(215.8)	(582.9)
Purchasers in this offering	13.8	43.3	252.8	682.9

Total	31.8	100.0	$37.0	100.0

(1)	Upon closing of the transactions contemplated by this prospectus, PBF LLC will own 2,136,553 common units and 15,886,553 subordinated units.
(2)	The assets contributed by our sponsor were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our sponsor and its affiliates, as of December 31, 2013, after giving effect to the application of the net proceeds of the offering, is as follows:

(in millions)
Book value of net assets contributed	$30.0
Less: Distribution to our sponsor from net proceeds of this offering	(30.0)
Distribution to PBF LLC from borrowings under our term loan facility	(215.8)

Total consideration	$(215.8)

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12.0 million of common units in this offering, or 600,000 common units at an assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus). However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering. The foregoing discussion and tables do not reflect any potential purchases by these persons.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to our historical and pro forma Combined Financial Statements and the notes to those financial statements included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

It is our intent to distribute at least the minimum quarterly distribution of $0.300 per unit ($1.20 per unit on an annualized basis) on all of our units to the extent we generate sufficient earnings. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our earnings resulting from such growth. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining a substantial amount of the cash derived from our earnings. However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. In addition, as we discuss below, our ability to pay distributions is subject to various restrictions, as well as other factors.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our ability to make cash distributions may be limited by certain covenants in our new revolving credit facility and term loan facility. Should we be unable to satisfy these covenants, we will be unable to make cash distributions notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—New Credit Facilities.”

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Prior to making any distribution on the common units, pursuant to the omnibus agreement, we will pay our sponsor an administrative fee and reimburse our general partner and its affiliates, including our sponsor, for all direct and indirect expenses they incur on our behalf. In addition, prior to making any distribution, we will pay an annual fee to our sponsor for the provision of certain utilities and other infra-structure related services with respect to our business pursuant to the operation and management services and secondment agreement. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. We currently estimate that the aggregate amount of fees and reimbursed expenses pursuant to the omnibus agreement and the operation and management services and secondment agreement will be $4.2 million annually. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our ability to pay distributions to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

Our ability to make distributions to our unitholders depends on the performance of our assets and subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Pursuant to our distribution policy, we intend to declare a minimum quarterly distribution of $0.300 per unit for each complete quarter, or $1.20 per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after closing of this offering would require us to have earnings providing amounts available for distribution of approximately $9.5 million per quarter, or $38.1 million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after the closing of this offering, and the earnings needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

	Number of Units	Distributions
		One Quarter	Annualized
		(in thousands)
Publicly held common units (1)	13,750,000	$4,125	$16,500
Common units held by PBF LLC (1)	2,136,553	641	2,564
Subordinated units held by PBF LLC	15,886,553	4,766	19,064

Total (2)	31,773,106	$9,532	$38,128

(1)	Assumes that the underwriters’ option to purchase additional common units is not exercised. Please read “Prospectus Summary—Formation Transactions and Partnership Structure” for a description of the impact of an exercise of the option on the common unit ownership percentages.
(2)	Excludes 7,500 phantom units with dividend equivalent rights we will grant to the independent directors of our general partner as described in “Management—Long-Term Incentive Plan.”

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to PBF LLC at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to PBF LLC. Any such units issued to PBF LLC will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

PBF LLC will also be the initial holder of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.345 per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period after the closing of this offering through June 30, 2014 based on the actual length of the period.

Subordinated Units

PBF LLC will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have earnings in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use such excess earnings to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $0.300 per unit for the twelve months ending June 30, 2015. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma Cash Available for Distribution,” in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 31, 2013, derived from our unaudited pro forma financial data that are included elsewhere in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

•

“Estimated Cash Available for Distribution,” in which we explain our belief that we will be able to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve months ending June 30, 2015.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013

If we had completed this offering and related transactions on January 1, 2013, our unaudited pro forma cash available for distribution for the year ended December 31, 2013 would have been approximately $33.5 million. This amount would not have been sufficient to pay the full minimum quarterly distribution of $0.300 per unit per quarter ($1.20 per unit on an annualized basis) on any of our common units and subordinated units for such period.

Our unaudited pro forma available cash for the year ended December 31, 2013 includes $4.0 million on an annualized basis of estimated incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; director compensation; and incremental costs associated with operating our logistics assets as a growth-oriented business. These expenses are not reflected in historical financial statements of our predecessor or our unaudited pro forma financial statements included elsewhere in the prospectus.

Unaudited Pro Forma Cash Available for Distribution

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had this offering and related formation transactions been completed as of the date indicated. In addition, cash available for distribution is primarily a cash accounting concept, while the historical financial statements of our predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distributions that we might have generated had we completed this offering on the dates indicated.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2013, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related formation transactions had been completed on January 1, 2013. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustments. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013.”

PBF Logistics LP

Unaudited Pro Forma Cash Available for Distribution

Year Ended December 31, 2013
(in thousands, except per unit data)
Pro Forma Net Income	$37,998
Add:
Depreciation and amortization	1,032
Interest expense, net (1)	1,987

Pro Forma EBITDA (2)	$41,017

Less:
Cash interest, net (1)	(1,472)
Maintenance capital expenditures (3)	(2,000)
Incremental general and administrative expense of being a public partnership (4)	(4,000)

Pro Forma Cash Available for Distribution	$33,545

Pro Forma Cash Distributions
Distribution per unit (based on a minimum quarterly distribution rate of $0.300 per unit)	$1.20

Annual distributions to:
Public common unitholders	$16,500
PBF LLC:
Common units (5)	2,564
Subordinated units (5)	19,064

Total distributions to PBF LLC	21,628

Total Distributions	$38,128

Shortfall	$(4,583)

(1)	Interest expense, net and cash interest, net both include commitment fees and interest expense that would have been paid by our predecessor had our revolving credit facility and term loan facility been in place during the period presented and we had borrowed $215.8 million under the term loan facility at the beginning of the period. Interest expense and cash interest are reduced by the interest income related to the $215.8 million of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. Interest expense, net also includes the amortization of debt issuance costs incurred in connection with our new revolving credit facility. Cash interest, net excludes the amortization of debt issuance costs.
(2)	We define EBITDA and provide a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP in “Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure.”
(3)	Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

(4)	Reflects an adjustment for estimated cash expenses associated with being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and incremental costs associated with operating our logistics assets as a growth-oriented business.
(5)	Based on the number of common units and subordinated units expected to be outstanding upon the closing of this offering, assuming that the underwriters’ option to purchase additional common units is not exercised.

Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2015

We forecast that our estimated cash available for distribution during the twelve months ending June 30, 2015 will be approximately $43.8 million. This amount would exceed by $5.7 million the amount needed to pay the minimum quarterly distribution of $0.300 per unit on all of our units for the twelve months ending June 30, 2015.

We are providing the forecast of estimated cash available for distribution to supplement the historical financial statements of PBF MLP Predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the twelve months ending June 30, 2015. To the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would likely be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution for the forecast period on all of our units. Please read “—Significant Forecast Assumptions” for further information as to the assumptions we have made for the forecast. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for information as to the accounting policies we have followed for the financial forecast.

Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending June 30, 2015. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are inherently uncertain and, though we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in “Risk Factors.” Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

We do not as a matter of course make public projections as to future revenue, earnings, or other results. However, we have prepared the prospective financial information set forth below to present the estimated cash available for distribution for the twelve months ending June 30, 2015. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The independent registered public accounting firm’s report included in this prospectus relates to historical financial information. It does not extend to prospective financial information and should not be read to do so.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the closing of this offering. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding units for each quarter through December 31, 2014, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

PBF Logistics LP

Estimated Cash Available for Distribution

	Twelve Months Ending June 30, 2015	Three Months Ending
		September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
	(In thousands, except per unit data)
Total Revenues	$61,670	$14,168	$16,008	$15,660	$15,834
Costs and Expenses:
Operating and maintenance expense	7,024	1,637	1,812	1,779	1,796
General and administrative expense (1)	7,200	1,800	1,800	1,800	1,800
Depreciation expense	1,538	302	407	412	417

Total costs and expenses	15,762	3,739	4,019	3,991	4,013

Operating Income	45,908	10,429	11,989	11,669	11,821
Interest expense, net (2)	2,115	516	537	529	533

Net Income	43,793	9,913	11,452	11,140	11,288
Plus:
Interest expense, net	2,115	516	537	529	533
Depreciation expense	1,538	302	407	412	417

Estimated EBITDA (3)	47,446	10,731	12,396	12,081	12,238
Less:
Cash interest paid, net (2)	1,600	387	409	400	404
Maintenance capital expenditures (4)	2,000	425	500	538	537
Expansion capital expenditures	—	—	—	—	—

Estimated cash available for distribution	$43,846	$9,919	$11,487	$11,143	$11,297

Distributions to public common unitholders	$16,500	$4,125	$4,125	$4,125	$4,125
Distributions to PBF LLC—common units (5)	2,564	641	641	641	641
Distributions to PBF LLC—subordinated units (5)	19,064	4,766	4,766	4,766	4,766
Distributions to our general partner	—	—	—	—	—

Total distributions to unitholders and general partner	38,128	9,532	9,532	9,532	9,532

Excess (shortfall) of cash available for distribution over aggregate annualized minimum quarterly distributions	$5,718	$387	$1,955	$1,611	$1,765

(1)	Includes approximately $4.0 million of estimated annual incremental general and administrative expenses that we expect to incur as a result of being a separate publicly traded partnership.
(2)	Interest expense, net and cash interest paid, net both include the commitment fee on our $275.0 million revolving credit facility that is expected to be undrawn during the period and interest expense on our $215.8 million of borrowings under our term loan, which is reduced by interest income related to the $215.8 million of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. Interest expense, net also includes the amortization of debt issuance costs incurred in connection with our new revolving credit facility. Cash interest, net excludes the amortization of debt issuance costs.
(3)	We define EBITDA and provide a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP in “Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure.”
(4)	Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.
(5)	Based on the number of common units and subordinated units expected to be outstanding upon the closing of this offering and assumes that the underwriters’ option to purchase additional common units is not exercised.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending June 30, 2015. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are material to our forecasted results of operations and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. If the forecast is not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

Net Income and EBITDA

We estimate that we will generate net income of $43.8 million for the twelve months ending June 30, 2015, as compared to pro forma net income of $38.0 million for the year ended December 31, 2013. For the twelve months ending June 30, 2015, we estimate that our EBITDA will be $47.4 million as compared to pro forma EBITDA of $41.0 million for the year ended December 31, 2013. Based on our assumptions for the twelve months ending June 30, 2015, we expect all of our forecasted revenues to be generated by our commercial agreements with, and fees paid by, our sponsor. Additionally, our commercial agreements include provisions that generally permit our sponsor to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. These events include our sponsor deciding to permanently or indefinitely suspend refining operations after the second anniversary of the closing of this offering at the applicable refinery that receives services under the commercial agreement, as well as our being subject to certain force majeure events that would prevent us from performing required services under the applicable agreement. We have assumed no such event will occur during the forecast period.

Volumes

Our forecasted net sales have been determined by reference to historical volumes handled by us for the year ended December 31, 2013 for our sponsor. We did not have any agreements in effect with our sponsor with respect to the historical volumes handled by us for our sponsor during those periods. The forecasted net sales also take into account the commercial agreements with PBF Energy that we will enter into at the closing of this offering, as well as forecasted usage by our sponsor of services above the minimum throughput requirements under these commercial agreements. We expect that any variances between actual net sales and forecasted net sales will be driven by differences between actual volumes and forecasted volumes (subject to the minimum volume commitments of our sponsor) and by changes in uncommitted volumes.

The following table compares our forecasted volumes to pro forma historical volumes, contrasted against our minimum volume commitments.

	Pro Forma	Forecasted
	Year Ended December 31, 2013 (1)	Twelve months ending June 30, 2015	Contracted Minimum	Contracted Minimum as a Percentage of Forecast
Delaware City Rail Terminal throughput (kbpd)	69.7	82.5	75.0 through September 30, 2014, 85.0 for each subsequent quarter	100%
Toledo Truck Terminal throughput (kbpd)	5.4	4.0	4.0	100%

(1)	Represents actual throughput of the Delaware City Rail Terminal for the period February 8, 2013 through December 31, 2013 and the Toledo Truck Terminal based on the date each of its four LACT units were placed in service.

Operating and Maintenance Expense

Our operating and maintenance expenses are comprised primarily of labor expenses, utility costs, insurance premiums, repairs and maintenance expenses. We estimate that we will incur operating and maintenance expense of $7.0 million for the twelve months ending June 30, 2015 as compared to $6.4 million for the year ended December 31, 2013, on a pro forma basis. The increase in our forecasted operating and maintenance expenses compared to the year ended December 31, 2013 is primarily related to the fact that the assets were under construction and not operating during a portion of the historical period.

Our operating and maintenance expense includes an operating and administrative service fee of $0.5 million per year that we will pay to our sponsor under the operation and management services and secondment agreement for the provision of certain utilities and other infrastructure-related services with respect to our business. We also expect to reimburse our general partners and its affiliates, including our sponsor, for insurance premiums for business interruption, property and other insurance coverages in the amount of $0.5 million. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Operation and Management Services and Secondment Agreement.”

General and Administrative Expenses

We estimate that our total general and administrative expenses will be $7.2 million for the twelve months ending June 30, 2015, compared to $3.2 million for the year ended December 31, 2013, on a pro forma basis. These expenses consist of:

•

an annual fee of $2.3 million per year that we will pay to our sponsor under the omnibus agreement for the provision of various centralized administrative services for our benefit, including executive management services of our sponsor employees who devote less than 50% of their time to our business, financial and administrative services, information technology services, legal services, health, safety and environmental services, human resources services and insurance administration. For a more complete description of this agreement and the services covered by it, see “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”;

•

approximately $0.9 million of reimbursements to our general partner and its affiliates, including our sponsor, for allocated expenses of personnel who devote 50% or more of their time performing services for our benefit; and

•

approximately $4.0 million of incremental annual expenses as a result of being a separate publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations, activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, independent director compensation, and incremental costs associated with operating our logistics assets as a growth-oriented business.

Depreciation Expense

We estimate that depreciation expense will be approximately $1.2 million for the twelve months ending June 30, 2015. Our depreciation expense for the year ended December 31, 2013, on a pro forma basis, was $1.0 million.

Financing

We estimate that interest expense will be approximately $2.1 million for the twelve months ending June 30, 2015. Our interest expense for the year ended December 31, 2013, on a pro forma basis, also would have been approximately $2.0 million. Our interest expense for the twelve months ending June 30, 2015 is based on the following assumptions:

•

We will enter into a $275.0 million revolving credit facility, which will remain undrawn during the forecast period. The facility bears interest based on predetermined pricing grids that allow us to choose between Base Rate Loans or LIBOR Rate Loans. The weighted average rate on any borrowings would be approximately 2.0%.

•

We will enter into an up to $300.0 million term loan facility. Borrowings under our term loan facility in the amount of $215.8 million will bear an average interest rate of 0.3%, net of interest earned on the $215.8 million in U.S. Treasury or other investment grade securities purchased to fund anticipated capital expenditures.

•	Interest expense includes an estimated 0.3% commitment fee for the unutilized portion of the revolving credit and term loan facilities.

•	Interest expense also includes the amortization of debt issuance costs incurred in connection with our revolving credit and term loan facilities.

•	We will remain in compliance with the financial and other covenants in our revolving credit and term loan facilities.

•	An increase or decrease of 1.0% in the interest rate on our term loan borrowings and our revolving credit facility if it was fully utilized would change our annual interest expense by $4.1 million.

Capital Expenditures

We estimate that total capital expenditures for the twelve months ending June 30, 2015 will be $2.0 million as compared to pro forma capital expenditures of $7.5 million for the year ended December 31, 2013. Pro forma capital expenditures for the year ended December 31, 2013 were comprised primarily of the costs to acquire three LACT units at our Toledo Truck Terminal and costs to construct the Delaware City Rail Terminal, including approximately $1.1 million related to a project to expand its throughput unloading capacity from 105,000 bpd to 130,000 bpd. Maintenance capital expenditures during the pro forma period were de minimis, as the assets had only recently been placed into service. This forecast estimate is based on the following assumptions:

•

Maintenance Capital Expenditures. We estimate that our maintenance capital expenditures will be $2.0 million for the twelve months ending June 30, 2015. This estimate is based primarily on estimates provided by the third-party contractor that constructed the Delaware City Rail Terminal and operates it on behalf of our sponsor.

•

Expansion Capital Expenditures. Our estimate does not include any cash expenditures for expansion capital. We expect to complete the project to expand the throughput unloading capacity at our Delaware City Rail Terminal from 105,000 to 130,000 bpd. The total estimated cost of the project for the period from January 1, 2014 to its expected completion date in the third quarter of 2014 is approximately $10 million. Any costs we incur to complete the project will be funded by the sale of U.S. Treasury or other investment grade securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Expenditures”. Our estimated cash available for distribution for the twelve months ending June 30, 2015 includes an increase in the minimum throughput commitment for the Delaware City Rail Facility from 75,000 bpd to 85,000 bpd related to the expansion project.

Regulatory, Industry and Economic Factors

Our forecast of estimated EBITDA for the twelve months ending June 30, 2015 is based on the following significant assumptions related to regulatory, industry and economic factors:

•

our sponsor will not default under any of our commercial agreements or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreements;

•

there will not be any new federal, state or local regulation, or any interpretation of existing regulation, of the portions of the refining or logistics industries in which we operate that will be materially adverse to our business;

•	all forecasted increases in the fees under our commercial agreements with our sponsor will occur on schedule;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets or our sponsor’s refineries;

•	there will not be a shortage of skilled labor; and

•	there will not be any material adverse changes in the refining industry, the midstream energy sector or market, or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, on or about the last day of each of February, May, August and November, beginning with either the quarter in which the closing of this offering occurs or the following quarter (as set forth elsewhere in this prospectus) we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through June 30, 2014 based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$20.0 million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement, or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources such an asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, director, officer and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized over the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments made using the proceeds of this offering.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace unloading equipment or other equipment at our facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures are included in operating expenditures and thus will reduce operating surplus.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our operating capacity or operating income over the long term.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.300 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

PBF Energy will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2017, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2015, if each of the following has occurred:

•

distributions from operating surplus exceeded $1.80 per unit (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $1.80 per unit (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

In addition to the tests outlined above, the subordination period will end only in the event that our conflicts committee, or the board of directors of our general partner based on the recommendation of our conflicts committee, reasonably expects to satisfy the tests set forth under the first and second bullet points above for the succeeding four-quarter period without treating as earned any shortfall payments that would be paid under our existing commercial agreements with PBF Energy (or similar fees to be paid by PBF Energy under future contracts) expected to be received during such period.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods.

Distributions from Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•

first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions from Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a noneconomic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. PBF Energy currently holds the incentive distribution rights, but may transfer these rights at any time.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and PBF LLC (as the holder of our incentive distribution rights) in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $0.345 per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.375 per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.450 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and PBF Energy (as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of PBF Energy (as the holder of our incentive distribution rights) and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Common Unit and Subordinated Unit.” The percentage interests shown for our unitholders and PBF Energy (as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume PBF Energy has not transferred its incentive distribution rights and there are no arrearages on common units.

	Total Quarterly Distribution Per Common Unit and Subordinated Unit	Marginal Percentage Interest in Distributions
		Unitholders	PBF LLC (as Holder of Incentive Distribution Rights)
Minimum Quarterly Distribution	up to $0.300	100.0%	0.0%
First Target Distribution	above $0.300 up to $0.345	100.0%	0.0%
Second Target Distribution	above $0.345 up to $0.375	85.0%	15.0%
Third Target Distribution	above $0.375 up to $0.450	75.0%	25.0%
Thereafter	above $0.450	50.0%	50.0%

PBF Energy’s Right to Reset Incentive Distribution Levels

PBF Energy, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to PBF Energy would be set. If PBF Energy transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that PBF Energy holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that PBF Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to PBF Energy.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by PBF Energy of incentive distribution payments based on the target cash distributions prior to the reset, PBF Energy will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by PBF Energy for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units that PBF Energy would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by PBF Energy in respect of its incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter. PBF Energy would be entitled to receive distributions in respect of these common units pro rata in subsequent periods.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all common unitholders, pro rata, and 15.0% to PBF Energy, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all common unitholders, pro rata, and 25.0% to PBF Energy, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to PBF Energy.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and PBF Energy (as the holder of our incentive distribution rights) at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.50.

	Quarterly Distribution per Unit Prior to Reset	Unitholders	PBF Energy (as Holder of our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.300	100.0%	0.0%	up to $0.500 (1)
First Target Distribution	above $0.300 up to $0.345	100.0%	0.0%	above $0.500 up to $0.575 (2)
Second Target Distribution	above $0.345 up to $0.375	85.0%	15.0%	above $0.575 up to $0.625 (3)
Third Target Distribution	above $0.375 up to $0.450	75.0%	25.0%	above $0.625 up to $0.750 (4)
Thereafter	above $0.450	50.0%	50.0%	above $0.750

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and PBF Energy (as the holder of our incentive distribution rights), in respect of its incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 31,773,106 common units outstanding and the distribution to each common unit would be $0.50 per quarter for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders	Cash Distributions to			Total Distributions
			PBF Energy (as Holder of Our Incentive Distribution Rights) Prior to Reset
		Prior To Reset	Common Units	Incentive Distribution Rights	Total
	(in thousands, except per unit amounts)
Minimum Quarterly Distribution	up to $0.300	$4,125	$5,407	$—	$5,407	$9,532
First Target Distribution	above $0.300 up to $0.345	619	811	—	811	1,430
Second Target Distribution	above $0.345 up to $0.375	412	541	168	709	1,121
Third Target Distribution	above $0.375 up to $0.450	1,031	1,352	794	2,146	3,177
Thereafter	above $0.450	688	901	1,589	2,490	3,178

		$6,875	$9,012	$2,551	$11,563	$18,438

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and PBF Energy (as the holder of our incentive distribution rights) in respect of its incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 36,875,493 common units outstanding and the distribution to each common unit would be $0.50. The number of common units to be issued to PBF Energy upon the reset was calculated by dividing (1) the amount received by PBF Energy in respect of its incentive distribution rights for the quarter prior to the reset as shown in the table above, or $2,551,194, by (2) the cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $0.50.

	Quarterly Distribution Per Unit After Reset	Cash Distributions to Common Unitholders	Cash Distributions to			Total Distributions
PBF Energy (as Holder of Our Incentive Distribution Rights) After Reset
		After Reset	Common Units (1)	Incentive Distribution Rights	Total
(in thousands, except per unit amounts)
Minimum Quarterly Distribution	up to $0.500	$6,875	$11,563	$—	$11,563	$18,438
First Target Distribution	above $0.500 up to $0.575	—	—	—	—	—
Second Target Distribution	above $0.575 up to $0.625	—	—	—	—	—
Third Target Distribution	above $0.625 up to $0.750	—	—	—	—	—
Thereafter	above $0.750	—	—	—	—	—

		$6,875	$11,563	$—	$11,563	$18,438

(1)	Represents distributions in respect of the common units issued to PBF Energy upon the reset.

PBF Energy (as the holder of our incentive distribution rights) will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for PBF Energy to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or are otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of PBF Energy.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•

first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•

fourth, 85.0% to all unitholders, pro rata, and 15.0% to PBF Energy (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to PBF Energy (as the holder of our incentive distribution rights) for each quarter of our existence;

•

fifth, 75.0% to all unitholders, pro rata, and 25.0% to PBF Energy (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to PBF Energy (as the holder of our incentive distribution rights) for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to PBF Energy (as the holder of our incentive distribution rights).

The percentage interests set forth above for PBF Energy assume PBF Energy has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero; and

•	thereafter, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

The following table shows selected historical combined financial and operating data of PBF MLP Predecessor, our predecessor for accounting purposes, and selected pro forma combined financial data of PBF Logistics LP for the periods and as of the dates indicated. Our selected historical combined financial data for the period July 1, 2012 (date of inception) to December 31, 2012 and for the year ended December 31, 2013 are derived from the audited combined financial statements of our predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

PBF MLP Predecessor consists of the assets, liabilities and results of operations of the Delaware City Rail Terminal assets of our sponsor, operated and held by Delaware City Terminaling, a wholly owned indirect subsidiary of our sponsor, which such entity is to be conveyed to us in connection with this offering, and the Toledo Truck Terminal. The historical financial data include the assets, liabilities and results of operations of the contributed assets.

The selected pro forma combined financial data presented in the following table for the year ended December 31, 2013 are derived from the unaudited pro forma combined financial statements of PBF Logistics LP included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related formation transactions occurred as of December 31, 2013 and the pro forma statement of operations for the year ended December 31, 2013 assumes that the offering and the related transactions occurred as of January 1, 2013. These transactions include, and the pro forma financial data give effect to, the following:

•	PBF Holding’s contribution of all of our initial assets and operations, including Delaware City Terminaling and the Toledo Truck Terminal to us;

•	our entry into a new $275.0 million revolving credit facility, which will remain undrawn at the closing of this offering;

•	$215.8 million of borrowings under our term loan facility;

•

our entry into long-term commercial agreements with PBF Energy and recognition of incremental revenues under those agreements as discussed in “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy”;

•	our entry into an omnibus agreement with PBF Energy;

•	our entry into an operation and management services and secondment agreement with PBF Energy;

•	the consummation of this offering and our issuance of common units to the public and common units, subordinated units and the incentive distribution rights to PBF LLC; and

•	the application of the net proceeds of this offering, together with the proceeds from borrowings under our new term loan, as described in “Use of Proceeds.”

The pro forma combined financial data do not give effect to the estimated $4.0 million in incremental annual general and administrative expense we expect to incur as a result of being a separate publicly traded partnership.

The following table presents the Non-GAAP financial measure of EBITDA, which we use in our business as a measure of performance and liquidity. For a definition of EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure.”

	PBF MLP Predecessor Historical		PBF Logistics LP Pro Forma
	Period July 1, 2012 (date of inception) to December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2013
			(unaudited)
	(in thousands, except per unit data and operating information)
Statement of Operations Data:
Net revenues	$—	$—	$50,625
Operating expenses	21	6,024	6,408
General and administrative expenses	569	1,834	3,200
Depreciation and amortization	—	1,032	1,032

Operating income (loss)	(590)	(8,890)	39,985
Interest expense, net	—	—	(1,987)

Net income (loss)	$(590)	$(8,890)	$37,998

Common unitholders interest in net income			$18,999
Subordinated unitholders interest in net income			$18,999
Pro forma net income per common unit			$1.20
Pro forma net income per subordinated unit			$1.20

Balance Sheet Data (at period end):
Cash and marketable securities	$—	$—	$220,788
Property, plant and equipment, net	23,557	29,996	29,996
Total assets	23,557	29,996	252,809
Total debt, including current maturities	—	—	215,788
Total liabilities	4,682	499	215,788
Total net investment/partners’ equity	18,875	29,497	37,021

Cash Flow Data:
Cash flows used in operating activities	$(590)	$(7,858)
Cash flows used in investing activities	(18,439)	(11,654)
Cash flows provided by financing activities	19,029	19,512

Other Financial Data:
EBITDA (1)	$(590)	$(7,858)	$41,017
Capital expenditures:
Maintenance	$—	$—	$—
Expansion	23,557	7,471	7,471

Total	$23,557	$7,471	$7,471

Operating Information:
Delaware City Rail Terminal throughput (kbpd)	—	69.7	69.7
Toledo Truck Terminal throughput (kbpd)	0.4	5.4	5.4

(1)	For a definition of EBITDA and reconciliations to its most directly comparable GAAP financial measures, please read “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

For a discussion of the Non-GAAP financial measure of EBITDA, please read “Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data Summary—Non-GAAP Financial Measure.” The following table presents a reconciliation of EBITDA to net income and net cash from operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	PBF MLP Predecessor Historical		PBF Logistics LP Pro Forma
	Period July 1, 2012 (date of inception) to December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2013
			(unaudited)
	(in thousands)
Reconciliation of EBITDA to net income (loss):
Net income (loss)	$(590)	$(8,890)	$37,998
Add:
Depreciation and amortization	—	1,032	1,032
Interest expense, net	—	—	1,987

EBITDA	$(590)	$(7,858)	$41,017

Reconciliation of EBITDA to net cash provided by operating activities:
Net cash used in operating activities	$(590)	$(7,858)

EBITDA	$(590)	$(7,858)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations for PBF Logistics LP in conjunction with the historical combined financial statements and notes of PBF Logistics LP, PBF MLP Predecessor and the pro forma combined financial statements for PBF Logistics LP included elsewhere in this prospectus. Among other things, those historical and pro forma combined financial statements include more detailed information regarding the basis of presentation for the following information. In this section, references in this discussion to “we,” “our,” “us” or like terms when used in a historical context refer to the businesses and assets of PBF MLP Predecessor and when used in the present tense or prospectively, refer to PBF Logistics LP and its subsidiaries.

Overview

We are a fee-based, growth-oriented, traditional Delaware master limited partnership recently formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. We receive, handle and transfer crude oil from sources located throughout the United States and Canada for our sponsor in support of our sponsor’s three refineries located in Toledo, Ohio, Delaware City, Delaware, and Paulsboro, New Jersey. Our initial asset servicing the Delaware City and Paulsboro refineries is a light crude oil rail unloading terminal, and our initial asset servicing the Toledo refinery is a crude oil truck unloading terminal.

Our Delaware City Rail Terminal, which commenced operations in February 2013, serves our sponsor’s Delaware City and Paulsboro refineries and is capable of discharging up to 105,000 bpd. Our Delaware City Rail Terminal has a double-loop track that can hold two 100-car unit trains and is capable of unloading a single unit train in approximately 14 hours. An expansion project is underway that will increase the Delaware City Rail Terminal’s unloading capacity from 105,000 bpd to 130,000 bpd in the third quarter of 2014.

Our Toledo Truck Terminal serves our sponsor’s Toledo refinery. The Toledo Truck Terminal has unloading capacity of up to 15,000 bpd.

How We Generate Revenue

We generate revenue by charging fees for receiving, handling and transferring crude oil. Following this offering, all of our revenue will be derived from long-term, fee-based commercial agreements with PBF Energy, which we believe will enhance the stability of our cash flows. Our commercial agreements with PBF Energy will include minimum volume commitments, which we believe will provide us with a stable revenue stream in the future.

Delaware City Rail Terminaling Services Agreement. We will enter into a rail terminaling services agreement with a subsidiary of our sponsor under which we will provide to our sponsor’s subsidiary terminaling services at our Delaware City Rail Terminal. Under the Delaware City Rail Terminaling Services Agreement, our sponsor’s subsidiary will be obligated to throughput aggregate volumes of crude oil of at least 75,000 bpd through September 30, 2014 and of at least 85,000 bpd for each quarter thereafter (in each case, calculated on a quarterly average basis) for a terminaling service fee of $2.00 per barrel, which will decrease to $0.50 per barrel to the extent volumes exceed the minimum throughput commitment. We also will receive fees from our sponsor’s subsidiary for providing related ancillary services at the terminal that are specified in the agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by us in connection with providing the services and ancillary services under the agreement.

Toledo Truck Unloading & Terminaling Services Agreement. We will enter into a truck unloading and terminaling services agreement with our sponsor under which we will provide to our sponsor terminaling services at our truck unloading services in Toledo. Under the Toledo Truck Unloading & Terminaling Services Agreement, our sponsor will be obligated to throughput aggregate volumes of crude oil of at least 4,000 bpd (calculated on a quarterly average basis) for a terminaling service fee of $1.00 per barrel. We also will receive fees from our sponsor for providing related ancillary services at the terminal which are specified in the agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by us in connection with providing the services and ancillary services under the agreement.

Each of these agreements with our sponsor terminate at 11:59 p.m. on the first December 31 following the seventh anniversary of the closing of this offering and may be extended, at our sponsor’s option, for up to two additional five-year terms. For a detailed description of our commercial agreements with PBF Energy, please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy.”

How We Evaluate Our Operations

Our management intends to use a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (i) volumes (including terminal volumes); (ii) operating and maintenance expenses; and (iii) EBITDA and Distributable Cash Flow. We define EBITDA and Distributable Cash Flow below.

Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil that we throughput at our terminaling operations. These volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Although our sponsor has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by:

•	our sponsor’s utilization of our assets in excess of its minimum volume commitments;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture our sponsor’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenditures on our terminals by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flow.

EBITDA and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with GAAP.

EBITDA and distributable cash flow are Non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. For a reconciliation of EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure.”

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

Revenues. There are differences in the way we historically reported revenues for services provided to our sponsor and the way we will record revenues following the closing of this offering. Our assets have historically been a part of the integrated operations of our sponsor, and the operation of our assets did not generate third-party or inter-entity revenue. Following the closing of this offering, revenues will be generated from the commercial agreements that we will enter into with our sponsor at the closing of this offering under which we will receive revenues for logistics services. These contracts contain minimum volume commitments and fees that are indexed for inflation. We expect to generate revenue from ancillary services such as metering (at the rail terminal) and from volumes in excess of minimum volume committed under our commercial agreements with PBF Energy.

General and Administrative Expenses. Our general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by our sponsor for general corporate services, such as treasury, accounting and legal services. These expenses were allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. Following the closing of this offering, our sponsor will charge us for the management and operation of our logistics assets, including an annual fee of $2.3 million for the provision of various centralized administrative services. Additionally, we will reimburse our general partner and its affiliates, including our sponsor, for direct or allocated general and administrative costs and expenses incurred by them on our behalf which we currently estimate will be approximately $0.9 million. We also expect to incur $4.0 million of incremental annual general and administrative expense as a result of being a publicly traded partnership. For more information about such fees and services, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” and “—Operation and Management Services and Secondment Agreement.”

Income Tax Expenses. Prior to this offering, we were included in our sponsor’s consolidated U.S. federal income tax return, in which we were treated as a flow-through entity for income tax purposes. Following the closing of this offering, we will be treated as a partnership for U.S. federal income tax purposes, with each partner being separately taxed on its share of taxable income; therefore, there will be no income tax expense in our financial statements.

Financing. Following the closing of this offering, we intend to make cash distributions to our unitholders at an initial distribution rate of $0.300 per unit per quarter ($1.20 per unit on an annualized basis). As a result, we expect to fund future capital expenditures primarily from the sale of U.S. Treasury or other investment grade securities, external sources including borrowings under our revolving credit facility, and issuances of equity and debt securities. In connection with the closing of this offering, we will enter into a five-year, $275.0 million revolving credit facility and a three-year, up to $300.0 million term loan facility. The revolving credit facility will be undrawn at closing and available for working capital and other general partnership purposes.

Other Factors That Will Significantly Affect Our Results

Supply and Demand for Crude Oil and Refined Products. We generate revenue by charging fees for receiving, handling and transferring crude oil. Following the consummation of this offering, all of our revenues will be derived from fee-based commercial agreements with our sponsor with initial terms of seven years, which we believe will enhance the stability of our cash flows. The volume of crude oil that we throughput depends substantially on our sponsor’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products. These prices are affected by numerous factors beyond our or our sponsor’s control, including the global supply and demand for crude oil and gasoline and other refined products. The current global economic weakness and high unemployment in the United States could depress demand for refined products. The impact of low demand may be further compounded by excess global refining capacity and high inventory levels. Several refineries in North America and Europe have been temporarily or permanently shut down in response to falling demand and excess refining capacity. If the demand for refined products decreases, or if our sponsor’s crude oil costs exceed the value of the refined products it produces, our sponsor may reduce the volumes of crude oil that we handle.

Acquisition Opportunities. We plan to pursue strategic acquisitions that complement our existing assets and that will provide attractive returns for our unitholders. We may acquire additional logistics assets from our sponsor or third parties. We also have a right of first offer on certain logistics assets retained by our sponsor to the extent our sponsor decides to sell or otherwise dispose of any of those assets. In addition, our sponsor may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that our sponsor may acquire or construct in the future. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.” Our commercial agreements provide us with options to purchase certain assets at our sponsor’s Delaware City and Toledo refineries related to our business in the event our sponsor permanently shuts down either the Delaware City refinery or the Toledo refinery. In addition, our commercial agreements provide us with the right to use certain assets at our sponsor’s Delaware City refinery or Toledo refinery in the event of a temporary shutdown. Furthermore, we believe our current asset base and our knowledge of the regional markets in which we operate will allow us to target and consummate potentially accretive third-party acquisitions. We intend to pursue these opportunities both independently and jointly with our sponsor in connection with our sponsor’s growth strategy, which may include the acquisition of retail assets and additional refinery capacity. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution.

Third-Party Business. Immediately following the closing of this offering, our sponsor will account for all of our revenues. We plan to seek to further diversify our customer base by potentially developing third-party throughput volumes at our existing system and expanding our asset portfolio to service third-party customers. Unless we are successful in attracting third-party customers, our ability to increase volumes will be dependent on our sponsor, which has no obligation under our commercial agreements with it to supply our facilities with additional volumes in excess of its minimum volume commitments. If we are unable to increase throughput volumes, future growth may be limited.

Results of Operations

Overview

The following table is a summary of our results of operations for the year ended December 31, 2013 and for the period July 1, 2012 (date of inception) to December 31, 2012 (amounts in thousands).

The results of operations reflect the impact of, among other things, the following events on our financial statements:

•	Construction of our Delaware City Rail Terminal beginning in July 2012, which was placed in service in February 2013.

•

Construction of the first of three LACT units comprising our Toledo Truck Terminal commenced in 2012 with the first unit placed in service in December 2012. The remaining two units were made operational in May 2013. In July 2013, we purchased a fourth LACT unit that had previously been owned and operated at the Toledo Truck Terminal by a vendor in connection with a crude oil supply agreement.

	PBF MLP Predecessor Historical
	Period July 1, 2012 (date of inception) to December 31, 2012	Year Ended December 31, 2013
Operating costs and Expenses:
Operating expenses	$21	$6,024
General and administrative expenses	569	1,834
Depreciation and amortization	—	1,032

Net loss	$(590)	$(8,890)

EBITDA (1)	$(590)	$(8,890)

(1)	For a definition of EBITDA and reconciliation to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Prospectus Summary—Summary Historical and Pro Forma Combined Financial and Operating Data—Non-GAAP Financial Measure.”

Year Ended December 31, 2013

Our assets are operated in support of our sponsor’s refining operations at its Delaware City refinery and Toledo refinery. The assets do not generate third-party or intra-entity revenue. As a result, our financial results include only the cost of operating our assets.

Operating expenses for the year ended December 31, 2013 were $6.0 million and reflected the operating expenses of one LACT unit at the Toledo Truck Terminal for the entire period, two LACT units for the period May 6, 2013 through December 31, 2013 and one LACT unit since its acquisition on July 22, 2013 and the operations of the Delaware City Rail Terminal from its start-up on February 8, 2013 through December 31, 2013. Operating expenses are comprised mainly of services provided by an outside contractor to operate the assets, maintenance, materials and services, utilities and security. The expenses were incurred by our sponsor and have been allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. The allocation of employee costs was based on each employee’s compensation plus associated employee benefits. Employee benefits include pension benefits and stock-based compensation.

General and administrative expenses for the year ended December 31, 2013 were $1.8 million and were comprised principally of insurance, property taxes, project management, executive oversight, and finance and accounting services. Insurance expense was allocated based on the total insured value, the replacement value and the proportionate share of the 2013 gross premiums charged to our sponsor and its subsidiaries. The property taxes were allocated based on the proportionate share of the land encompassing the Delaware City refinery. Other general and administrative expenses provided by employees of our sponsor were allocated as described above.

Depreciation expense for the year ended December 31, 2013 was $1.0 million and represented twelve months of depreciation expense for the LACT units at the Toledo Truck Terminal, with depreciation expense on each LACT unit commencing in the month each unit was placed in service, and eleven months of depreciation expense for the Delaware City Rail Terminal.

The results of our operations were included in PBF Holding’s U.S. federal income tax return. As PBF Holding is a limited liability company treated as a “flow-through” entity for U.S. federal income tax purposes, there is no benefit or provision for U.S. federal or state income taxes recorded in our financial statements.

Period July 1, 2012 (date of inception) to December 31, 2012

Our financial statements for the period July 1, 2012 (date of inception) to December 31, 2012 include activities to construct our Delaware City Rail Terminal and the operation of the LACT unit at our Toledo Truck Terminal. Construction of the Delaware City Rail Terminal commenced in July 2012 on land contributed by our sponsor. The operation of the LACT unit at our Toledo Truck Terminal commenced on December 3, 2012. The Toledo Truck Terminal was operated in support of our sponsor’s refining operations at its Toledo refinery and did not generate third-party or intra-entity revenue. As a result, our financial results include only the cost of operating the Toledo Truck Terminal asset and activities relating to the construction of the Delaware City Rail Terminal.

Operating expenses for the period July 1, 2012 (date of inception) to December 31, 2012 related to the operation of the LACT unit at our Toledo Truck Terminal from December 3, 2012 to December 31, 2012 and were comprised of maintenance labor and security services provided by employees of our sponsor. The allocation of employee costs was based on headcount and an estimate of the time devoted by employees to our operations times each employee’s compensation plus associated employee benefits. Employee benefits include pension benefits and stock-based compensation.

General and administrative expenses for the period July 1, 2012 (date of inception) to December 31, 2012 were $0.6 million and were comprised of insurance, property taxes, project management, executive oversight, and finance and accounting services provided by employees of our sponsor. Such costs were allocated as described above.

The results of our operations were included in PBF Holding’s U.S. federal income tax return. As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes, there is no benefit or provision for U.S. federal or state income taxes recorded in our financial statements.

Capital Resources and Liquidity

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including acquisitions from time to time and the costs to construct our assets, and to service our debt. Historically, our predecessor’s operations were financed as part of our sponsor’s integrated operations and our predecessor did not record any significant costs associated with financing its operations. Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our new revolving credit facility, and the issuance of additional debt and equity securities as appropriate given market conditions and the liquidation of U.S. Treasury and other investment grade securities that will be pledged under our term loan facility. We will sell our U.S. Treasury or other investment grade securities over time to fund our capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, our U.S. Treasury and other investment grade securities, coupled with the availability under our new revolving credit facility, initially provide us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

We intend to pay a minimum quarterly distribution of $0.300 per unit per quarter, which equates to $9.5 million per quarter, or $38.1 million per year, based on the number of common and subordinated units to be outstanding immediately after closing of this offering. We do not have a legal or contractual obligation to pay this distribution. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

New Credit Facilities

Concurrent with the closing of this offering, we will enter into agreements for a five-year, $275.0 million senior secured revolving credit facility and a three-year, up to $300.0 million term loan facility, each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.

The revolving credit facility will be available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. We also have the ability to increase the maximum amount of the revolving credit facility by an aggregate amount of up to $325.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The revolving credit facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. Obligations under the credit facility and certain cash management and hedging obligations designated by us will be guaranteed by our restricted subsidiaries, and will be secured by a first priority lien on our assets (including our equity interests in Delaware City Terminaling) and those of our restricted subsidiaries other than excluded assets and a guaranty of collection from PBF LLC. The maturity date of the credit facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the revolving credit facility will bear interest at either a base rate plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon our Consolidated Total Leverage Ratio, as defined in the credit agreement.

The term loan will be used to fund distributions to PBF LLC and the term loan will be guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the term loan. Borrowings under the term loan will bear interest at either a base rate plus an applicable percentage per annum equal to (a) in the case of a Eurodollar Rate Loan, 0.25% and (b) in the case of a Base Rate Loan, 0%.

The revolving credit facility contains affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict our ability and the ability of our restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm’s length. The term loan agreement contains affirmative and negative covenants customary for term loans of this nature that, among other things, limit our use of the proceeds and restrict our ability to incur liens and enter into burdensome agreements.

Additionally, we will be required to maintain the following financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period then ended (or such shorter period as shall apply, the “Measurement Period”): (a) until such time as we obtain an investment grade credit rating, Consolidated Interest Leverage Ratio (as defined in the credit agreement), of at least 2.50 to 1.00, (b) Consolidated Total Leverage Ratio of not greater than 4.00 to 1.00 (or 4.50 to 1.00 at any time after (i) we have issued at least $100 million of unsecured notes and (ii) in addition (and without prejudice) to clause (i), upon the consummation of a material permitted acquisition (as defined in the credit facility) and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by us by written notice to the Administrative Agent given on or prior to the date of such acquisition, the maximum permitted ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”)); provided that Increase Periods may not be successive unless the ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up) and (c) after we have issued at least $100 million of unsecured notes, Consolidated Senior Secured Leverage Ratio (as defined in the credit agreement) of not greater than 3.50 to 1.00. The revolving credit agreement generally prohibits us from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by our partnership agreement, we may make cash distributions to unitholders up to the amount of our available cash (as defined in our partnership agreement).

The agreements contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the credit agreement or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in our ownership or the ownership or board composition of our general partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against us and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

At the closing of this offering, we expect we will borrow approximately $215.8 million under the term loan facility and use $215.8 million of the proceeds from the offering to purchase U.S. Treasury or other investment grade securities. We will pledge such securities to secure the term loan facility and distribute the $215.8 million borrowed under the term loan facility to PBF LLC. If the underwriters exercise their option to purchase up to an additional 2,062,500 common units from us in full, we will borrow up to approximately $38.7 million in additional funds under the term loan facility. We will then purchase and pledge an equal amount of additional U.S. Treasury or other investment grade securities to further secure the additional borrowings under the term loan facility. We will distribute the additional $38.7 million borrowed under the term loan facility to PBF LLC. See “Use of Proceeds.”

We expect that we will sell the $215.8 million in U.S. Treasury or other investment grade securities that are purchased with proceeds from this offering and used to secure the term loan facility in order to fund capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, there will be no change in the net amount of our outstanding borrowings.

Borrowings under our credit facility and the term loan are subject to a number of customary conditions, including the negotiation, execution and delivery of definitive documentation and the closing of this offering.

Cash Flows

Net cash provided by (used in) operating, investing and financing activities for the year ended December 31, 2013 and for the period July 1, 2012 (date of inception) to December 31, 2012, were as follows (amounts in thousands):

	Period July 1, 2012 (date of inception) to December 31, 2012	Year Ended December 31, 2013
Net cash used in operating activities	$(590)	$(7,858)
Net cash used in investing activities	(18,439)	(11,654)
Net cash provided by financing activities	19,029	19,512

Cash flows used in operating activities for the year ended December 31, 2013 reflect the operations of the Toledo Truck Terminal for the entire period and the Delaware City Rail Terminal for the period from February 8, 2013 to December 31, 2013. Cash flows used in operating activities included the cost of operating the Toledo Truck Terminal asset and general administrative expenses associated with the Toledo Truck Terminal and activities to construct the Delaware City Rail Terminal for the period July 1, 2012 (date of inception) to December 31, 2012.

Cash flows used in investing activities for the year ended December 31, 2013 and for the period July 1, 2012 consisted of capital expenditures for the Delaware City Rail Terminal of $10.9 million and $18.2 million, respectively, and $0.8 million and $0.2 million, respectively for the Toledo Truck Terminal.

Cash flows from financing activities for all periods represent our sponsor’s investment in the construction of our assets and the funding of our operating and general and administrative expenses as discussed above.

Capital Expenditures

Our historical capital expenditures have consisted of the costs to construct our assets. Our operations are expected to be capital intensive, requiring investments to expand, upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements are expected to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability and tankage integrity and safety and to address environmental regulations. Expansion capital expenditures include expenditures to acquire assets and expand existing facilities that increase throughput capacity. We have budgeted maintenance capital expenditures of approximately $2.0 million for the twelve months ending June 30, 2015. We also expect to incur approximately $10.0 million to complete the expansion of our Delaware City Rail Terminal which will be funded by the sale of U.S. Treasury or other investment grade securities. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our revolving credit facility. We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending June 30, 2015. Following this offering, we expect that we will rely primarily upon sales of U.S. Treasury or other investment grade securities to fund expansion capital expenditures. We may also rely on external sources including borrowings under our revolving credit facility, and issuances of equity and debt securities to fund any significant future expansion.

Under the omnibus agreement, our sponsor has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any contributed asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of this offering during the first five years after the closing of this offering, and any clean-up related thereto.

Contractual Obligations

We had no contractual obligations as of December 31, 2013.

Effects of Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the year ended December 31, 2013 or for the period July 1, 2012 (date of inception) to December 31, 2012.

Off Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Environmental and Other Matters

General

Our operation of terminals, rail and truck facilities, and associated facilities in connection with the receiving, handling and transferring of crude oil is subject to extensive and frequently-changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change by regulatory authorities and continued and future compliance with such laws and regulations, or changes in the interpretation of such laws and regulations, may require us to incur significant expenditures. Additionally, the violation of environmental laws, regulations, and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting or shutting down our operations, investigatory or remedial liabilities or construction bans or delays in the construction of additional facilities or equipment. Additionally, a discharge of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including fines and penalties, costs to comply with applicable laws and regulations and to resolve claims made by third parties for personal injury or property damage. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations, and liquidity. We cannot currently determine the amounts of such future impacts.

Under the contribution agreement, our sponsor will indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our predecessor’s properties and associated with the ownership or operation of the contributed assets and arising before the closing of this offering. Neither we nor our general partner will have any contractual obligation to investigate or identify any such unknown environmental liabilities after the closing of this offering. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.” Under the omnibus agreement, we have agreed to indemnify our sponsor for certain events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent our sponsor is not required to indemnify us for such liabilities. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Air Emissions and Climate Change

Our operations are subject to the Clean Air Act and comparable state and local laws. Under these laws, permits may be required before construction can commence on a new or modified source of potentially significant air emissions, and operating permits may be required for emission sources that are already constructed. Although our facilities are currently minor sources of volatile organic compounds, we may become subject to more stringent regulations requiring the installation of additional emission control technologies. Any such future obligations may require us to incur significant additional capital or operating costs which may be material. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition or results of operations.

These air emissions requirements also affect our sponsor’s three refineries from which we will receive all of our revenues. Our sponsor has been required in the past, and will be required in the future, to incur significant capital expenditures to comply with new legislative and regulatory requirements relating to its operations. For example, as of January 1, 2011 our sponsor is required to meet an EPA regulation limiting the average sulfur content in gasoline to 30 PPM. The EPA has also announced that it plans to propose new “Tier 3” motor vehicle emission and fuel standards. It has been reported that these new Tier 3 regulations may, among other things, lower the maximum average sulfur content of gasoline from 30 PPM to 10 PPM. If the Tier 3 regulations are eventually implemented and lower the maximum allowable content of sulfur or other constituents in fuels that our sponsor produces, our sponsor may at some point in the future be required to make significant capital expenditures and/or incur materially increased operating costs to comply with the new standards. Any increase in the prices of refined products resulting from such increased costs and any resulting changes in demand could have a material adverse effect on our business, financial condition or results of operations.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and other gases) are in various phases of discussion or implementation. These include federal requirements effective in January 2010 to monitor and report emissions of greenhouse gases to the EPA beginning in 2011 and proposed federal legislation and regulation as well as state actions to develop statewide or regional programs, each of which require or could require reductions in our greenhouse gas emissions or those of our sponsor. None of our facilities are presently subject to the federal greenhouse gas reporting rule or the greenhouse gas “tailoring” rule, which subjects certain facilities to the additional permitting obligations under the NSR/PSD and Title V programs of the Clean Air Act based on a facility’s greenhouse gas emissions. As such, we do not expect any substantial impacts from the tailoring rule on our facilities. However, requiring reductions in greenhouse gas emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emission credits or allotments. These requirements may also significantly affect our sponsor’s refinery operations and may have an indirect effect on our business, financial condition and results of operations.

Federal Renewable Fuels Standard

In December 2007, the U.S. Congress passed the Energy Independence and Security Act that created a second Renewable Fuels Standard, or RFS2. This standard requires the total volume of renewable transportation fuels (including ethanol and advanced biofuels) sold or introduced annually in the U.S. to reach 36 billion gallons by 2022. The requirements could reduce future demand for petroleum products and thereby have an effect on certain aspects of our business.

The Energy Policy Act of 2005 requires increasing amounts of renewable fuel to be incorporated into the gasoline pool through 2012. The Energy Independence and Security Act of 2007 increased the amounts of renewable fuel required by the Energy Policy Act of 2005. RFS2 requires that refiners blend increasing amounts of biofuels with refined products beginning with approximately 7.8% of their combined gasoline and diesel volume in 2011, increasing to 9.2% in 2012 and escalating to approximately 18% in 2022. The rule could cause decreased crude oil runs in future years and materially affect our sponsor’s and our profitability unless fuel demand rises at a comparable rate or other outlets are found for the displaced products, or the law is amended to modify these requirements.

Because of the growth of the renewable fuels mandate and the stagnation of demand for refined products, in 2013, there was a significant increase in the price of renewable fuels credits. Increases in the price of renewable fuels credits will likely entail more significant expenditure by our sponsor to comply with the RFS2. We cannot assure you that the price of renewable fuels credits will not continue to rise and potentially result in a decline in demand for our services.

Although the production of renewable fuels has been increasing, overall gasoline consumption in the United States has been lower than anticipated when Congress established the program in 2007. To address this issue, the EPA has proposed to reduce the advanced biofuel and total renewable fuel standards for 2014. The EPA has proposed to maintain the same volume for biomass-based diesel for 2014 and 2015 as was adopted in 2013.

Hazardous Substances and Waste

To a large extent, the environmental laws and regulations affecting our operations relate to the investigation and remediation of releases of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, which is also known as Superfund, the Reserve Conservation and Recovery Act, or RCRA, and comparable state laws, impose liability, without regard to fault or to the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed of, or arranged for the disposal of, the hazardous substances found at the site. Under these laws, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. These laws also authorize the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites. Costs for any such remedial actions occurring or existing before the closing of this offering are covered by an indemnity from our sponsor.

We also may generate small quantities of solid wastes, including hazardous wastes that are specifically subject to the requirements of RCRA, and comparable state laws. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes, including crude oil and refined products wastes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as “hazardous wastes.” Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any such changes in the regulations could increase our costs of doing business and could expose us to risks in connection with the off-site disposal or treatment of any such regulated wastes.

We will own and access for operations properties where hydrocarbons are being or have been handled for many years. Although we utilize operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under these properties or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other substances were not under our control. These properties and substances disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed substances (including substances disposed of or released by prior owners or operators), to investigate and remediate contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination to the extent we are not indemnified for such matters.

Water

Our operations can result in the discharge of pollutants, including crude oil. Our facilities are located near environmentally sensitive waters such as streams, creeks, rivers, lakes and wetlands. The handling of crude oil adjacent to water involves risk and may subject us to the provisions of the Oil Pollution Act of 1990, or OPA, the Clean Water Act and related state requirements. These requirements subject owners of covered facilities to strict, joint, and potentially unlimited liability for containment and removal costs, natural resource damages and certain other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar and, in some cases, more stringent laws.

Regulations under the Water Pollution Control Act of 1972, or the Clean Water Act, the OPA and state laws also impose additional requirements on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. For example, the Clean Water Act requires us to maintain spill prevention control and countermeasure plans at our facilities. In addition, the OPA requires that most oil transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. We maintain such plans, and where required have submitted plans and received federal and state approvals necessary to comply with the OPA, the Clean Water Act and related regulations. Our crude oil spill prevention plans and procedures are periodically reviewed and modified to prevent crude oil releases and to minimize potential impacts should a release occur.

The Clean Water Act also imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Our sponsor contracts for its facilities with third parties for wastewater disposal, discharge to local Publicly Owned Treatment Works, or discharge under the terms of a National Pollutant Discharge Elimination System permit for wastewater and stormwater. In the event regulatory requirements change, or interpretations of current requirements change, and our facilities are required to undertake different wastewater management arrangements, we could incur substantial additional costs. The Clean Water Act imposes substantial potential liability for the violation of permits or permitting requirements and for the costs of removal, remediation, and damages resulting from such discharges. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

At each of our facilities, we and our sponsor and its affiliates maintain spill-response capability to mitigate the impact of a spill from our facilities and our sponsor has entered into contracts with various parties to provide spill response services augmenting that capability, if required. In addition, our sponsor contracts with various spill-response specialists to ensure appropriate expertise is available for any contingency. We believe these contracts provide the additional services necessary to meet or exceed all regulatory spill-response requirements. We also maintain insurance or are covered by insurance policies maintained by our sponsor or its affiliates to protect against the risk of spills. Please read “Business—Insurance” for a discussion of coverages.

Employee Safety

We are subject to the requirements of the OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous Materials Transportation Requirements

Federal regulators have prescribed regulations governing railroads’ and trucks’ transportation of hazardous materials and have the ability to put in place additional regulations. For instance, recently enacted legislation requires pre-notification for hazardous materials shipments. Such legislation and regulations could impose significant additional costs on railroads and trucking companies. Additionally, regulations adopted by the DOT and the FRA could significantly increase the costs associated with moving hazardous materials by rail or truck. Further, certain local governments have sought to enact ordinances banning hazardous materials moving by rail within their borders. Such ordinances could require the re-routing of hazardous materials shipments, with the potential for significant additional costs. Increases in costs associated with the transportation of hazardous materials could have a material adverse effect on our operating results, financial condition and liquidity.

Investigations into recent rail accidents involving the transport of crude oil have prompted government agencies and other interested parties to call for increased regulation of the transport of crude oil by rail including in the areas of crude oil constituents, rail car design, routing of trains and other matters. If changes in law, regulations or industry standards occur that result in requirements to reduce the volatile or flammable constituents in crude oil that is transported by rail, alter the design or standards for rail cars, change the routing or scheduling of trains carrying crude oil, or any other changes that detrimentally affect the economics of delivering North American crude oil by rail to our sponsor’s or third parties’ refineries, our revenues could decline, which would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Environmental Liabilities

Contamination resulting from spills of crude oil is not unusual within the petroleum terminaling or transportation industries. Historic spills along truck and rail racks, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater.

Under the contribution agreement, our sponsor will indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our predecessor’s properties and associated with the ownership or operation of the contributed assets and arising before the closing of this offering. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, or, in addition to any other environmental liabilities, otherwise resulting from our operations. In addition, we have agreed to indemnify our sponsor for certain events and conditions associated with the ownership or operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent our sponsor is not required to indemnify us for such liabilities. As a result, we may incur such expenses in the future, which may be substantial. For a further description of the indemnification rights and obligations of us and our sponsor, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.”

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 3 to our audited combined financial statements appearing elsewhere in this prospectus. We prepare our combined financial statements in conformity with accounting principles generally accepted in the United States, and in the process of applying these principles, we must make judgments, assumptions and estimates based on the best available information at the time. To aid a reader’s understanding, management has identified our critical accounting policies. These policies are considered critical because they are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments. Often they require judgments and estimation about matters which are inherently uncertain and involve measuring, at a specific point in time, events which are continuous in nature. Actual results may differ based on the accuracy of the information utilized and subsequent events, some over which we may have little or no control.

Depreciation

We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over 25 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results. No impairment of long-lived assets were recorded in the periods included in these financial statements.

Asset Retirement Obligations

We record an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur the liability, which is generally when the asset is purchased, constructed, or leased. We record the liability when we have a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of our asset retirement obligations are based on our legal obligation to perform remedial activity when we permanently cease operations of the long-lived assets. We therefore consider the settlement date of these obligations to be indeterminable. Accordingly, we cannot calculate an associated asset retirement liability for these obligations at this time. We will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

Environmental Matters

Liabilities for future clean-up costs are recorded when environmental assessments and/or clean-up efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Qualitative and Quantitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Because we do not generally own the crude oil that is distributed through our facilities, and because all of our commercial agreements with our sponsor require our sponsor to bear the risk of any material volume loss relating to the services we provide, we have minimal direct exposure to risks associated with fluctuating commodity prices.

Debt that we incur under our revolving credit facility and term loan facility will bear interest at a variable rate and will expose us to interest rate risk. A 1.0% change in the interest rate associated with the borrowings outstanding under these facilities would result in a $4.1 million change in our interest expense, assuming we were to borrow all $275.0 million under our revolving credit facility and the balance of our term loan facility was $215.8 million.

BUSINESS

Overview

We are a fee-based, growth-oriented, traditional Delaware master limited partnership recently formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. We receive, handle and transfer crude oil from sources located throughout the United States and Canada for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Our initial assets consist of a light crude oil rail unloading terminal at the Delaware City refinery that also services the Paulsboro refinery, and a crude oil truck unloading terminal at the Toledo refinery that are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. We generate revenue by charging fees for receiving, handling and transferring crude oil. We do not take ownership of or receive any payments based on the value of the crude oil that we handle and do not engage in the trading of any commodities. As a result, we have no direct exposure to commodity price fluctuations.

At the closing of this offering, all of our revenue will be derived from long-term, fee-based commercial agreements with subsidiaries of PBF Energy, which we believe will enhance the stability of our cash flows. Our commercial agreements with PBF Energy will include minimum quarterly volume commitments, inflation escalators and an initial term of seven years.

We intend to seek opportunities to grow our business by acquiring additional logistics assets from PBF Energy and third parties and through organic growth, including by potentially constructing new assets and increasing the utilization of our existing assets. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect that PBF Energy will serve as a critical source of our future growth by providing us with opportunities to purchase additional logistics assets that it currently owns or may acquire or develop in the future. PBF Energy owns and operates a substantial portfolio of associated logistics assets supporting its three refineries. Upon consummation of this offering, PBF Energy will grant us certain rights to use assets it owns and a right of first offer on certain logistics assets that it will retain or that it may acquire or construct in the future. Please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

PBF Energy is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. It sells its products throughout the Northeast and Midwest of the United States, and in other regions of the United States and Canada, and is able to ship products to other international destinations. PBF Energy currently owns and operates three domestic oil refineries with a combined processing capacity, known as throughput, of approximately 540,000 bpd and a weighted average Nelson Complexity Index of 11.3.

Business Strategies

Our primary business objectives are to maintain stable and predictable cash flows and to grow the quarterly distributions paid to our unitholders. We intend to achieve these objectives through the following business strategies:

•

Generate Stable, Fee-Based Cash Flow. We intend to generate stable revenues by providing traditional logistics services to PBF Energy and third-parties pursuant to long-term, fee-based contracts. In any service contracts we may enter into, we will endeavor to negotiate minimum volume commitments similar to those included under our current commercial agreements with PBF Energy.

•

Grow Through Acquisitions. We were formed by PBF Energy to be the primary vehicle to expand the logistics assets supporting its business. We expect to pursue strategic acquisitions independently and jointly with PBF Energy that complement and grow our asset base. PBF Energy has also granted us a right of first offer to acquire certain logistics assets that it will retain following this offering. In addition,

PBF Energy may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. For example, PBF Energy is currently expanding its approximate 40,000 bpd heavy crude oil unloading terminal at its Delaware City refinery to approximately 80,000 bpd. This project is expected to be completed by the end of the third quarter of 2014 and we may have an opportunity to purchase this terminal if desired. Furthermore, we believe that our current asset base and our knowledge of the refining logistics sector will allow us to identify third-party acquisitions that will provide compelling returns to our unitholders.

•

Pursue Organic Growth Initiatives. We intend to pursue organic growth projects with our sponsor that complement and expand our existing operational footprint. We will examine projects that arise from the growth of PBF Energy’s refining operations and from third-party activity in our areas of operation. For example, PBF Energy is positioning its Toledo refinery to be able to receive crude oil from the Utica Shale by truck when output becomes available, which would provide us with an opportunity to expand throughput volumes at our Toledo Truck Terminal. PBF Energy also is currently pursuing an expansion project at its Toledo refinery that will increase its tank storage capacity from approximately 3.4 million barrels to 3.9 million barrels.

•

Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

•

Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance, and efficiency of our operations. We will seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. For example, we believe our and our sponsor’s operations comply with the recently enacted emergency orders governing shipments of petroleum crude oil transported by rail. We believe these objectives are integral to maintaining stable cash flows and are critical to the success of our business.

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

•

Relationship with PBF Energy. One of our key strengths is our relationship with PBF Energy. We will serve as PBF Energy’s primary vehicle to expand the logistics assets supporting its business. We believe that PBF Energy will be incentivized to grow our business as a result of its significant indirect economic interest in us including 100% ownership of our general partner, a 56.7% limited partnership interest in us and all of our incentive distribution rights. In particular, we expect to benefit from the following aspects of our relationship with PBF Energy:

—	Acquisition Opportunities. Under the omnibus agreement, PBF Energy has granted us a right of first offer on certain logistics assets that it will retain following this offering and may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that it may acquire or construct in the future. We also expect to jointly pursue strategic acquisitions with PBF Energy that complement and grow our asset base.

—	Strength of PBF Energy’s Refining Business. PBF Energy’s Delaware City, Paulsboro and Toledo refineries have a combined throughput capacity of 540,000 bpd, making PBF Energy the fifth largest independent refiner in the United States. PBF Energy’s refineries provide it with buying power advantages, and it benefits from the cost efficiencies that result from operating three large refineries. In addition, its refinery assets are located in high-demand regions where product demand exceeds refining capacity.

—	Access to Operational and Industry Expertise. We expect to benefit from PBF Energy’s extensive operational, commercial and technical expertise, as well as its industry relationships throughout the midstream and downstream value chain, as we look to optimize and expand our existing asset base.

•

Stable Cash Flows Supported by Long-Term, Fee-Based Contracts with Minimum Volume Commitments. We will initially generate all of our revenue under long-term, fee-based contracts with PBF Energy. Each of our commercial agreements with PBF Energy will include minimum volume commitments and will have fees adjusted for changes in the Producer Price Index and any increase in our operating costs for providing such services under such agreements, thereby providing us with stable and predictable minimum cash flows.

•

Strategically Located and Highly Integrated Assets. Our logistics assets are integral to the operations of PBF Energy’s refineries. Our Delaware City Rail Terminal currently receives a substantial portion of the light crude oil processed by the Delaware City and Paulsboro refineries, and the Toledo Truck Terminal provides important feedstock supply infrastructure for the Toledo refinery.

•

High-Quality, Well-Maintained Asset Base. We continually invest in the maintenance and integrity of our assets and have developed various programs to help us efficiently monitor and maintain the assets. We employ an asset integrity program, which focuses on risk analysis, assessment, inspection, preventive measures, repair and data integration to provide reliable operations and to prevent, control and mitigate unintentional releases of hazardous materials. We also have developed and use industrial processes to monitor and control our operations. In addition, our Delaware City Rail Terminal commenced operations in February 2013 and requires a relatively small amount of maintenance capital expenditures relative to peers with older assets.

•

Financial Flexibility. We believe that we will have the financial flexibility to execute our growth strategy through access to the debt and equity capital markets, as well as the approximately $275.0 million of available capacity under our revolving credit facility that we expect to enter into at the closing of this offering.

•

Experienced Management and Operations Teams with a Demonstrated Track Record of Acquiring, Integrating and Operating Logistics Assets. Both our management and our operations teams have significant experience in the management and operation of logistics assets and the execution of expansion and acquisition strategies. Our management team has a proven track record of working together successfully to operate refining and logistics assets and to execute expansion and acquisition strategies, including while previously at Tosco Corporation and Premcor Inc.

Our Assets and Operations

Our initial assets include:

•

Delaware City Rail Terminal. Our Delaware City Rail Terminal is a light crude oil rail unloading terminal which commenced operations in February 2013 and serves our sponsor’s Delaware City refinery and Paulsboro refinery delivered by barge by our sponsor. It is capable of discharging up to 105,000 bpd and has a double-loop track, which can hold up to two 100-car unit trains. The terminal is capable of unloading a single unit train in approximately 14 hours. An expansion project is underway that will increase the Delaware City Rail Terminal’s unloading capacity from 105,000 bpd to 130,000 bpd in the third quarter of 2014. The operational flexibility afforded by the rail terminal has the potential to enhance the profitability at both refineries by allowing the refineries to optimize their respective crude oil slates. The Delaware City Rail Terminal allows our sponsor’s East Coast refineries to source crude oil from Western Canada and the Midcontinent, which currently provide significant cost advantages compared to international crude oil that has historically been processed at our sponsor’s East Coast refineries and that is priced off of Brent. Our sponsor’s East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd.

•

Toledo Truck Terminal. Our Toledo Truck Terminal serves our sponsor’s Toledo refinery. The Toledo Truck Terminal has unloading capacity of 15,000 bpd. PBF Energy acquired the Toledo refinery in 2011 and has added additional truck crude oil unloading capabilities that provide feedstock sourcing flexibility for the refinery and enable Toledo to run a more cost-advantaged crude oil slate. The Toledo refinery processes light, sweet crude oil and has a throughput capacity of 170,000 bpd.

Logistics Assets Owned by PBF Energy

We believe that our relationship with PBF Energy should provide us with a number of potential future growth opportunities, including the potential to acquire assets to which PBF Energy has granted us a right of first offer for a period of 10 years after the closing of this offering, and, under certain circumstances, a purchase option. The assets subject to our right of first offer are traditional logistics assets of PBF Energy that are critical to supporting its core refining operations and include the following:

•

Delaware City Storage Facility. The Delaware City Storage Facility has approximately 10.0 million barrels of total storage capacity, with 3.6 million barrels dedicated to crude oil and feedstock storage and the remaining 6.4 million barrels allocated to finished, intermediate and other products.

•

Delaware City Heavy Crude Oil Terminal. The Delaware City Heavy Crude Oil Terminal includes a heavy crude oil unloading facility at the Delaware City refinery with total throughput capacity of approximately 40,000 bpd. Additionally, PBF Energy recently announced a project to add approximately 40,000 bpd of incremental heavy crude oil unloading capability at the Delaware City refinery. PBF Energy expects this project to be completed by the end of the third quarter of 2014, bringing total heavy crude oil throughput capacity at the facility to 80,000 bpd. We may have an opportunity to purchase this terminal if desired.

•

Delaware City Marine Terminal. In addition to receiving crude oil feedstock from the Delaware City Rail Terminal, the Delaware City refinery receives crude oil via ship and barge at docks located on the Delaware River. The marine terminal is also used to ship and receive various petroleum finished and intermediate products. The Delaware City Marine Terminal consists of three berths of which two have vapor recovery capabilities.

•

Delaware City Products Pipeline. The Delaware City Products Pipeline consists of a 23.4 mile, 16-inch interstate petroleum products pipeline with 125,000 bpd of capacity and generally operates at approximately 40-60% of capacity. The pipeline transports refined petroleum products from the Delaware City refinery to Sunoco Logistics’ Twin Oaks pump station at Delaware County, PA, with connections to Buckeye’s Laurel pipeline and Sunoco Logistics’ northeast pipeline systems that serve Western Pennsylvania and New York.

•

Delaware City Truck Rack. The Delaware City Truck Rack is a 10-bay, 76,000 bpd capacity truck loading rack located at PBF Energy’s Delaware City refinery and is utilized to distribute gasoline and distillates.

•	Delaware City LPG Rack. The Delaware City LPG Rack at PBF Energy’s Delaware City refinery consists of a six-rail car loading and unloading LPG facility.

•

Paulsboro Storage Facility. The Paulsboro Storage Facility has approximately 7.5 million barrels of total storage capacity at PBF Energy’s Paulsboro refinery with 2.1 million barrels dedicated to crude oil and feedstock storage and the remaining 5.4 million barrels allocated to finished products and intermediates.

•

Paulsboro Marine Terminal. The Paulsboro Marine Terminal facilitates the receipt of crude oil and feedstocks for the Paulsboro refinery located on the Delaware River. The terminal also ships and receives intermediate and finished petroleum products. In the spring of 2013, PBF Energy commenced transporting some of the crude oil delivered by rail from Delaware City to its Paulsboro refinery via barge. The Paulsboro Marine Terminal consists of two berths with vapor recovery capabilities.

•

Paulsboro Rail Terminal. The Paulsboro Rail Terminal at the Paulsboro refinery is used to transport refined products such as lube oils to various locations throughout the Northeast and other regions in the United States.

•

Toledo Storage Facility. The Toledo Storage Facility services the Toledo refinery and consists of 29 tanks for storing crude oil, refined products and intermediates. The aggregate capacity of the storage facility is approximately 3.4 million barrels, of which 0.8 million barrels are dedicated to crude oil storage and 2.6 million barrels are allocated to refined products and intermediates. PBF Energy is currently pursuing an expansion project to increase the aggregate capacity of the storage facility to 3.9 million barrels.

•	Toledo LPG Truck Rack. The Toledo LPG Truck Rack at the Toledo refinery consists of 27 propane storage bullets and a truck loading facility, and has a throughput capacity of approximately 5,000 bpd.

We believe that these assets would be appropriate candidates for future sales by PBF Energy to us, although PBF Energy is under no obligation to sell such assets to us. We have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending June 30, 2015.

Our Commercial Agreements with PBF Energy

In connection with the closing of this offering, we will enter into long-term, fee-based commercial agreements with subsidiaries of PBF Energy, under which we will provide various logistics services to PBF Energy’s refineries. Each of these agreements will include minimum volume commitments, which we believe will enhance the stability of our cash flows, and will have fees adjusted for changes in the Producer Price Index, and any increase in our operating costs of providing the services provided that the fees may not be adjusted below the initial amounts. For the twelve months ending June 30, 2015, we project the minimum volume commitments associated with these commercial agreements will generate approximately $61.7 million of our revenues.

The following table outlines the key terms of these commercial agreements with PBF Energy. For a more detailed discussion, please read “Certain Relationships and Related Party Transactions—Commercial Agreements with PBF Energy.”

	Benefiting Refinery	Initial/ Maximum Term (years) (1)	Service	Year Ended December 31, 2013 Throughput (average bpd) (2)	Minimum Throughput/ Commitment (average bpd)	Fee
Delaware City Rail Terminaling Services Agreement	Delaware City and Paulsboro refineries	7/17	Dedicated terminaling services	69,749	75,000 through September 30, 2014; 85,000 for each subsequent quarter.	$2.00 per barrel for all throughput up to the minimum throughput commitment, and $0.50 per barrel for all throughput volumes in excess of the minimum throughput commitment

Toledo Truck Unloading & Terminaling Services Agreement	Toledo refinery	7/17	Dedicated terminaling services	5,380	4,000	$1.00 per barrel for all throughput

(1)	Maximum term gives effect to the extension of the commercial agreement pursuant to the terms thereof.
(2)	Represents actual throughput of the Delaware City Rail Terminal for the period February 8, 2013 through December 31, 2013 and the Toledo Truck Terminal based on the date each of its four LACT units were placed in service.

Our Relationship with PBF Energy

One of our principal strengths is our relationship with PBF Energy. PBF Energy has a significant interest in our partnership through its ownership of our general partner, a 56.7% limited partner interest in us and all of our incentive distribution rights. For the year ended December 31, 2013, our sponsor reported revenues and net income of $19.2 billion and $214.1 million, respectively.

In connection with the closing of this offering, we will enter into long-term, fee-based commercial agreements with our sponsor, under which we will provide various logistics services to our sponsor’s refineries. Each of these agreements will include minimum volume commitments, which we believe will enhance the stability of our cash flows and will have fees indexed to the Producer Price Index and any increase in our operating costs for providing such services.

In addition to the benefits we expect to receive as a result of our long-term, fee-based commercial agreements with PBF Energy, we also anticipate that our relationship with our sponsor will provide us with growth opportunities.

In addition to the commercial agreements described above, we also will enter into the following agreements with our sponsor:

Omnibus Agreement. Upon the closing of this offering, we will enter into an omnibus agreement with our sponsor under which our sponsor will agree not to compete with us under certain circumstances and will grant us a right of first offer to acquire the right of first offer assets, including certain terminals and other related assets located at our sponsor’s refineries. In addition, our sponsor also may, under certain circumstances, offer us the opportunity to purchase additional logistics assets that our sponsor may acquire or construct after this offering. The omnibus agreement will also address our payment of a $2.3 million annual fee to our sponsor, for our sponsor’s provision of centralized administrative services, including executive management services of our sponsor’s employees who devote less than 50% of their time to our business, financial and administrative services, information technology services, legal services and health, safety and environmental services. This annual fee may by increased or decreased by our sponsor on the second anniversary of the closing of this offering (and each anniversary thereafter), by a percentage equal to the change in the Producer Price Index or to reflect any increase in the cost of providing administrative services to us, but the fee will never be decreased below the initial amount of $2.3 million per year unless the type or extent of the services provided by our sponsor materially decreases. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” and “Risk Factors—Risks Inherent in an Investment in Us—Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.”

Operation and Management Services and Secondment Agreement. Upon the closing of this offering, we, our general partner and our subsidiary will enter into an operation and management services and secondment agreement with our sponsor and certain of its subsidiaries, pursuant to which our sponsor and its subsidiaries will provide to us and our subsidiary the personnel necessary for us to perform our obligations under the commercial agreements. We will reimburse our sponsor for the use of such employees and the provision of certain utilities and infrastructure-related services for our benefit. The operation and management services and secondment agreement will also address our payment of a $0.5 million annual fee to our sponsor, indexed to the Producer Price Index, for the provision of such services. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Operation and Management Services and Secondment Agreement.”

Contribution Agreement. In connection with the closing of this offering, we will enter into a contribution and conveyance agreement, which we refer to as the contribution agreement, with our sponsor and certain of its subsidiaries and our general partner that will effect the formation transactions, including the transfer of ownership interest in Delaware City Terminaling and the contribution of the Toledo Truck Terminal. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.”

Industry Overview

The United States has historically been the largest consumer of petroleum-based products in the world. According to the EIA’s 2013 Refinery Capacity Report, there were 139 operating oil refineries in the United States, with a total refining capacity of approximately 16.8 million bpd and a weighted average Nelson Complexity Index of approximately 10.8. Of the total operating refining capacity in the United States, approximately 59.9%, or 10.1 million bpd, is currently owned and operated by independent refining companies, compared to 2002 when approximately 31.6%, or 5.1 million bpd, was owned by independent refining companies. The remaining capacity is controlled by integrated oil companies. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability.

We believe our sponsor’s three refineries currently benefit from secular growth in North American crude production because of our sponsor’s ability to access cost-advantaged North American crude oil. According to a recent EIA publication, average United States crude oil production in 2014 is expected to grow by approximately 3.0 million bpd, to 8.5 million bpd from 5.5 million bpd in 2010, an increase of approximately 55%. This level of United States crude oil production would represent the highest level since 1986. In addition, CAPP projects that Canadian crude oil production will increase by approximately 30%, or 850,000 bpd, from 2.8 million bpd in 2010 to 3.7 million bpd in 2014. As a result of the recent and projected growth in North American crude oil production, the United States has reduced its reliance on imported crude oil. The EIA estimates that crude oil imported from foreign sources (crude oil from outside North America) since 2010 will decline by approximately 1.9 million bpd or 21%, to 7.3 million bpd in 2014.

Historically, lower 48-state domestic oil production was sourced from fields located principally in Texas and Louisiana. As a result, the U.S. petroleum complex was constructed around a transportation network of pipelines which moved large volumes of domestic crude oil and products from the major refining centers in the Gulf Coast states to refineries in the Mid-continent and northern tier states. As U.S. domestic production declined, the Gulf Coast became a major hub for importing large volumes of waterborne crude oil. Refineries on the U.S. East Coast also came to rely on waterborne imports of crude oil. Recent production growth in Canada and the U.S. Mid-continent has placed considerable stress on the North American crude oil pipeline network, which was designed to transport volumes from south to north with limited capacity to send volumes east or west. Construction of new pipelines has been delayed by commercial and regulatory constraints.

Crude-by-rail transportation has emerged to fill the gap. The Association of American Railroads estimates that crude oil originated carloads on U.S. Class 1 railroads increased thirteen-fold from 29.6 thousand carloads in 2010 to 400.0 thousand in 2013. In 2013, more than 10% of all U.S. domestic crude oil was transported by rail. While crude-by-rail can be more expensive than transporting crude oil by pipeline (ignoring the upfront capital investment), rail offers several advantages over pipelines. Crude-by-rail creates flexibility to move swiftly and capitalize on market imbalances and to redeploy assets as bottlenecks shift. Rail terminals for loading and unloading crude oil can be constructed quickly and connected to an extensive rail network to reach all major processing centers. Crude-by-rail provides optionality to source crude oil from multiple basins without the need for large financial commitments to long-term take-or-pay contracts as is typical with new pipeline construction. Crude-by-rail provides the ability to ship segregated volumes which can be particularly useful when shipping bitumen barrels from Canada. Crude-by-rail allows for faster shipment of product and reduces working capital requirements. Most importantly, crude-by-rail facilitates access to markets where pipeline connections are unlikely given environmental and permitting hurdles, such as the U.S. East and West Coasts.

Our sponsor has invested in facilities and a crude oil railcar fleet to deliver cost-advantaged crude oils to its East Coast refineries. By the end of 2015, our sponsor will control a 5,900 car fleet comprised solely of new-style DOT-111A railcars. New DOT-111A railcars, also referred to as CPC-1232 railcars, were ordered after October 1, 2011 and are equipped with advanced safety features including a thicker, more puncture resistant shell, extra protective head shields at both ends of the tank car, additional protection for top fittings, and a high flow safety relief value.

Our Asset Portfolio

We own and operate the Delaware City Rail Terminal, which is a light crude oil rail unloading terminal located near our sponsor’s Delaware City refinery, and the Toledo Truck Terminal, which is a crude oil truck unloading terminal located at our sponsor’s Toledo refinery.

Our Delaware City Rail Terminal serves our sponsor’s Delaware City and Paulsboro refineries and is capable of discharging up to 105,000 bpd. Our Delaware City Rail Terminal has a double-loop track that can hold two 100-car unit trains and is capable of unloading a single unit train in approximately 14 hours. An expansion project is underway that will increase the Delaware City Rail Terminal’s unloading capacity from 105,000 bpd to 130,000 bpd in the third quarter of 2014.

Our Toledo Truck Terminal serves our sponsor’s Toledo refinery. The Toledo Truck Terminal has unloading capacity of up to 15,000 bpd.

Delaware City Rail Terminal. Our Delaware City Rail Terminal located near our sponsor’s Delaware City refinery includes a light crude oil unloading facility that can hold two 100-car unit trains and is capable of unloading a single unit train in approximately 14 hours. The terminal has total throughput capacity of up to 105,000 bpd. An expansion project is underway that will increase the Delaware City Rail Terminal’s unloading capacity from 105,000 bpd to 130,000 bpd in the third quarter of 2014. Our sponsor (and its agents) is the owner and shipper of all crude oil handled at this terminal.

The table below sets forth historical average daily throughput for the Delaware City Rail Terminal for the period February 8, 2013 through December 31, 2013.

Average Daily Throughput
February 8, 2013 - December 31, 2013
Delaware City Rail Terminal (bpd)	69,749
Delaware City Refinery Throughput (%)	37.4

Toledo Truck Terminal. Our Toledo Truck Terminal includes a crude oil unloading facility at our sponsor’s Toledo refinery with total throughput capacity of up to 15,000 bpd. The unloading facility has one LACT unit that commenced operations in December 2012 and two additional units that were made operational in May 2013. A fourth LACT unit, which has been owned and operated by our sponsor’s vendor in connection with a crude oil supply agreement, was purchased in July 2013. Crude oil is transferred via pipeline from the LACT units to the crude oil tanks in the Toledo Storage Facility.

The table below sets forth historical average daily throughput information for the Toledo Truck Terminal.

Average Daily Throughput
Year Ended December 31, 2013 (1)
Toledo Truck Terminal (bpd)	5,380
Toledo Refinery Throughput (%)	3.8

(1)	Represents average daily throughput of the terminal’s four LACT units based on their acquisition dates.

PBF Energy’s Refining Operations

Our sponsor owns and operates three refineries (the Delaware City refinery, the Paulsboro refinery and the Toledo refinery), which are all located in regions with currently favorable market dynamics where finished product demand exceeds operating refining capacity. Our sponsor produces a variety of products at each of its refineries, including gasoline, ULSD, heating oil, jet fuel, lubricants, petrochemicals and asphalt. Our sponsor sells its products throughout the Northeast, Mid-Atlantic and Midwest of the United States, as well as in other regions of the United States and Canada, and is able to ship products to other international destinations.

Our initial assets will consist of crude oil logistics assets that receive, handle and transfer crude oil for our sponsor in support of its three refineries. Our sponsor considered various factors in determining which assets to contribute to us in connection with our initial public offering and which assets to retain. The determination was made based on identifying assets integral to our sponsor’s strategy of expanding its utilization of cost-advantaged North American crude oil at our refineries and the availability of financial information related to those logistics assets. The Delaware City Rail Terminal and the Toledo Truck Terminal are logistics assets that were constructed or purchased by our sponsor in 2012 and 2013 to add feedstock sourcing flexibility that enables our sponsor’s refineries to run a more cost-advantaged crude oil slate. The remaining logistics assets retained by our sponsor that are fully in service are primarily integrated assets that were part of the refinery acquisitions completed by our sponsor in 2010 and 2011.

Delaware City Refinery

Through its subsidiaries, Delaware City Refining Company LLC, or Delaware City Refining, and Delaware Pipeline Company LLC, our sponsor acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash.

The Delaware City refinery is located on a 5,000-acre site, with access to waterborne cargoes and an extensive distribution network of pipelines, barges and tankers, truck and rail. The Delaware City refinery is a fully integrated operation that receives crude oil via ship or barge at its docks located on the Delaware River. In addition, our Delaware City Rail Terminal located near our sponsor’s Delaware City refinery receives and unloads light crude oil via rail. The crude oil and other feedstocks are transported, via pipes, to an extensive tank farm where they are stored until processing. In addition, there is a 10-bay, 76,000 bpd capacity truck loading rack located at the refinery and a 23.4-mile interstate pipeline that are used to distribute clean products.

The Delaware City refinery has a throughput capacity of 190,000 bpd and a Nelson Complexity Index of 11.3. As a result of its configuration and process units, Delaware City has capability of processing a slate of heavy crude oil with a high concentration of high sulfur crude oil and is one of the largest and most complex refineries on the East Coast. The Delaware City refinery is one of two heavy crude oil coking refineries, the other being Paulsboro, on the East Coast of the United States with coking capacity equal to approximately 25% of crude oil capacity.

The Delaware City refinery processes a variety of medium to heavy, sour crude oils. The refinery has large conversion capacity with its 82,000 bpd FCC unit, 47,000 bpd FCU and 18,000 bpd hydrocracking unit with vacuum distillation. Hydrogen is provided via the refinery’s steam methane reformer and continuous catalytic reformer.

The Delaware City refinery has total storage capacity of approximately 10.0 million barrels. Of the total, 18 tanks with approximately 3.6 million barrels of storage capacity are dedicated to crude oil and other feedstock storage with the remaining approximately 6.4 million barrels allocated to refined products, intermediates and other products.

Under normal operating conditions, the Delaware City refinery consumes approximately 55,000 MMBTU per day of natural gas. The Delaware City refinery has a 280 MW power plant located on-site that consists of two natural gas-fueled turbines with combined capacity of approximately 140 MW and four turbo-generators with combined nameplate capacity of approximately 140 MW. Collectively, this power plant produces electricity in excess of Delaware City’s refinery load of approximately 90 MW. Excess electricity is sold into the Pennsylvania-New Jersey-Maryland, or PJM, grid. Steam is primarily produced by a combination of three dedicated boilers and supplemented by secondary boilers at the FCC and coker.

In connection with operations at the Delaware City refinery, Delaware City Refining entered into a rail operations services agreement, with Savage Services Corporation, or Savage, a pursuant to which Savage performs crude oil unloading, rail switching, logistics, commercial rail, loading and railcar management services for Delaware City Refining. Under the rail operations agreement, Savage provides the related equipment and personnel necessary for the performance of its contracted operating services at the Delaware City refinery. Delaware City Refining pays Savage a per barrel fee subject to minimum monthly volumes. Delaware City Refining also reimburses Savage for certain replacement, repair and maintenance costs incurred in connection with operating the Delaware City Rail Terminal. The rail operations services agreement expires in 2019.

Paulsboro Refinery

Through its subsidiary, Paulsboro Refining Company LLC, our sponsor acquired the entities that owned the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010, from Valero for approximately $357.7 million, excluding working capital and inventory purchased by third-party customers. Our sponsor invested approximately $60.0 million in capital in early 2011 to complete a scheduled turnaround at the refinery.

Paulsboro has a throughput capacity of 180,000 bpd and a Nelson Complexity Index of 13.2. The Paulsboro refinery is located on approximately 950 acres on the Delaware River in Paulsboro, New Jersey, just south of Philadelphia and approximately 30 miles away from Delaware City. Paulsboro receives crude oil and feedstocks via its marine terminal on the Delaware River. Paulsboro is one of two operating refineries on the East Coast with coking capacity, the other being Delaware City. Major units at the Paulsboro refinery include crude oil distillation units, vacuum distillation units, an FCC unit, a delayed coking unit, a lube oil processing unit and a propane deasphalting unit.

The Paulsboro refinery processes a variety of medium and heavy, sour crude oils. The Paulsboro refinery predominantly produces gasoline, heating oil and jet fuel and also manufactures Group I base oils or lubricants. In addition to its finished clean products slate, Paulsboro produces asphalt and petroleum coke. The Paulsboro refinery has total storage capacity of approximately 7.5 million barrels.

Toledo Refinery

Through its subsidiary, Toledo Refining Company LLC, our sponsor acquired the Toledo refinery on March 1, 2011, from Sunoco for approximately $400.0 million, excluding working capital. Our sponsor also purchased refined and certain intermediate products in inventory for approximately $299.6 million. Additionally, included in the terms of the sale is a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, of which $103.6 million was paid in 2012, and the balance was paid in 2013.

The Toledo refinery has a throughput capacity of approximately 170,000 bpd and a Nelson Complexity Index of 9.2. The Toledo refinery is located on a 282-acre site near Toledo, Ohio, approximately 60 miles from Detroit. The Toledo refinery processes a slate of light, sweet crude oils from Canada, the Midcontinent, the Bakken region and the U.S. Gulf Coast. The Toledo refinery produces a high percentage of finished products including gasoline and ULSD, in addition to a variety of high-value petrochemicals including nonene, xylene, tetramer and toluene.

Major units at the Toledo refinery include an FCC unit, a hydrocracker, an alkylation unit and a UDEX unit. The Toledo refinery has total storage capacity of approximately 4.4 million barrels. The Toledo refinery receives its crude oil through pipeline connections and a truck rack. Of the total, approximately 0.8 million barrels are dedicated to crude oil storage with the remaining 3.6 million barrels allocated to intermediates and products. Under normal operating conditions, the Toledo refinery consumes approximately 17,000 MMBTU per day of natural gas. The Toledo refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a local third-party supplier. In addition to the third-party steam supplier, the Toledo refinery consumes a portion of the steam that is generated by its various process units.

Competition

As a result of our contractual relationship with PBF Energy under our commercial agreements and our direct connection to two of its refineries, we believe that our crude oil unloading terminals will not face significant competition from other crude oil unloading terminals for PBF Energy’s crude oil transportation requirements to the refineries we support with respect to the services provided by our initial assets. Please read “—Commercial Agreements with PBF Energy.”

If PBF Energy reduces its purchases of crude oil shipped via rail or truck, PBF Energy may only receive the minimum volumes through our crude oil unloading terminals (or pay the shortfall payment if it does not receive the minimum volumes), which would cause a decrease in our revenues. PBF Energy may elect to ship crude oil to its refineries via pipeline or through its refinery marine facilities as an alternative mode of crude oil transportation. PBF Energy competes with integrated petroleum companies, which have their own crude oil supplies and distribution and marketing systems, as well as with independent refiners, many of which also have their own distribution and marketing systems. PBF Energy also competes with other suppliers that purchase refined petroleum products for resale. Competition in any particular geographic area is affected significantly by the volume of products produced by refineries in that area and by the availability of products and the cost of transportation to that area from distant refineries.

Safety and Maintenance

We will perform preventive and normal maintenance on all of our facilities and make repairs and replacements when necessary or appropriate. We will also conduct routine and required inspections of those assets as required by regulation.

Our terminal facilities have response plans, spill prevention and control plans, and other programs to respond to emergencies. Our truck unloading facility is protected with fire systems, actuated either by sensors or an emergency switch. We continually strive to maintain compliance with applicable air, solid waste, and wastewater regulations.

Insurance

Terminals and similar facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We will maintain insurance and/or be insured under the property, liability and business interruption policies of our sponsor and/or certain of its subsidiaries, subject to the deductibles and limits under those policies, which we believe are reasonable and prudent under the circumstances to cover our operations and assets. However, such insurance does not cover every potential risk associated with our logistics assets, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices. As we continue to grow, we will continue to monitor our policy limits and retentions as they relate to the overall cost and scope of our insurance program.

Terminal Control Operations

Our truck unloading facility is automated and generally unmanned outside of normal business hours, during the weekends, and most holidays. Our customers’ truck drivers are provided with security badges to access and use the truck unloading facility. In addition, individual trucks are required to be registered in our system to ensure that required regulatory inspections are maintained by either our customers or their common carriers.

Environmental Regulation

Employee Safety

We are subject to the requirements of the OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Environmental Liabilities

As is the case with all companies engaged in industries similar to ours, we face potential exposure to future claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances which we manufactured, handled, used, released or disposed of.

Under the contribution agreement, our sponsor will indemnify us for all known and unknown environmental losses we incur arising from ownership or operation of the Toledo Truck Terminal Assets and Delaware City Terminaling that occurred or existed on or before the closing of this offering and which are identified before the 20th anniversary of the closing of this offering. In addition, we will indemnify our sponsor for any environmental losses our sponsor incurs relating to ownership or operation of the Toledo Truck Terminal Assets and Delaware City Terminaling that occur after the closing of this offering to the extent our sponsor is not required to indemnify us for such liabilities. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, or, in addition to any other environmental liabilities, otherwise resulting from our operations. As a result, we may incur such expenses in the future, which may be substantial.

Seasonality

The crude oil throughput at our facilities is affected by the level of supply and demand for crude oil and refined products in the markets served directly or indirectly by our assets. However, many effects of seasonality on our revenues will be substantially mitigated due to our commercial agreements with PBF Energy that include minimum volume commitments. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline prices. As a result, our sponsor’s operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year.

Title to Properties and Permits

Some of the leases, easements, rights-of-way, permits, and licenses that will be transferred to us will require the consent of the grantor to transfer these rights, which in some instances is a governmental entity. Our general partner believes that it has obtained or will obtain sufficient third-party consents, permits, and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, our general partner believes that these consents, permits, or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits, or authorizations will not have a material adverse effect on the operation of our business.

Our general partner believes that we will have satisfactory title to all of the assets that will be contributed to us at the closing of this offering. Under the contribution agreement, our sponsor has agreed to indemnify us for certain title defects as of the closing date. In addition, under the omnibus agreement, our sponsor will indemnify us for certain title defects and for failures to obtain certain consents and permits necessary to conduct our business, in each case, that are identified prior to the fifth anniversary of the closing of this offering. Record title to some of our assets may continue to be held by subsidiaries of our sponsor until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. We will make these filings and obtain these consents upon closing of this offering. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

Furthermore, our sponsor’s Delaware City refinery and our Delaware City Rail Terminal are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone Act and closely monitored by environmental interest groups. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon regarding a permit DCR obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City rail unloading terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board (the “CZ Board”), and the second appeal is before the Environmental Appeals Board and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of DCR and the State of Delaware and dismissed the Appellants’ appeal for lack of standing. Sierra Club and Delaware Audubon have appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and DCR and the State have filed cross-appeals. Briefs have been filed in this appeal but no date has been set for a decision by the Superior Court. A hearing on the second appeal before the Environmental Appeals Board, case no. 2013-06, was held on January 13, 2014, and the Board ruled in favor of DCR and the State and dismissed the appeal for lack of jurisdiction. A written decision by the Environmental Appeals Board has been issued and the appellants have the right to appeal the decision to Superior Court. If the appellants in one or both of these matters ultimately prevail, our ability to conduct or expand our operations may be impaired, or our sponsor’s volumes may decline, any of which would have an adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Facilities

Our office is located in the same office as our sponsor’s. Our sponsor leases approximately 53,000 square feet for its principal corporate offices in Parsippany, New Jersey. The lease for our sponsor’s principal corporate offices expires in 2016. Functions performed in the Parsippany office include overall corporate management, refinery and HSE management, planning and strategy, corporate finance, commercial operations, logistics, contract administration, marketing, investor relations, governmental affairs, accounting, tax, treasury, information technology, legal and human resources support functions.

Employees

We do not have any employees. We are managed by the directors and officers of our general partner. All of our executive management personnel will be employees of our general partner or our sponsor or a subsidiary of our sponsor and will devote the portion of their time to our business and affairs that is required to manage and conduct our operations. We have access to employees employed by our general partner and its affiliates. We, our general partner and our subsidiary will enter into an operation and management services and secondment agreement with our sponsor and its subsidiary, pursuant to which we will use employees of our sponsor to operate our assets and our sponsor will be reimbursed for such employees. We will also pay an annual fee to our sponsor of initially $2.3 million for the provision of various centralized administrative services and reimburse our sponsor for direct or allocated costs and expenses incurred by our sponsor on our behalf pursuant to the omnibus agreement and we will pay an annual fee of $0.5 million for the provision of certain utilities and other infrastructure-related services with respect to our business pursuant to the operation and management services and secondment agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

In addition, our sponsor and its affiliates have entered into a rail operations services agreement with Savage, an unaffiliated third-party, to provide crude oil unloading and other operations services for the Delaware City refinery. Under the rail operations services agreement, Savage is responsible for providing the personnel necessary for the performance of its operations services. Under the rail operations services agreement, Savage is at all times considered an independent contractor and none of Savage’s employees or contractors are considered an employee, representative or agent of Delaware City Refining. See “Business—PBF Energy’s Refining Operations—Delaware City Refinery.”

Legal Proceedings

In the ordinary course of business various legal and regulatory claims and proceedings are pending or threatened against us. While the amounts claimed may be substantial, we may be unable to predict with certainty the ultimate outcome of such claims and proceedings.

MANAGEMENT

Management of PBF Logistics LP

Our general partner, PBF Logistics GP LLC, will manage our operations and activities on our behalf through its employees, directors and officers. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. Directors of our general partner will oversee our operations. Unitholders will not be entitled to elect the directors of our general partner, which will all be appointed by PBF LLC, or directly or indirectly participate in our management or operations. However, our general partner owes a duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it.

The directors of our general partner will oversee our operations. PBF LLC will appoint all members to the board of directors of our general partner. At the closing of this offering, the board of directors of our general partner will be comprised of seven directors and each of the director nominees will meet the NYSE’s independence standards. The independent directors of our general partner will serve as the initial members of the audit and the conflicts committees of the board of directors of our general partner.

In identifying and evaluating candidates as possible director-nominees of our general partner, PBF LLC will assess the experience and personal characteristics of the possible nominee against the following individual qualifications, which PBF LLC may modify from time to time:

•	possesses appropriate skills and professional experience;

•	has a reputation for integrity and other qualities, including industry knowledge;

•	possesses expertise, determined in the context of the needs of the board of directors of our general partner;

•	has experience in positions with a high degree of responsibility;

•	is a leader in the organizations with which he or she is affiliated;

•	has the time, energy, interest and willingness to serve as a member of the board of directors of our general partner; and

•	meets such standards of independence and financial knowledge as may be required or desirable.

All of our general partner’s initial executive officers will be employees of PBF Energy. While the amount of time that our general partner’s initial executive officers will devote to our business will vary in any given year, we currently estimate that approximately 10% of their productive business time will be spent on the management and conduct of our operations. The executive officers of our general partner intend, however, to devote as much of their time as is necessary for the proper conduct of our business. Our general partner’s executive officers will manage the day-to-day affairs of our business and conduct our operations.

Directors and Executive Officers of Our General Partner

The following table sets forth certain information regarding the current directors and executive officers of our general partner as of this prospectus date. Each director and executive officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position
Thomas D. O’Malley	72	Chairman of the Board of Directors
Thomas J. Nimbley	62	Chief Executive Officer and Director
Michael D. Gayda	59	President and Director
Matthew C. Lucey	40	Executive Vice President and Director
Jeffrey Dill	52	Senior Vice President and General Counsel
Erik Young	37	Senior Vice President, Chief Financial Officer
Bruce A. Jones	60	Director Nominee
George E. Ogden	71	Director Nominee
Dave Roush	60	Director Nominee

Thomas D. O’Malley was appointed Chairman of the Board of Directors of our general partner in 2014. Mr. O’Malley has served as Executive Chairman of the Board of Directors of PBF Energy since its formation in November 2011, served as Executive Chairman of PBF LLC and its predecessors from March 2008 to February 2013 and was our Chief Executive Officer from inception until June 2010. Mr. O’Malley has more than 30 years’ experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G., listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board and Chief Executive Officer of Premcor, a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until December 2004, and continued as Chairman until its sale to Valero in August 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation. This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States when it was sold to Phillips Petroleum Corporation.

Thomas J. Nimbley was appointed Chief Executive Officer and a Director of our general partner in 2013. Mr. Nimbley has served as the Chief Executive Officer of PBF Energy Inc. since June 2010 and was the Executive Vice President, Chief Operating Officer of PBF Energy Inc. from March 2010 through June 2010. Prior thereto, he served as a Principal for Nimbley Consultants LLC from June 2005 to April 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips Petroleum Company and subsequently Senior Vice President and head of Refining for ConocoPhillips domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco Corporation and its subsidiaries starting in April 1993.

Michael D. Gayda was appointed President and a Director of our general partner in 2013. Mr. Gayda joined PBF Energy Inc. as Executive Vice President, General Counsel and Secretary in April 2010 and has served as its President since June 2010 and was a director from inception until October 2009. Prior thereto, from May 2006 until January 2010 Mr. Gayda served as Executive Vice President, General Counsel and Secretary of Petroplus. Prior to Petroplus, he served as an executive officer of Premcor until its sale to Valero in August 2005 and as General Counsel—Refining for Phillips 66 Company, a division of Phillips Petroleum Company, following Phillips Petroleum’s acquisition of Tosco in September 2001. Mr. Gayda previously served as a Vice President of certain of Tosco’s subsidiaries.

Matthew C. Lucey was appointed Senior Vice President, Chief Financial Officer and a Director of our general partner in 2013. Effective April 1, 2014, Mr. Lucey serves as Executive Vice President of PBF Energy and our Executive Vice President and Director. Mr. Lucey joined PBF Energy Inc. as Vice President, Finance in April 2008 and served as Senior Vice President, Chief Financial Officer of PBF Energy Inc. from April 2010 until his promotion in March 2014. Prior thereto, Mr. Lucey served as a Managing Director of M.E. Zukerman & Co., a New York-based private equity firm specializing in several sectors of the broader energy industry, from 2001 to 2008. While at M.E. Zukerman & Co., Mr. Lucey participated in all aspects of the firm’s energy investment activities and served on the Management Committee of Penreco, a manufacturer of specialty petroleum products; Cortez Pipeline Company, a 500 mile CO2 pipeline; and Venture Coke Company, a merchant petroleum coke calciner. Before joining M.E. Zukerman & Co., Mr. Lucey spent six years in the banking industry.

Jeffrey Dill was appointed Senior Vice President, General Counsel and Secretary of our general partner in 2013. Mr. Dill has served as Senior Vice President, General Counsel and Secretary of PBF Energy Inc. since May 2010 and from March 2008 until September 2009. Mr. Dill served as Senior Vice President, General Counsel and Secretary for Maxum Petroleum, Inc., a national marketer and logistics company for petroleum products, from September 2009 to May 2010 and as Consulting General Counsel and Secretary for NTR Acquisition Co., a special purpose acquisition company focused on downstream energy opportunities, from April 2007 to February 2008. Previously he served as Vice President, General Counsel and Secretary at Neurogen Corporation, a drug discovery and development company, from March 2006 to December 2007. Mr. Dill has over 15 years’ experience providing legal support to refining, transportation and marketing organizations in the petroleum industry, including positions at Premcor, ConocoPhillips, Tosco and Unocal.

Erik Young was appointed Senior Vice President and Chief Financial Officer of our general partner and of PBF Energy effective April 1, 2014. Mr. Young previously served as Director, Strategic Planning at PBF Energy since December 2010, where he was responsible for coordinating corporate development and capital markets initiatives for PBF Energy. Prior to joining PBF Energy, Mr. Young spent eleven years in corporate finance, strategic planning and mergers and acquisitions roles across a variety of industries. He began his career in investment banking before joining J.F. Lehman & Company, a private equity investment firm, in 2001.

Bruce A. Jones has approximately 32 years of experience in energy related industries, including 19 years in refining and distribution. From May 2006 until February 2010, Mr. Jones served as Executive Vice President, Chief Operating Officer of Petroplus during its acquisitions of four European refineries. Since February 2010, after leaving Petroplus, Mr. Jones has been retired. Prior to Petroplus, he served as Vice President Environmental Health and Safety for Premcor until its sale to Valero in August 2005. Mr. Jones previously held various positions with Phillips, Tosco, Exxon and Public Service Electric and Gas Company. Mr. Jones has extensive experience in the energy industry, including refining and distribution operations with a strong basis in safe and environmentally compliant operations and for these reasons Mr. Jones is a valuable member of our Board of Directors.

George E. Ogden has over 45 years of experience in the energy sector. From January 1999 to the present, Mr. Ogden has served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer. Mr. Ogden’s extensive career across many aspects of the energy and refining industries make him a valuable member of our Board of Directors.

Dave Roush is a licensed CPA and an experienced entrepreneur and financial expert. Mr. Roush is a founder and principal of JDP Holdings, Inc., an investment company which acquires and develops technology companies. He founded JDP Holdings in the early part of 2010. Prior to that, Mr. Roush founded Insurance.com, a leading, web-based, auto insurance agency, in 2000 and worked as its Chairman and Chief Executive Officer until February 2009, and also held various positions at Progressive Insurance and worked as an internal auditor for the Bendix/Allied Signal Corporation. Mr. Roush has over 38 years of accounting and management experience, is a licensed CPA and for these reasons he is a valuable member of our Board of Directors.

Board Leadership Structure

The board of directors of our general partner has no policy with respect to the separation of the offices of chairman of the board and chief executive officer; rather, that relationship is defined and governed by the limited liability company agreement of our general partner, which permits the same person to hold both offices. Members of the board of directors of our general partner are appointed by PBF Energy. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by the audit committee, which is responsible for reviewing and discussing with management and our independent auditors our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

Audit Committee

Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The audit committee will assist the board of directors of our general partner in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Conflicts Committee

At least two members of the board of directors of our general partner will serve on our conflicts committee. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in our best interests. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, may not hold an ownership interest in the general partner or its affiliates other than common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person’s professional or expert competence, will be conclusively presumed to have been done or omitted in good faith.

Executive Compensation

We and our general partner were formed in February 2013 and had no material assets or operations until the closing of this offering. Accordingly, neither we nor our general partner has accrued nor will accrue any obligations with respect to management compensation or retirement benefits for our directors and executive officers for any periods prior to the closing of this offering. We do not directly employ any of the persons responsible for managing our business, and our general partner does not have a compensation committee. Our general partner may establish a compensation committee prior to the closing of this Offering. All of the initial executive officers of our general partner are also officers of PBF Energy, and therefore will have responsibilities for us and PBF Energy. These officers and all other personnel necessary for our business to function will be employed and compensated by PBF Energy or one of its subsidiaries, subject to the administrative services fee or reimbursement by us in accordance with the terms of the omnibus agreement and the operation and management services and secondment agreement. Under the omnibus agreement, a portion of PBF Energy’s long-term incentive compensation expense will be allocated to us in accordance with the preceding sentence. We will also be responsible for paying the long-term incentive compensation expense associated with our long-term incentive plan described below. The executive officers of our general partner who are also executive officers of PBF Energy will continue to participate in employee benefit plans and arrangements sponsored by PBF Energy and its subsidiaries including plans that may be established in the future. Neither we nor our general partner has entered into any employment or benefit-related agreements with any of the individuals who provide executive officer services to us, and we do not anticipate entering into any such agreements in the near future. The board of directors of our general partner may grant awards to our executive officers, key employees of PBF Energy and its subsidiaries who support our operations and/or our independent directors pursuant to the long-term incentive plan described below under “—Long-Term Incentive Plan” following the closing of this offering.

We are not presenting any compensation for historical periods as we and our general partner were formed in February 2013. We are a new subsidiary formed to acquire, at the closing of this offering, portions of different parts of our sponsor’s business. Further, neither we nor our general partner incurred or will incur any cost or liability with respect to compensation of our executive officers prior to the closing of this offering. Compensation paid or awarded by us in 2014 with respect to the executive officers of our general partner who perform services for us and also perform services for PBF Energy is expected to only reflect the portion of compensation paid by PBF Energy that is allocated to us pursuant to PBF Energy’s allocation methodology and subject to the terms of the omnibus agreement. We will be solely responsible for paying the expense associated with any awards granted under the long-term incentive plan described below which has been adopted by our general partner. Responsibility and authority for compensation-related decisions for executive officers of our general partner who perform services for us and also perform services for PBF Energy will reside with the board of directors of PBF Energy and its committees (other than compensation under our long-term incentive plan). Any such compensation decisions will not be subject to any approvals by the board of directors of our general partner or any committees thereof.

Long-Term Incentive Plan

We, through our general partner, intend to adopt the PBF Logistics LP 2014 Long-Term Incentive Plan, or the LTIP, prior to the effectiveness of this offering for officers, directors and employees of our general partner or its affiliates, and any consultants, affiliates of our general partner or other individuals who perform services for us. We may issue our executive officers long-term equity based awards under the plan, which awards will be intended to compensate the officers based on the performance of our common units and their continued employment during the vesting period, as well as align their long-term interests with those of our unitholders. We will be responsible for the cost of awards granted under the LTIP to be adopted by us.

The description of the LTIP set forth below is a summary of the material features of the plan our general partner anticipates adopting, but the LTIP remains subject to change. In addition, this summary does not purport to be a complete description of all the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP, which is filed as an exhibit to this registration statement. The purpose of the LTIP is to provide a means to attract and retain individuals who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common units. The LTIP provides for grants of (1) Restricted Units, (2) unit appreciation rights, referred to as UARs, (3) unit options, referred to as Options, (4) Phantom Units, (5) Unit Awards, (6) substitute awards, (7) other Unit-Based Awards, (8) cash awards, (9) performance awards and (10) distribution equivalent rights, referred to as DERs, collectively referred to as Awards.

Administration

The LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the “committee” for purposes of this summary. The committee will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The committee will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in common units), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the vesting provisions associated with an Award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP. In the event that the committee is not comprised of “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act, the full Board or a subcommittee of two or more nonemployee directors will administer all Awards granted to individuals that are subject to Section 16 of the Exchange Act.

Securities to be Offered

The maximum aggregate number of common units that may be issued pursuant to any and all Awards under the LTIP shall not exceed 1,588,655 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP.

If a common unit subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common units, or is otherwise terminated without a delivery of units, such common unit will again be available for issue, transfer, or exercise pursuant to Awards under the LTIP, to the extent allowable by law. Common units to be delivered pursuant to awards under the LTIP may be common units acquired by our general partner in the open market, from any other person, directly from us, or any combination of the foregoing.

Awards

Restricted Units. A Restricted Unit is a grant of a common unit subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. The committee shall provide, in the Restricted Unit agreement, whether the Restricted Unit will be forfeited upon certain terminations of employment. Unless otherwise determined by the committee, a common unit distributed in connection with a unit split or unit dividend, and other property distributed as a dividend, will generally be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Unit with respect to which such common unit or other property has been distributed.

Options. We may grant Options to eligible persons. Option Awards are options to acquire common units at a specified price. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than 100% of the fair market value per common unit as of the date of grant of the Option unless that Option is intended to otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

Options may be exercised in the manner and at such times as the committee determines for each Option, unless that Option is determined to be subject to Section 409A of the Code, where the Option will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an Option and the methods and forms in which common units will be delivered to a participant.

UARs. A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR Award is intended to otherwise comply with the requirements of Section 409A of the Code.

Phantom Units. Phantom Units are rights to receive common units, cash or a combination of both at the end of a specified period. The committee may subject Phantom Units to restrictions (which may include a risk of forfeiture) to be specified in the Phantom Unit agreement that may lapse at such times determined by the committee. Phantom Units may be satisfied by delivery of common units, cash equal to the fair market value of the specified number of common units covered by the Phantom Unit, or any combination thereof determined by the committee. Except as otherwise provided by the committee in the Phantom Unit agreement or otherwise, Phantom Units subject to forfeiture restrictions may be forfeited upon termination of a participant’s employment prior to the end of the specified period. Cash distribution equivalents may be paid during or after the vesting period with respect to a Phantom Unit, as determined by the committee.

Unit Awards. The committee will be authorized to grant common units that are not subject to restrictions. The committee may grant Unit Awards to any eligible person in such amounts as the committee, in its sole discretion, may select.

Substitute Awards. The LTIP will permit the grant of Awards in substitution for similar awards held by individuals who become employees or directors as a result of a merger, consolidation, or acquisition by or involving us, an affiliate of another entity, or the assets of another entity. Such substitute Awards that are Options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

Unit-Based Awards. The LTIP will permit the grant of other Unit-Based Awards, which are Awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the Unit-Based Award may be paid in common units, cash or a combination thereof, as provided in the Award agreement.

Cash Awards. The LTIP will permit the grant of Awards denominated in and settled in cash. Cash Awards may be based, in whole or in part, on the value or performance of a common unit.

Performance Awards. The committee may condition the right to exercise or receive an Award under the LTIP, or may increase or decrease the amount payable with respect to an Award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

DERs. The committee will be able to grant DERs in tandem with Awards under the LTIP (other than an award of Restricted Units or Unit Awards), or DERs may be granted alone. DERs entitle the participant to receive an amount equal to the amount of any distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another Award may be subject to the same vesting terms as the Award to which it relates or different vesting terms, in the discretion of the committee.

Miscellaneous

Tax Withholding. At our discretion, and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of common units issuable pursuant to the Award based on the fair market value of the common units.

Anti-Dilution Adjustments. If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, if adjustments to Awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding Award and the terms and conditions of such Award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future Awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to Awards were discretionary, the committee shall have complete discretion to adjust Awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification, or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange, or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the LTIP, as appropriate, with respect to the maximum number of units available under the LTIP, the number of units that may be acquired with respect to an Award, and, if applicable, the exercise price of an Award, in order to prevent dilution or enlargement of Awards as a result of such events.

Change in Control. Upon a “change in control” (as defined in the LTIP), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an Award, (ii) accelerate the time of exercisability or vesting of an Award, (iii) require Awards to be surrendered in exchange for a cash payment, (iv) cancel unvested Awards without payment or (v) make adjustments to Awards as the committee deems appropriate to reflect the change of control. Unless determined otherwise by the committee or provided for otherwise in an Award agreement, upon involuntary termination of employment or service of a participant within twenty-four (24) months of a change in control, all of the participant’s Awards that have not at such time become vested or otherwise remain subject to lapse restrictions shall immediately become vested or no longer subject to lapse restrictions, as applicable.

Termination of Employment or Service. The consequences of the termination of a grantee’s employment, consulting arrangement, or membership on the board of directors will be determined by the committee in the terms of the relevant award agreement.

Clawback. In the discretion of the committee, Awards under the plan may be subject to clawback or other recovery to the extent necessary to comply with applicable law.

Director Compensation

Our general partner anticipates that its directors, excluding directors who are also officers or employees of PBF Energy or its subsidiaries, will receive compensation for services on our general partner’s board of directors and committees thereof. Following the consummation of this offering, we expect our general partner to pay meeting fees to each non-employee director for each board meeting attended and each committee meeting attended, but the amounts of such meeting fees have not yet been determined.

Directors of our general partner will be eligible to receive grants under the LTIP. At the closing of this offering, each of the independent directors of our general partner will receive an initial award grant with a value equal to $50,000 under the LTIP, in the form of phantom units with distribution equivalent rights, which will vest in equal annual installments over a four-year period.

Administrative Services Fees and Reimbursement of Expenses of Our General Partner

We will pay an annual fee of initially $2.3 million to our sponsor for the provision of certain centralized administrative services, including the management services of our sponsor’s employees, including our initial executive officers, who devote less than 50% of their time to our business. We also will reimburse our sponsor for allocated expenses of personnel who devote 50% or more of their time performing services for our benefit. In addition, we are required to reimburse our general partner and its affiliates, including our sponsor, for all direct and indirect expenses that they incur on our behalf. Except to the extent specified under the omnibus agreement, our general partner determines the amount of these expenses. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. In addition, we will pay an annual fee of $0.5 million to our sponsor for the provision of certain utilities and other infrastructure-related services with respect to our business pursuant to the operation and management services and secondment agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units that will be owned upon the consummation of the formation transactions and this offering by:

•	each person known by us to be a beneficial owner of more than 5% of the units;

•	each of the directors and director nominees of our general partner;

•	each of the named executive officers of our general partner; and

•	all directors, director nominees and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12.0 million of common units in this offering, or 600,000 common units at an assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus). However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering.

Percentage of total units to be beneficially owned after this offering is based on common units outstanding. The table assumes that the underwriters’ option to purchase additional common units is not exercised. The following table does not include any common units that directors, director nominees and executive officers of our general partner may purchase in this offering through direct sales or the directed unit program described under “Underwriting—Direct Sales to Insiders and Directed Unit Program” or any phantom units with distribution equivalent rights that may be granted under our long-term incentive plan. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Common and Subordinated Units to be Beneficially Owned
PBF Energy Inc. (1)	2,136,553	13.4%	15,886,553	100.0%	56.7%
Directors and Executive Officers:
Thomas D. O’Malley	—	—	—	—	—
Thomas J. Nimbley	—	—	—	—	—
Michael D. Gayda	—	—	—	—	—
Matthew C. Lucey	—	—	—	—	—
Jeffrey Dill	—	—	—	—	—
Erik Young	—	—	—	—	—
Director Nominees:
Bruce A. Jones	—	—	—	—	—
George E. Ogden	—	—	—	—	—
Dave Roush	—	—	—	—	—
All directors, director nominees and executive officers as a group (9 persons)	—	—	—	—	—

*	Less than 1%.
(1)	Includes common and subordinated units owned directly by PBF LLC. PBF Energy is the sole managing member of PBF LLC and operates and controls all of PBF LLC’s business and affairs and consolidates the financial results of PBF LLC and its subsidiaries. PBF LLC is a holding company for the companies that directly or indirectly own and operate PBF Energy’s business.

The following table sets forth, as of April 1, 2014, information regarding the beneficial ownership of shares of PBF Energy Class A common stock by (a) each person, or group of affiliated persons, known by us to be a beneficial owner of more than five percent of PBF Energy Class A common stock, (b) each of the named executive officers, directors and director nominees of our general partner and (c) all directors, director nominees and executive officers of our general partner as a group. The information for persons known by us to be a beneficial owner of more than five percent of PBF Energy Class A common stock is based solely upon reports filed by such persons with the SEC. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Accordingly, the reports of beneficial ownership of PBF Energy Class A common stock by Blackstone, First Reserve, each of the named executive officers, directors and director nominees of our general partner and all directors, director nominees and executive officers of our general partner as a group, assume the exchange of any PBF LLC Series A Units held by such person for shares of PBF Energy Class A common stock, but excludes the shares of PBF Energy Class A common stock issuable upon exchange of PBF LLC Series A Units by any other person; the other persons are reporting on the basis of the issued and outstanding shares of PBF Energy Class A common stock as of the date indicated above. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

	Class A Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number	%	Combined Voting Power (2)
Blackstone (3)(4)	21,804,653	24.8%	22.5%
First Reserve (4)(5)	21,804,653	24.8%	22.5%
Directors and Executive Officers:
Thomas D. O’Malley (6)(13)	3,803,065	5.2%	3.9%
Thomas J. Nimbley (7)(13)	687,500	1.0%	*
Michael D. Gayda (8)(13)	196,538	*	*
Matthew C. Lucey (9)(13)	79,198	*	*
Jeffrey Dill (10)(13)	71,814	*	*
Erik Young (11)(13)	28,333	*	*
Director Nominees:
Bruce A. Jones	—	—	—
George E. Ogden	—	—	—
Dave Roush	—	—	—
All directors and executive officers as a group (9 persons) (12)(13)	4,866,449	6.5%	4.9%

*	Less than 1%.
(1)

Subject to the terms of an exchange agreement, PBF LLC Series A Units are exchangeable at any time and from time to time for shares of PBF Energy Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. The holders of PBF LLC Series B Units, which include certain executive officers of PBF Energy and our general partner, may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A common stock issuable upon exchange of the PBF LLC Series A Units held by Blackstone and First Reserve. Each holder of PBF LLC Series A Units also holds one share of PBF Energy Class B common stock. The shares of PBF Energy Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of PBF Energy Class B common stock held, to a number of votes on matters presented to stockholders of PBF Energy that is equal to the aggregate number of PBF LLC Series A Units held by such holder. As a holder exchanges PBF LLC Series A Units for shares of PBF Energy Class A common stock pursuant to such exchange agreement, the voting power afforded to the holder by its share of PBF Energy Class B common stock will be automatically and correspondingly reduced.
(2)	Represents percentage of voting power of the PBF Energy Class A common stock and PBF Energy Class B common stock voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each holder of PBF Energy Class B common stock is entitled, without regard to the number of shares of PBF Energy Class B common stock held by it, to one vote for each PBF LLC Series A Unit held by it.
(3)	The Blackstone Vehicles (as hereinafter defined) are comprised of the following entities: Blackstone PB Capital Partners V Subsidiary L.L.C. (“BPBCP V”), Blackstone PB Capital Partners V-AC L.P. (“BPBCP V-AC”), Blackstone Family Investment Partnership V USS L.P. (“BFIP V”), Blackstone Family Investment Partnership V-A USS SMD L.P. (“BFIP V-A”), and Blackstone Participation Partnership V USS L.P. (“BPP V”, and together with BPBCP V, BPBCP V-AC, BFIP V and BFIP V-A, the “Blackstone Vehicles”). The Blackstone Vehicles beneficially own (i) 15,231,422.54 PBF LLC Series A Units, which are held by BPBCP V, (ii) 2,729,249.56 PBF LLC Series A Units, which are held by BPBCP V-AC, (iii) 84,012.06 PBF LLC Series A Units, which are held by BFIP V, (iv) 319,041.57 PBF LLC Series A Units, which are held by BFIP V-A, and (v) 38,600.77 PBF LLC Series A Units, which are held by BPP V. Blackstone Management Associates V USS L.L.C. (“BMA”) is a general partner of each of BPBCP V and BPBCP V-AC. BCP V USS Side-by-Side GP L.L.C. (“BCP V GP L.L.C.”) is a general partner of BFIP V and BPP V. Blackstone Holdings II L.P. holds the majority of membership interests in BMA and is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of BFIP V-A is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares except to the extent of its or his indirect pecuniary interest therein. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(4)	Consists entirely of 18,402,326.5 PBF LLC Series A Units held by Blackstone and 3,402,326.5 PBF LLC Series A Units held by First Reserve. Blackstone and First Reserve are party to a stockholders agreement with PBF Energy. Given the terms of the stockholders agreement, each of Blackstone and First Reserve and certain of their respective affiliates may be deemed to be a member of a group that may be deemed to beneficially own the shares of PBF Energy Class A common stock held by the other.
(5)	Owned collectively by FR PBF Holdings LLC (“Holdings”), and FR PBF Holdings II LLC (“Holdings II” and, together with Holdings, the “First Reserve Vehicles”), which in turn are wholly owned and managed by FR XII PBF Holdings LLC, which in turn is collectively owned and managed by FR XII PBF AIV, L.P. (“FR XII”) and FR XII-A PBF AIV, L.P. (“FR XII-A”). The First Reserve Vehicles beneficially own (i) 841,055.95 PBF LLC Series A Units, which are held by Holdings and (ii) 2,561,270.55 PBF LLC Series A Units, which are held by Holdings II. FR XII and FR XII-A are managed by First Reserve GP XII, L.P. which, in turn, is managed by First Reserve GP XII Limited. The address of FR PBF Holdings LLC and First Reserve is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.
(6)

The number of shares of PBF Energy Class A common stock beneficially owned consists of (a) 200,000 shares of PBF Energy Class A common stock held directly by Mr. O’Malley, of which 40,000 are restricted shares of Class A Common Stock which vest in four equal annual installments beginning on February 20, 2014, (b) 2,971,800 PBF LLC Series A Units held directly by Mr. O’Malley, (c) 230,000 PBF LLC Series A Units held by Argus Energy Corporation, in which Mr. O’Malley holds a controlling interest, (d) 270,000 PBF LLC Series A Units held by Argus Investments Inc., in which Mr. O’Malley holds a controlling interest and (e) 131,265 PBF LLC Series A Units held by Horse Island Partners LLC, of which Mr. O’Malley is the Managing Member. Mr. O’Malley disclaims beneficial ownership of the securities held by Argus Energy Corporation, Argus Investments Inc. and Horse Island Partners LLC, except to the extent of his pecuniary interest therein. In addition, does not include 350,000 PBF LLC Series B Units beneficially owned by Mr. O’Malley.
(7)	The number of shares of PBF Energy Class A common stock beneficially owned consists of 675,000 PBF LLC Series A Units and an aggregate of 12,500 shares of PBF Energy Class A common stock that can be acquired within 60 days upon exercise of outstanding options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. Nimbley.
(8)	The number of shares of PBF Energy Class A common stock beneficially owned consists of 136,538 PBF LLC Series A Units and an aggregate of 50,000 PBF LLC Series A Units and 10,000 shares of PBF Energy Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants and options. In addition, does not include 160,000 PBF LLC Series B Units beneficially owned by Mr. Gayda.
(9)	The number of shares of PBF Energy Class A common stock beneficially owned consists of 59,198 PBF LLC Series A Units and an aggregate of 10,000 PBF LLC Series A Units and an aggregate of 10,000 shares of PBF Energy Class A common stock that can be acquired within 60 days upon exercise of outstanding options. In addition, does not include 60,000 PBF LLC Series B Units beneficially owned by Mr. Lucey.
(10)	The number of shares of PBF Energy Class A common stock beneficially owned consists of 36,814 PBF LLC Series A Units and an aggregate of 30,000 PBF LLC Series A Units and 5,000 shares of PBF Energy Class A common stock that can be acquired within 60 days upon the exercise of outstanding options. In addition, does not include 60,000 PBF LLC Series B Units beneficially owned by Mr. Dill.
(11)	The number of shares of PBF Energy Class A common stock beneficially owned consists of 5,500 PBF LLC Series A Units and an aggregate of 9,500 PBF LLC Series A Units and 13,333 shares of PBF Energy Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants and options.
(12)	Consists of 200,000 shares of PBF Energy Class A common stock, of which 40,000 are restricted shares, which are entitled to vote and receive dividends but remain subject to vesting, 4,516,115 PBF LLC Series A Units, an aggregate of 107,833 PBF LLC Series A Units and an aggregate of 42,500 shares of PBF Energy Class A common stock that can be acquired within 60 days upon the exercise of outstanding warrants and options. In addition, does not include 790,000 PBF LLC Series B Units beneficially owned by the directors and officers as a group.
(13)	Does not include any beneficial ownership that may be deemed to arise from the right of the holders of PBF LLC Series B Units to receive dividends from, or the proceeds from the sale of, the shares of PBF Energy Class A common stock issuable upon exchange of the PBF LLC Series A Units held by Blackstone and First Reserve.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, PBF Energy will own 2,136,553 common units and 15,886,553 subordinated units representing a 56.7% limited partner interest in us and all of our incentive distribution rights. PBF Energy will also own our general partner. Our general partner will own a noneconomic general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following information summarizes the distributions and payments made or to be made by us to our general partner and its affiliates, including our sponsor, in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, may not equal the distributions and payments that would result from arm’s-length negotiations.

Formation Stage

The aggregate consideration received by our general partner and its affiliates, including PBF Energy, for the contribution of certain assets and liabilities to us includes:

•	2,136,553 common units;

•	15,886,553 subordinated units;

•	a noneconomic general partner interest; and

•	all of the incentive distribution rights;

In addition, in connection with the closing of this offering, we will purchase $215.8 million ($254.5 million if the underwriters exercise in full their option to purchase additional common units) of U.S. Treasury or other investment grade securities, which will be used to fund anticipated capital expenditures. In addition, we will borrow $215.8 million ($254.5 million if the underwriters exercise in full their option to purchase additional common units) under our term loan and distribute the proceeds of such borrowing to PBF LLC.

Operational Stage

Distributions of available cash to our general partner and its affiliates. We will generally make cash distributions to unitholders pro rata, including our sponsor as holder of an aggregate of common units and all of the subordinated units.

Payments to our general partner and its affiliates. We will pay an annual fee of initially $2.3 million to our sponsor for the provision of certain centralized administrative services, including the management services of our sponsor’s employees who devote less than 50% of their time to our business. We also will reimburse our sponsor for allocated expenses of personnel who devote 50% or more of their time performing services for our benefit, which we estimate will total approximately $0.9 million. In addition, we are required to reimburse our general partner and its affiliates, including our sponsor, for all direct and indirect expenses that they incur on our behalf which we estimate will total approximately $0.5 million. Except to the extent specified under the omnibus agreement, our general partner determines the amount of these expenses. In addition, we will pay an annual fee of $0.5 million to our sponsor for the provision of certain utilities and other infrastructure-related services with respect to our business pursuant to the operation and management services and secondment agreement. We will also reimburse our sponsor and its subsidiaries for any direct costs actually incurred by our sponsor for our benefit. Please read “—Agreements Governing the Transactions” below and “Management—Executive Compensation.”

Liquidation Stage

Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

We have entered into or will enter into various documents and agreements with our sponsor that will effect the transactions relating to our formation, including the vesting of assets in us and our subsidiary, and the application of the proceeds of this offering. These agreements will not be the result of arm’s-length negotiations. However, we believe that these fees are substantially equivalent to the fees that we would expect to charge others for similar services. All of the transaction expenses incurred in connection with our formation transactions will be paid from the proceeds of this offering.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement with our sponsor and certain of its subsidiaries and our general partner that will effect the formation transactions, including (1) the transfer of ownership interest in Delaware City Terminaling and (2) the contribution of the Toledo Truck Terminal. In addition, pursuant to the contribution agreement, our sponsor will agree to indemnify us for certain liabilities attributable to the ownership and operation of the businesses, assets, rights and subsidiary being contributed to us prior to the time they were contributed to us, as summarized below.

Environmental Indemnification. The contribution agreement provides that our sponsor will indemnify us for all known and unknown environmental losses we incur arising from ownership or operation of the Toledo Truck Terminal Assets and Delaware City Terminaling that occurred or existed on or before the closing of this offering and which are identified before the 20th anniversary of the closing of this offering. In addition, we will indemnify our sponsor for any environmental losses our sponsor incurs relating to ownership or operation of the Toledo Truck Terminal Assets and Delaware City Terminaling that occur after the closing of this offering to the extent our sponsor is not required to indemnify us for such liabilities.

Tax Indemnification. The contribution agreement provides that our sponsor must indemnify us for any costs or expenses that we incur for federal, state and local income tax liabilities attributable to the ownership or operation of the businesses, assets, rights and subsidiary being contributed to us for the period prior to the closing of this offering.

Title Indemnification. The contribution agreement provides that our sponsor must indemnify us for any costs or expenses that we incur for losses resulting from defects in title to contributed assets or equity interests transferred to us in connection with this offering, to the extent that any such title defects renders us liable or unable to use or operate the contributed assets in substantially the same manner as they were used and operated prior to the closing of this offering.

Additional Indemnification. The contribution agreement provides that our sponsor must indemnify us for liabilities relating to legal actions, if any, associated with the contributed assets that are pending against our sponsor or its affiliates as of the closing of this offering, subject to certain limitations. In addition, pursuant to the contribution agreement our sponsor will indemnify us for losses attributable to any assets retained by our sponsor and its affiliates after the closing of this offering.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with PBF LLC, PBF Holding and our general partner, that will address the following matters:

•

our obligation to pay our sponsor an administrative fee, initially in the amount of $2.3 million per year, for the provision by our sponsor of centralized corporate services (which fee is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•	our agreement to reimburse our sponsor for all other direct or allocated costs and expenses incurred by our sponsor on our behalf;

•	our sponsor’s agreement not to compete with us under certain circumstances;

•	our right of first offer to acquire the right of first offer assets, including certain logistics assets that our sponsor may construct or acquire in the future;

•	a license to use the PBF Logistics trademark and name; and

•	our sponsor’s agreement to reimburse us for certain expenditures related to our initial assets for a period of five years after the closing of this offering.

So long as our sponsor or its affiliates control our general partner, the omnibus agreement will remain in full force and effect. If our sponsor or its affiliates cease to control our general partner, either our sponsor or we may terminate the omnibus agreement.

Payment of Administrative Fee. We will pay our sponsor an administrative fee, initially in the amount of $2.3 million per year (prorated for the first year of services), payable in equal monthly installments, for the provision of various centralized corporate services for our benefit, including executive management services of our sponsor’s employees who devote less than 50% of their time to our business, financial and administrative services, information technology services, legal services, health, safety and environmental services, human resources services and insurance administration. In addition, we also will reimburse our sponsor for allocated expenses of personnel who devote 50% or more of their time performing services for our benefit. This fee and reimbursement will be in addition to reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement. The omnibus agreement provides that the administrative fee may be adjusted annually, commencing on the second year following this offering, by a percentage equal to the change in the Producer Price Index or to reflect any increase or decrease in the cost of providing such services to us due to changes in any law, rule or regulation applicable to us or our sponsor. In addition, our general partner may agree on our behalf to increases in the administrative fee in connection with expansions of our operations through the acquisition or construction of new assets or businesses. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

Noncompetition. Our sponsor will agree, and will cause its subsidiaries to agree, not to own, operate, engage in, acquire or invest in any business that owns or operates any crude oil or refined products pipelines, terminals or storage facilities in the United States. This restriction will not apply to:

•	any assets owned by our sponsor at the closing of this offering (including replacements or expansions of those assets);

•	any assets acquired or constructed by our sponsor that are within, substantially dedicated to, or an integral part of any refinery owned, acquired or constructed by our sponsor;

•	any asset or business that our sponsor acquires or constructs that has a fair market value of less than $25 million;

•	any asset or business that our sponsor acquires or constructs that has a fair market value of $25 million or more;

•

any logistics asset that our sponsor acquires or constructs that has a fair market value of $25 million or more but comprises less than half of the fair market value (as determined in good faith by our sponsor) of the total asset package acquired or constructed by our sponsor;

•	the purchase and ownership of a non-controlling interest in any publicly traded entity; and

•	the ownership of the equity interests in us, our general partner and our affiliates.

Right of First Offer. Under the omnibus agreement, if our sponsor decides to sell, transfer or otherwise dispose of the sponsor’s Delaware City refinery, the sponsor’s Toledo refinery, or any of the assets described under “Business—Logistics Assets Owned by PBF Energy” (other than (i) to an affiliate who agrees to be bound by the right of first offer, (ii) in connection with the sale, transfer or other disposal by our sponsor of the related refinery or (iii) in connection with the foreclosure on such asset by any lenders under any credit arrangements of our sponsor in effect on the date of the closing of this offering), our sponsor will provide us with the opportunity to make the first offer to it, in each case for a ten-year period following the closing of this offering.

Our decision to make any offer will require the approval of the conflicts committee of the board of directors of our general partner.

In addition, the omnibus agreement provides that if we do not purchase an asset that our sponsor acquires or constructs that has a fair market value of $25 million or more, such assets will also be subject to our right of first offer until the tenth anniversary of the closing of this offering.

The consummation and timing of any acquisition by us of the assets covered by our right of first offer will depend on, among other things, our sponsor’s decision to sell an asset covered by our right of first offer, our ability to reach an agreement with our sponsor on price and other terms and our ability to obtain financing on acceptable terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and our sponsor is under no obligation to accept any offer that we may choose to make.

Reimbursement of Maintenance Capital and Other Expenditures. Our sponsor has agreed to reimburse us for any costs per event up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any contributed asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of this offering during the first five years after the closing of this offering, and any clean-up related thereto. Additionally, we will bear the costs associated with the expansion of the Delaware City rail track.

Name and Trademark. Under the omnibus agreement, our sponsor will grant us a license to use the PBF Logistics trademark and names. We will agree to use commercially reasonable efforts to cooperate with our sponsor and its affiliates in the defense and conservation of the names and trademarks which our sponsor will grant us permission to use under the omnibus agreement, and we will agree to use such names and trademarks in accordance with such quality standards established by our sponsor and communicated to us from time to time. We will also agree to use best efforts to act and operate in a manner consistent with good business ethics, and in a manner that will not reflect poorly on the goodwill and reputation of our sponsor, its affiliates and us.

Our sponsor will agree to use commercially reasonable efforts to cooperate with us in the defense and conservation of the names and trademarks which our sponsor will grant us a license to use under the omnibus agreement and agree to cooperate with us in maintaining the trademarks in due force and duly registered. Our sponsor will also agree to defend, indemnify, and hold us harmless from and against any losses suffered or incurred by us arising from (i) claims or causes of action brought by any third-party alleging that our use of the names and trademarks which use is granted to us violates any law, statute or rule, or infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of such third-party, and (ii) invalidity or unenforceability of any right with respect to the names and trademarks which use is granted to us.

Operation and Management Services and Secondment Agreement

Upon the closing of this offering, we, our general partner and our subsidiary will enter into an operation and management services and secondment agreement with our sponsor and certain of its subsidiaries, pursuant to which our sponsor and its subsidiaries will provide to us and our subsidiary the personnel necessary for us to perform our obligations under the commercial agreements. We will reimburse our sponsor for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to our operations including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. In addition, we will pay an annual fee of $0.5 million to our sponsor for the provision of such services pursuant to the operation and management services and secondment agreement.

The operation and management services and secondment agreement will terminate upon the termination of the omnibus agreement, provided that we may terminate any service on 30 days’ notice. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due) under the agreement, such obligations, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, terrorism, blockades, insurrections, riots or civil disturbances, storms, floods or washouts; or other interruptions caused by acts of nature or the environment, interruptions in the ability to have safe passage in navigable waterways, arrests or the order of any court or governmental authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, breakage leaks, releases, accident to machinery, vessels, storage tanks or lines of pipe, any inability to obtain or unavoidable delay in obtaining material or equipment, any inability to obtain crude oil because of a failure of third-party pipelines; and any other causes not reasonably within the control of the party claiming suspension and which by the exercise of commercially reasonable efforts such party is unable to prevent or overcome.

Under the operation and management services and secondment agreement, we will indemnify our sponsor and certain of its affiliates for any losses or liabilities (including reasonable attorneys’ fees and other fees, court costs or disbursements) arising out of (i) any breach by us of a covenant or agreement or any representation or warranty under the operation and management services and secondment agreement; (ii) our failure to comply with any applicable law; or (iii) personal injury or property damage caused by us or our agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by negligence or willful misconduct of the party seeking indemnification. Subject to certain conditions, neither party is liable for any consequential, incidental or punitive damages under the agreement. Our sponsor will indemnify us and certain of our affiliates for any losses or liabilities (including reasonable attorneys’ fees and other fees, court costs or disbursements) arising out of (i) any breach by it of a covenant or agreement or any representation or warranty in the operation and management services and secondment agreement; (ii) any failure by it to comply with any applicable law; or (iii) any personal injury or property damage caused by it or its agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by negligence or willful misconduct of the party seeking indemnification. Recoveries by either party under the indemnity will be net of any insurance proceeds actually received by such party.

Neither party may assign its rights or obligations under the agreement without the prior written consent of the other party, except that we may make a collateral assignment of this agreement solely to secure financing.

Commercial Agreements with PBF Energy

In connection with the closing of this offering, we will enter into long-term, fee-based commercial agreements with PBF Energy pursuant to which we will provide various terminaling services. Each of these agreements with PBF Energy will include minimum volume commitments.

Fees under each agreement are payable by our sponsor monthly. If our sponsor fails to meet the minimum volume commitment during any calendar quarter, our sponsor will be required to make a shortfall payment quarterly to us equal to the volume of the shortfall multiplied by the applicable fee.

Each of our commercial agreements with PBF Energy will terminate at 11:59 p.m. on the first December 31 following the seventh anniversary of the closing of this offering and may be extended, at our sponsor’s option, for up to two additional five-year terms. Additionally, each of our commercial agreements with PBF Energy will not terminate in the event of a change of control of our general partner.

Pursuant to each of our commercial agreements, our sponsor will have a right of first refusal to purchase certain of our assets that serve its refineries, including the Delaware City Rail Terminal and the Toledo Truck Terminal.

Before we enter into any contract to sell such assets, we must give written notice of the terms of such proposed sale to our sponsor. The notice must set forth the name and address of the proposed third-party purchaser, the assets to be sold, the purchase price, reasonable detail concerning any non-cash portion of the consideration and our estimate of the fair market value of such consideration and all other material terms and conditions of the offer. To the extent the third-party offer consists of consideration other than cash, the purchase price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration, determined as set forth in the respective commercial agreement. Our sponsor will then have the sole and exclusive option for a period of 60 days (subject to extension in certain circumstances) following receipt of such notice to purchase the subject assets on the terms specified in the notice.

In the event our sponsor permanently shuts down either the Delaware City refinery or the Toledo refinery, which shall consist of the cessation of commercial operation at the respective refinery with no present intent on the part of our sponsor to resume commercial operation thereof, we will have the right to purchase certain assets at such refinery related to our business. Within two years of receiving notice of such permanent shutdown, we can exercise our option to purchase such assets of the respective refinery by delivering notice to our sponsor of our intention to do so. Once we deliver such notice to our sponsor, we will have a period of not less than 90 days to perform diligence in accordance with prudent industry practice on the respective refinery and its assets, and following such diligence period we and our sponsor will have 30 days to negotiate in good faith to reach agreement on the terms for a purchase of the respective refinery assets. The terms of any such agreement shall, among other conditions: be on terms customary for the sale of similar assets and otherwise agreeable to us and our sponsor; (ii) require that the purchase price be paid at closing in cash; (iii) not obligate our sponsor to make any representations as to the condition of the assets being purchased; (iv) not require us to purchase the real property on which the assets being sold are located (in which case we shall be entitled to lease all or a portion of such real property); (v) require our sponsor to convey all operating and maintenance records reasonably necessary for the operation of the assets being sold; and (vi) require our sponsor to convey the assets being sold free and clear of any charge, claim, covenant, equitable interest, equitable servitude, lien, option, pledge security interest, right of first refusal, or other restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that our sponsor shall receive a reasonable easement with respect to the assets being sold in order to access such assets in connection with their or its affiliates potential refining operations.

Prior to the second anniversary of the closing of this offering, PBF Energy is not permitted to suspend or reduce its obligations under the applicable agreement in connection with the shutdown of the applicable PBF Energy refinery served under such agreement for any reason. After the second anniversary of the closing of this offering, if PBF Energy decides to permanently or indefinitely suspend refining operations at the Delaware City refinery or the Toledo refinery, as the case may be, for a period that will continue for at least twelve consecutive months, then PBF Energy may terminate the agreement on no less than twelve months’ prior written notice to us, which notice period may run concurrently with the twelve-month suspension period described above. During the twelve-month notice period, PBF Energy will continue to owe shortfall payments for any calendar quarter in which it does not throughput aggregate volumes at least equal to its minimum throughput commitment.

If a force majeure event occurs that renders either party unable to perform its obligations under a commercial agreement, such party must provide the other party with written notice of the force majeure event and identify the approximate length of time the affected party believes that the force majeure event will continue. Until the second anniversary of the closing of this offering, if a force majeure event occurs, our sponsor will continue to be required to make shortfall payments to us unless the force majeure event affects our ability to perform the services we are required to perform under the respective commercial agreement; however, if the force majeure event affects our ability to perform, the term of the agreement will be extended by the length of such force majeure (up to one year). The obligations of each party will be suspended to the extent affected by force majeure unless the agreement is terminated as provided in the following two sentences. Beginning on the second anniversary of the closing of this offering, in the case of our sponsor and as of the date of the closing of the offering, in our case, if the affected party believes that a force majeure event will continue for twelve consecutive months or more, then either party will have the right to terminate the respective commercial agreement to the extent affected by the force majeure on no less than twelve months’ prior written notice to the other party; provided, however, that under each commercial agreement with our sponsor, we and our sponsor may agree to terminate the respective commercial agreement to the extent affected by the force majeure event prior to the expiration of the twelve-month notice period in order for us to enter into a new agreement with any third-party. Notwithstanding the immediately preceding sentence, our sponsor will have the right, prior to the effectiveness of the force majeure termination notice, to elect to continue making shortfall payments and we will not be permitted to terminate the applicable commercial agreement for so long as our sponsor continues to make such shortfall payments.

The applicable fees in each commercial agreement will be adjusted on January 1 of each year starting January 1, 2015, by the amount of any change in the Producer Price Index provided that the adjustment shall not result in a fee below the initial fee in effect at the closing of this offering. The fees described in each commercial agreement also presume that such fees are not challenged or subsequently altered by any governmental authority.

If PBF Energy fails to throughput aggregate volumes equal to its minimum throughput commitment during any contract quarter, then PBF Energy will pay us a shortfall payment equal to the terminaling service fee multiplied by the difference between the minimum throughput commitment and the volume of products actually delivered to the terminal by PBF Energy during the applicable contract quarter.

Under the agreements, PBF Energy will bear the risk of loss at all times of any products handled or throughput by PBF Energy or PBF Energy’s designee at the terminal. Unless we experience a spill or other release of product while the product is in our custody, all volumetric losses and gains in product shall be for PBF Energy’s or such designee’s account, as applicable.

If new laws or regulations are adopted that require us to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures), we may, by written notice to our sponsor, request to negotiate an adjustment in the throughput fee, or other fees and charges paid under the respective agreements, as applicable, to cover our sponsor’s pro rata portion of any reasonable, incremental, out-of-pocket costs we would incur to comply with the change in law; provided, however, if the cost increases by more than 200%, our sponsor may terminate the agreements.

Our sponsor may request that we make certain capital expenditures and we shall make such capital expenditures; provided, however, that we shall not be required to make any such capital expenditure if such expenditure would materially adversely affect our operations under the applicable commercial agreement, as determined in our reasonable discretion. Our sponsor shall reimburse us for its pro rata portion of any reasonable, incremental, out-of-pocket costs of any such expenditure. Notwithstanding the foregoing, except as provided in the omnibus agreement, any maintenance capital expenditure required for us to continue to provide the services specified under the agreement shall be paid for by us.

A party will be in default under the respective commercial agreements if (i) such party fails to pay owed amounts when due; (ii) such party fails to perform material obligations or covenants, if such failure is not cured within 15 business days; (iii) such party breaches any representation or warranty in any material respect, if not cured within 15 business days; or (iv) such party becomes insolvent, declares bankruptcy or takes any action in furtherance of, or indicates its consent to, approval of, or acquiescence in, a similar proceeding. Additionally, we will be in default if we allow to exist any liens, subject to specified exceptions, on the products at our terminal facilities. If an event of default occurs and is continuing beyond the applicable cure period, the non-defaulting party will have the right to terminate the respective commercial agreement. Additionally, if we are the defaulting party under a respective commercial agreement, our sponsor will be entitled to suspend its payment and other obligations under the respective commercial agreement and our sponsor or its designee may reclaim any of its crude oil in our possession.

Each respective commercial agreement may be assigned by us or our sponsor only with the other party’s prior written consent, except that our sponsor may assign (i) any commercial agreement in connection with a sale of all products covered under such agreement; (ii) the Delaware City Rail Terminaling Services Agreement without our prior written consent in connection with a sale of the Delaware City refinery; and (iii) the Toledo Truck Unloading & Terminaling Services Agreement without our prior written consent in connection with a sale of the Toledo refinery, and we or our subsidiary, as applicable, may assign our or our subsidiary’s rights and obligations under the agreement without our sponsor’s prior written consent in connection with our sale of our or such subsidiary’s terminal facility under the respective commercial agreements, subject to the previously described right of first refusal, in each case, if the transferee agrees to assume all of the assigning party’s obligations under the agreement and, in the reasonable judgment of the assigning party, is financially and operationally capable of fulfilling the assigning party’s obligations under such agreement. We and our sponsor may also make a collateral assignment of any of the commercial agreements solely to secure financing. In addition, we may not assign either of the commercial agreements to one of our sponsor’s competitors, as determined in good faith by our sponsor. Our sponsor may also have the right to assign certain of its rights under the commercial agreements to any future intermediator of the products.

Under the commercial agreements, we will indemnify our sponsor and certain of its affiliates for any losses or liabilities (including reasonable attorneys’ fees and other fees, court costs or disbursements) arising out of (i) any breach by us of a covenant or agreement or any representation or warranty under the respective commercial agreements; (ii) our failure to comply with any applicable law; or (iii) personal injury or property damage caused by us or our agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by negligence or willful misconduct of the party seeking indemnification. Pursuant to each of the respective commercial agreements, our sponsor (and as applicable, its affiliates) will indemnify us and certain of our affiliates for any losses or liabilities (including reasonable attorneys’ fees and other fees, court costs or disbursements) arising out of (i) any breach by it of a covenant or agreement or any representation or warranty thereto; (ii) any failure by it to comply with any applicable law; or (iii) any personal injury or property damage caused by it or its agents in the exercise of any rights thereunder or the handling of crude oil thereunder, except to the extent caused by negligence or willful misconduct of the party seeking indemnification. Recoveries by either party under the indemnity will be net of any insurance proceeds actually received by such party. Subject to certain conditions, neither party is liable for any consequential, incidental or punitive damages under the agreement.

Delaware City Rail Terminaling Services Agreement

Upon the closing of this offering, we will enter into a rail terminaling services agreement with our sponsor under which we will provide rail terminaling services to our sponsor’s Delaware City refinery. Under the Delaware City Rail Terminaling Services Agreement, our sponsor will be obligated to throughput aggregate volumes on our double-loop rail track as follows:

The minimum throughput commitment will be 75,000 bpd through September 30, 2014 and 85,000 bpd for each subsequent quarter (in each case, calculated on a quarterly average basis) of light crude oil shipped on the Delaware City Rail Terminal for a fee equal to $2.00 per barrel for all volumes of light crude oil throughput up to the minimum throughput commitment and $0.50 per barrel for all volumes of light crude oil throughput in excess of the minimum throughput commitment, in any contract quarter.

We are required to maintain the capabilities of our Delaware City Rail Terminal such that our sponsor may throughput at least 75,000 bpd through September 30, 2014 and 85,000 bpd for each subsequent quarter (in each case, calculated on a quarterly average basis) of refined light crude oil on the double-loop rail track. To the extent that (i) our sponsor is prevented from throughputting at least such volumes on the Delaware City Rail Terminal (on a quarterly average basis) for more than seven days per quarter as a result of our failure to maintain capacities, then our sponsor’s aggregate throughput commitments for the double-loop rail track will be reduced proportionately to the extent of the difference between such aggregate minimum throughput capacity and the actual available aggregate throughput capacity, prorated for the portion of the quarter during which throughput capacity was unavailable.

Toledo Truck Unloading & Terminaling Services Agreement

Upon the closing of this offering, we will enter into a Toledo Truck Unloading & Terminaling Services Agreement with our sponsor under which we will provide truck unloading services to our sponsor’s Toledo refinery. Under the truck unloading and services agreement, our sponsor will be obligated to throughput aggregate volumes at our Toledo Truck Terminal as follows:

The minimum throughput commitment will be 4,000 bpd (on a quarterly average basis) of crude oil throughput at the Toledo Truck Terminal for a fee equal to $1.00 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment and $1.00 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment (in any contract quarter).

We are required to maintain the capabilities of our Toledo Truck Terminal such that our sponsor may throughput at least 4,000 bpd on a quarterly average basis of crude oil on the Toledo Truck Terminal. To the extent that our sponsor is prevented from throughputting at least such volumes on the Toledo Truck Terminal, on a quarterly average basis, for more than seven days per quarter as a result of our failure to maintain capacities, then our sponsor’s aggregate throughput commitments for the Toledo Truck Terminal will be reduced proportionately to the extent of the difference between such aggregate minimum throughput capacity and the actual available aggregate throughput capacity, prorated for the portion of the quarter during which throughput capacity was unavailable.

Participation in this Offering

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12.0 million of common units in this offering, or 600,000 common units at an assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus). However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering.

Review, Approval or Ratification of Transactions with Related Persons

The board of directors of our general partner expects to adopt a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of Regulation S-K, a “related party transaction” means any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404), other than (1) employment of executive officers if the compensation is disclosed in applicable SEC filings or approved by the independent directors of our general partner; (2) compensation of the directors of our general partner that is disclosed in applicable SEC filings; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than 5% of our common units; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

The policy is expected to state that, in most instances, the conflicts committee is best suited to review and approve related party transactions that may arise within our partnership. However, the policy permits the disinterested members of the board of directors of our general partner to exercise any authority otherwise assigned to the conflicts committee by the policy. In particular, the board of directors of our general partner believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the board may request to hear from the interested director during the course of its deliberations, but the interested director does not vote upon the matter and is not present during the vote on the matter.

A related party transaction may be consummated only if it is ratified or approved by the conflicts committee or disinterested members of the board of directors of our general partner and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including PBF Energy, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to PBF Energy. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•

determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read “Management—Management of PBF Logistics LP—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $20.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of PBF Energy have a fiduciary duty to make decisions in the best interests of the owners of PBF Energy, which may be contrary to our interests.

Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including PBF Energy, they have fiduciary duties to PBF Energy that may cause them to pursue business strategies that disproportionately benefit PBF Energy or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as PBF Energy, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

•

in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to PBF Energy’s call right.

If at any time PBF Energy and its controlled affiliates own more than 80% of the common units, PBF Energy will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. PBF Energy is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. PBF Energy may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our sponsor) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our sponsor would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our sponsor may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

PBF Logistics LP was organized in February 2013 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our current or future subsidiaries to engage in activities other than the business of owning and operating crude oil, refined products and similar logistics assets, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the closing of this offering, we expect that we and our subsidiary will conduct business in three states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of Delaware City Terminaling and any other subsidiaries through which we conduct operations in the future may require compliance with legal requirements in the jurisdictions in which the such operating subsidiaries conduct business, including qualifying ourselves and our subsidiary to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiary or any subsidiaries we may have in the future, or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our current or future subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to us whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately 56.7% of our outstanding common and subordinated units, including all of our subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own 56.7% of our outstanding common and subordinated units, including all of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, if such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PBF Logistics GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time PBF Energy and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, PBF Energy will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of PBF Energy’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•

information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby and assuming that the underwriters do not exercise their option to purchase additional units, our general partner and its affiliates, including our sponsor, will hold an aggregate of 2,136,553 common units and 15,886,553 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our sponsor are subject to the lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act other than any units purchased in this offering by the directors or executive officers of our general partner pursuant to direct sales or the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to the closing of this offering. Please read “Underwriting—Direct Sales to Insiders and Directed Unit Program.” Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of the securities outstanding; and

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

Our partnership agreement provides that we may issue an unlimited number of partnership interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration by us of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against certain liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates may also sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws and the lock-up agreement described below.

Lock-Up Agreements

We, our sponsor, our general partner and the directors and executive officers of our general partner have agreed, subject to certain exceptions, with the underwriters not to sell or offer to sell any common units for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our long-term incentive plan. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change (possibly with retroactive effect). Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to PBF Logistics LP and its operating subsidiary.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins LLP and are based on the accuracy of representations made by us and our general partner to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individuals who are citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins LLP with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins LLP has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business) dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon the factual representations made by us and our general partner, Vinson & Elkins LLP is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. The representations made by us and by our general partner upon which Vinson & Elkins LLP has relied in rendering its opinion include, without limitation:

(a) Neither we nor our operating subsidiary has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b) For each taxable year, more than 90% of our gross income will be income of a character that Vinson & Elkins LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) a taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins LLP that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its own U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing through December 31, 2016, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income that will be approximately 20.0% of the cash distributed through that date. These estimates are based upon the assumption that earnings from operations will approximate the amount available to make the assumed distribution on all units and other assumptions with respect to our earnings from operations, capital expenditures, cash flow, net working capital and cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates.

For any taxable year ending on or before December 31, 2025, holders of common units (excluding common units and converted subordinated units held by PBF LLC or its affiliates) may be allocated additional gross operating income; provided that no such special allocation shall be made to the extent a purchaser of common units in this offering would be allocated an amount of federal taxable income on the common units purchased in this offering with respect to such taxable year that would exceed 20.0% of the cash distributed on the common units purchased in this offering with respect to such year.

The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	we distribute less cash than we have assumed in making this projection; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share (as measured for federal income tax purposes) of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss). That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s adjusted tax basis in its units, in which case the unitholder generally will recognize a gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our nonrecourse liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their own tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions. In addition, for any taxable year ending on or before December 31, 2025, holders of common units (excluding common units and converted subordinated units held by PBF LLC or its affiliates) may be allocated additional gross operating income; provided that no such special allocation shall be made to the extent a purchaser of common units in this offering would be allocated an amount of federal taxable income on the common units purchased in this offering with respect to such taxable year that would exceed 20.0% of the cash distributed on the common units purchased in this offering with respect to such year.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described below) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interests of all the partners in cash flow, and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and (subject to certain exceptions) 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain, as well as any income or gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and adjusted tax bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins LLP has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s adjusted tax basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the calendar year as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. Our estimates and determinations of fair market value and tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s adjusted tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its own tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated some income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations will not be effective until they are issued in their final form, and the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. Immediately following this offering, PBF LLC will own 50% or more of the total interests in our capital and profits. Therefore, a transfer of all or a portion of its interests in us could result in a termination of our partnership for federal income tax purposes. Further, PBF LLC is also a partnership for federal income tax purposes and a constructive termination of it would be considered an exchange of its entire interest in us. Since June 1, 2013, approximately 47% of the interests in PBF LLC have been sold or exchanged. Therefore, a constructive termination of PBF LLC could also result in a termination of our partnership for federal income tax purposes. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and amortization. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins LLP is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from a sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Entities and Other Investors

Ownership of units by employee benefit plans and other tax-exempt entities as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their own tax advisors before investing in our units. Employee benefit plans and most other tax-exempt entities, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable U.S. federal income effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on any gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate). Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax (and in the case of a foreign corporation, possible branch profits tax) on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report the foregoing information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in Ohio, Delaware, and New Jersey. Each of these states imposes a personal income tax on individuals. Certain of these states also impose an income or other entity-level tax on corporations and other entities. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although a unitholder may not be required to file a return and pay taxes in a jurisdiction because its income from such jurisdiction falls below the filing and payment requirements, a unitholder will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN PBF LOGISTICS LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization and entities whose underlying assets are deemed under ERISA to include “plan assets” of any such plans, accounts and arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences—Tax-Exempt Entities and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the employee benefit plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

Employee benefit plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the excise taxes and other penalties and liabilities that may be imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc. and UBS Securities LLC are acting as representatives of the underwriters named below and as joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the number of common units shown opposite the underwriter’s name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
UBS Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Total	13,750,000

The underwriting agreement provides that the underwriters’ obligation to purchase the common units included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us, our general partner and our sponsor to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we, our general partner and our sponsor deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units and excludes the structuring fee. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay Barclays Capital Inc. and UBS Securities LLC an aggregate structuring fee equal to 0.25% of the gross proceeds of this offering for evaluation, analysis and structuring of our partnership.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per common unit. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the expenses of this offering incurred by us will be approximately $5,000,000 (excluding underwriting discounts and commissions and the structuring fee).

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 2,062,500 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 13,750,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, our general partner and certain of its affiliates, including our sponsor and the directors and executive officers of our general partner, have agreed that, without the prior written consent of Barclays Capital Inc. and UBS Securities LLC on behalf of the underwriters, we and they will not, directly or indirectly, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units; or

•	file any registration statement with the SEC relating to the offering of common units or any securities convertible into or exercisable or exchangeable for common units;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Barclays Capital Inc. and UBS Securities LLC, on behalf of the underwriters, each such person will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common units or any security convertible into or exercisable or exchangeable for common units.

The restrictions in the immediately preceding paragraph do not apply to:

•	the sale of common units to the underwriters pursuant to the underwriting agreement;

•

the issuance by us of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or are described in this prospectus;

•

the issuance by us, and the receipt by a holder, of equity awards pursuant to employee benefit plans described in this prospectus, so long as the recipient signs and delivers a lock-up letter agreement and the common units underlying such awards do not vest during the restricted period;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of common units; provided that such plan does not provide for the transfer of common units during the 180-day restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the holder or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common units may be made under such plan during the 180-day restricted period;

•	our issuance of common units as consideration for bona fide acquisitions, in an aggregate number of common units not to exceed 10% of the total number of common units issued and outstanding as of the date of such acquisition agreement, provided that each recipient of these common units shall be subject to the lock-up restrictions described herein;

•	the filing of one or more registration statements on Form S-8 with respect to the issuance by us of equity awards pursuant to employee benefit plans described in this prospectus;

•

transactions by any person other than us relating to common units or other securities acquired in open market transactions after the closing of the offering of the common units; provided that no filing under Section 16(a) of the Exchange Act is required or will be voluntarily made in connection with subsequent sales of common units or other securities acquired in such open market transactions;

•

transfers of common units or any security convertible into or exchangeable or exercisable for common units (i) as a bona fide gift or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document or intestate succession, (iii) to an immediate family member of the holder or to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, (iv) not involving a change in beneficial ownership, or (v) if the undersigned is a trust, to any beneficiary of the holder or to the estate of any such beneficiary;

•

distributions of common units or any security convertible into or exchangeable or exercisable for common units to any direct or indirect affiliates, current or former partners (general or limited), members or managers of the holder, as applicable, or to the estates of any such partners, members or managers; provided that in the case of any transfer or distribution pursuant to this exception or the prior exception above, (i) each such transferee, donee or distributee shall sign and deliver a lock-up letter agreement and (ii) no filing under Section 16(a) of the Exchange Act (other than a filing on Form 5), reporting a reduction in beneficial ownership of common units, shall be required or shall be voluntarily made during the restricted period;

•

transfer of common units or any security convertible into or exercisable or exchangeable for common units that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

•

any transfer of common units or any security convertible into or exercisable or exchangeable for common units to us or our affiliates, pursuant to agreements under which we or such affiliate has the option to repurchase such common units or a right of first refusal with respect to transfers of such common units; or

•	in the event of undue hardship, any transfer of common units after notice to, and with the prior written consent (not to be unreasonably withheld) of, Barclays Capital Inc. and UBS Securities LLC.

Barclays Capital Inc. and UBS Securities LLC, in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. and UBS Securities LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated among the representatives and us. In determining the initial public offering price of our common units, the representatives expect to consider:

•	the history and prospects for the industry in which we operate;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly-traded common units of generally comparable companies.

Indemnification

We, our general partner and our sponsor have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Direct Sales to Insiders and Directed Unit Program

Thomas D. O’Malley, the Chairman of the board of directors of our general partner, and certain of his affiliates and family members have indicated an interest in purchasing up to an aggregate of $12.0 million of common units in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no common units in this offering to any of these persons, and any of these persons may determine to purchase more, less or no common units in this offering. The underwriters will receive the same underwriting discount on any common units purchased by these persons as they will on any other common units sold to the public in this offering.

At our request, the underwriters have reserved up to 5% of the common units being offered by this prospectus (in addition to common units that Mr. O’Malley and certain of his affiliates and family members have indicated an interest in purchasing as described above) for sale at the initial public offering price to the directors and executive officers of our general partner and certain other employees and consultants of our sponsor and certain other participants. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed unit program. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public.

Any common units sold to Mr. O’Malley and any of his affiliates and family members and any common units sold in the directed unit program to the directors and executive officers of our general partner shall be subject to the 180-day lock-up agreements described above.

New York Stock Exchange

We have been approved to list our common units, subject to official notice of issuance, on the New York Stock Exchange under the symbol “PBFX.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the New York Stock Exchange distribution requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed     % of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, commodities trading (physical and financial), financing and brokerage activities. The underwriters and their affiliates have in the past engaged, currently engage and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. From time to time, certain of the underwriters and/or their respective affiliates may provide investment banking services to us.

In addition, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments or the securities or instruments of our general partner or our sponsor. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. Affiliates of one or more of the underwriters act as lenders and/or agents under, and as consideration therefor received customary fees and expenses in connection with our sponsor’s revolving credit facility. UBS AG, Stamford Branch, an affiliate of one of the underwriters, is the administrative agent under our sponsor’s revolving credit facility and receives fees in connection with such role. Wells Fargo Bank, National Association, an affiliate of one of our underwriters, is the administrative agent under our revolving credit agreement and our term loan facility, and as such, will receive fees in connection with such roles. Affiliates of certain of the underwriters will act as lenders under, and as consideration therefor, will receive customary fees in connection with our revolving credit agreement and our term loan facility. Certain of the underwriters acted as one of the underwriters in connection with our sponsor’s initial public offering, and received fees as a result. Affiliates of certain of the underwriters acted as initial purchasers, and received fees in connection with the $675.5 million aggregate principal amount of 8.25% Senior Secured Notes due 2020 issued by our sponsor.

FINRA

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) is expected to view the common units offered hereby as interests in a direct participation program, there is no conflict of interest between us and the underwriters under Rule 5121 of the FINRA Rules and the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority (“FINMA”) and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermôgensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Vinson & Elkins LLP, New York, New York. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The combined financial statements of PBF MLP Predecessor as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and for the period of July 1, 2012 (Date of Inception) to December 31, 2012, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the combined financial statements being prepared from the separate records maintained by PBF Energy Inc. which may not necessarily be indicative of conditions that would have existed or results of operations if PBF MLP Predecessor had been operated as an unaffiliated company). Such combined financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of PBF Logistics LP as of December 31, 2013 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the Internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the NYSE Euronext, 11 Wall Street, New York, New York 10005.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Upon closing of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.pbflogistics.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or accessible through, our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Those risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products and logistics services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for our sponsor’s refined products;

•	the suspension, reduction or termination of our sponsor’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, our sponsor’s facilities or third-party facilities on which our business is dependent;

•	the effects of future litigation; and

•	other factors discussed elsewhere in this prospectus.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

PBF LOGISTICS LP

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

Set forth below are the unaudited pro forma combined balance sheet of PBF Logistics LP (the “Partnership”) as of December 31, 2013 and the unaudited pro forma combined statements of operations of the Partnership for the year ended December 31, 2013. References to “we”, “us” and “our” mean the Partnership and its combined subsidiaries, unless the context otherwise requires. References to “PBF” mean PBF Energy Inc. and its consolidated subsidiaries other than us and our combined subsidiaries and our general partner. PBF is the managing member of PBF Energy Company LLC (“PBF LLC”), which is the sole managing member of PBF Holding Company LLC (“PBF Holding”). PBF Holding, a Delaware limited liability company, which together with its subsidiaries owns and operates three oil refineries and related facilities in North America. The pro forma combined financial statements for the Partnership have been derived from the historical combined financial statements of PBF MLP Predecessor (the “Predecessor”) , set forth elsewhere in this Prospectus and are qualified in their entirety by reference to such historical combined financial statements and related notes contained therein. The pro forma combined financial statements have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and with the historical combined financial statements and related notes set forth elsewhere in this Prospectus.

The Partnership will own and operate the assets of the Predecessor effective with the closing of this offering. The contribution of the Predecessor’s assets to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The pro forma combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma combined financial statements.

The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical combined financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated or that would be obtained in the future.

PBF Logistics LP

Pro Forma Combined Balance Sheet

as of December 31, 2013

(Unaudited, in thousands)

	PBF MLP Predecessor Historical	Pro Forma Adjustments			Partnership Pro Forma
Assets
Current assets
Cash and equivalents	$—	$275,000	(a	)	$5,000
		(22,187)	(b	)
		(2,025)	(c	)
		(215,788)	(d	)
		215,788	(e	)
		(245,788)	(e	)

Marketable securities	—	215,788	(d	)	215,788

Total current assets	—	220,788			220,788
Property, plant and equipment, net	29,996	—			29,996
Deferred charges	—	2,025	(c	)	2,025

Total assets	$29,996	$222,813			$252,809

Liabilities and Equity
Current liabilities
Accrued liabilities	$499	$(499)	(f	)	$—

Total current liabilities	499	(499)			—

Debt	—	215,788	(e	)	215,788

Total liabilities	499	215,289			215,788
Equity
Net investment	29,497	(29,996)	(g	)	—
		499	(f	)

Common unitholders—public	—	275,000	(a	)	252,813
		(22,187)	(b	)

Common unitholders—PBF LLC	—	(29,137)	(e	)	(25,581)
		3,556	(g	)

Subordinated unitholders—PBF LLC	—	(216,651)	(e	)	(190,211)
		26,440	(g	)

General partner	—	—			—

Total equity	29,497	7,524			37,021

Total liabilities and equity	$29,996	$222,813			$252,809

PBF Logistics LP

Pro Forma Combined Statements of Operations

(Unaudited, in thousands, except unit data)

	Year Ended December 31, 2013
	PBF MLP Predecessor Historical	Pro Forma Adjustments		Partnership Pro Forma
Related-party Revenues
Transportation, terminaling and storage	$—	$50,625	(h)	$50,625

Costs and Expenses
Operating and maintenance expense	6,024	384	(i)	6,408
General and administrative expense	1,834	1,366	(j)	3,200
Depreciation expense	1,032			1,032

Total costs and expenses	8,890	1,750		10,640

Operating Income (Loss)	(8,890)	48,875		39,985
Interest expense, net	—	(1,987)	(k)	(1,987)

Net Income (Loss)	$(8,890)	$46,888		$37,998

General partner’s interest in net income				$—
Limited partners’ interest in net income				$37,998

Net income per limited partner unit:
Common units				$1.20
Subordinated units				$1.20

Weighted Average number of limited partner units outstanding:
Common units (basic and diluted)				15,886,553
Subordinated units (basic and diluted)				15,886,553

Total				31,773,106

PBF LOGISTICS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(in thousands, except unit and per unit amounts)

Note 1. Basis of Presentation, the Offering and Other Transactions

The historical combined financial information is derived from the historical combined financial statements of the Predecessor. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place as of December 31, 2013, in the case of the pro forma balance sheet and as of January 1, 2013, in the case of the pro forma statements of operations.

The pro forma combined financial statements give pro forma effect to:

•	PBF Holding’s contribution of all of our Predecessor’s assets and operations to us (excluding working capital as described in Note 2 (f) below);

•	Our execution of multiple long-term commercial agreements with PBF Energy and the recognition of incremental revenues under those agreements that were not recognized by our Predecessor;

•	Our execution of an omnibus agreement and an operation and maintenance agreement with PBF Holding and PBF LLC;

•

The consummation of this offering and our issuance of 13,750,000 common units to the public, general partner units and the incentive distribution rights to our general partner and 2,136,553 common units and 15,886,553 subordinated units to PBF LLC;

•	The application of the net proceeds of this offering, together with the proceeds from borrowing under our term loan facility, as described in ‘Use of Proceeds’ in this Prospectus; and

•

The effect of the transaction on certain of our historical general and administrative expenses, resulting in total pro forma general and administrative expenses of $2,800 for the year ended December 31, 2013. The amount includes:

—	A fixed fee, initially in the amount of $2,300 per year that we will pay to PBF Energy under the omnibus agreement for the provision of executive management, treasury, accounting, legal, information technology and other centralized corporate services to us following the closing of this offering; and

—	Costs of $900 for estimated employee-related expenses that we expect to reimburse PBF Energy related to the management of our logistics assets.

Upon closing of this offering, PBF Logistics LP anticipates incurring incremental annual general and administrative expense of approximately $4,000 per year as a result of being a separate publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, independent director compensation and incremental costs related to operating our logistics assets as a growth-oriented business. The unaudited pro forma combined financial statements do not reflect these incremental general and administrative expenses.

Note 2. Pro Forma Adjustments and Assumptions

(a)	Reflects the assumed gross offering proceeds to the Partnership of $275,000 from the issuance and sale of 13,750,000 common units at the initial public offering price of $20.00 per common unit.

(b)	Reflects the payment of estimated underwriter discounts and structuring fees totaling $17,187 and $5,000 for estimated expenses associated with the offering relating to legal and consulting services, audit expenses, printing charges, filing fees and other costs. These fees and expenses will be allocated to the public common units.

(c)	Represents $2,025 of debt issuance costs incurred in connection with entering into our revolving credit facility.

(d)	Reflects the purchase of $215,788 in U.S. Treasury or other investment grade securities.

(e)	Reflects the distribution to PBF LLC of $30,000 in proceeds from the public offering of common units to reimburse it for certain capital expenditures, plus $215,788 in proceeds from the borrowing under our term loan facility.

(f)	PBF Holding will retain the working capital of the Predecessor, as these balances represent assets and liabilities related to the Predecessor’s operations prior to the closing of the offering.

(g)	Represents the conversion of the adjusted equity of the Predecessor of $29,996 from net investment to common and subordinated limited partner equity of the Partnership and the general partner’s interest in the Partnership. The conversion is as follows:

-	$1.66 for 2,136,553 common units;

-	$1.66 for 15,886,553 subordinated units; and

-	$ — for the general partner’s interest.

(h)	The pro forma revenues reflect recognition of affiliate revenues for the assets contributed to us that have not been previously recorded in the historical financial records of the Predecessor. Revenues were calculated using the rates and fees in the commercial agreements to be entered into with PBF Energy at the closing of this offering beginning on the date the assets were placed in service. Throughput volumes used in the revenue calculations represent the greater of the minimum volumes specified in such commercial agreements or the historical volumes for the periods presented.

(i)	Represents incremental operating and maintenance expenses primarily related to the annual service fee that we will pay PBF Holding under the terms of our operational services and secondment agreement, including incremental insurance premiums for business interruption and property insurance.

(j)	Reflects the terms of the omnibus agreement described in Note 1 that we will enter into with PBF Holding and PBF LLC upon the closing of this offering as if such omnibus agreement had been in effect throughout all periods presented.

(k)	Reflects interest expense related to the $215,788 of borrowings under our term loan facility, reduced by the interest income related to the U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. Borrowings under the term loan facility will bear an average interest rate of approximately 0.3%, net of interest earned on the $215,788 of U.S. Treasury or other investment grade securities. The pro forma adjustment also includes an estimated 0.3% commitment fee for the unutilized portion of our new revolving credit facility and term loan facility, as well as the related amortization of debt issuance costs over the term of the facility.

Note 3. Pro Forma Net Income Per Unit

Pro forma net income per unit is determined by dividing the pro forma net income per unit that would have been allocated to the common and subordinated unitholders, which is 100.0% of pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of our initial public offering. For purposes of this calculation, the number of common and subordinated units assumed to be outstanding was 31,773,106. All units were assumed to have been outstanding since January 1, 2013. Basic and diluted pro forma net income per unit is equal as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in less net income proportionately being allocated to the holders of common and subordinated units. The pro forma net income per unit calculation assumes that no incentive distributions were made to the general partner because no such distribution would have been made based upon the pro forma available cash from operating surplus for the period.

Note 4. Commercial Agreements with PBF Energy

In connection with the closing of this offering, we will enter into various long term, fee-based commercial agreements with PBF Energy under which we will provide various rail and truck terminaling services and PBF Energy will commit to provide us with minimum monthly throughput volumes. We believe the terms and conditions under these agreements are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with PBF Energy include:

•	A 7 year Delaware City Rail Terminaling Services Agreement under which PBF Holding will pay us fees for unloading crude oil at our Delaware City Rail Terminal; and

•	A 7 year Toledo Truck Unloading & Terminaling Services Agreement under which PBF Holding will pay us fees for truck unloading services at our Toledo Truck Terminal.

Both of these agreements may be extended at PBF Energy’s option for two additional five-year terms.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

PBF Energy Inc. and subsidiaries:

We have audited the accompanying combined balance sheets of PBF MLP Predecessor (the “Company”) as of December 31, 2013 and 2012, and the related combined statements of operations, net investment, and cash flows for the year ended December 31, 2013 and for the period of July 1, 2012 (Date of Inception) to December 31, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and for the period of July 1, 2012 (Date of Inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by PBF Energy Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if PBF MLP Predecessor had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate expenses applicable to PBF Energy Inc. as a whole.

/s/ Deloitte &Touche LLP

Parsippany, New Jersey

April 3, 2014

PBF MLP Predecessor

Combined Balance Sheets

(in thousands)

	Supplemental Pro Forma December 31, 2013	December 31
		2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$—	$—	$—

Total current assets	—	—	—
Property, plant and equipment, net	29,996	29,996	23,557

Total assets	$29,996	$29,996	$23,557

LIABILITIES AND EQUITY
Current liabilities:
Accrued construction in progress	$499	$499	$4,682
Distribution payable to related party	245,788	—	—

Total current liabilities	246,287	499	4,682

Commitments and contingencies (Note 7)
Net investment (deficit)	(216,291)	29,497	18,875

Total liabilities and equity	$29,996	$29,996	$23,557

See notes to combined financial statements

PBF MLP Predecessor

Combined Statements of Operations

(in thousands)

	Year Ended December 31, 2013	Period July 1, 2012 (Date of Inception) to December 31, 2012
Revenues	$—	$—

Costs and expenses:
Operating and maintenance expense	6,024	21
General and administrative expenses	1,834	569
Depreciation expense	1,032	—

Total costs and expenses	8,890	590

Net loss	$(8,890)	$(590)

Supplemental pro forma net loss per limited partner unit (unaudited, Note 8)	$(0.28)
Units used to calculate supplemental pro forma net loss per limited partner unit (unaudited, Note 8)	31,391,029

See notes to combined financial statements

PBF MLP Predecessor

Combined Statements of Net Investment

(in thousands)

Balance, July 1, 2012 (Date of Inception)	$—
Net loss	(590)
Contributions	19,465

Balance, December 31, 2012	$18,875
Net loss	(8,890)
Contributions	19,512

Balance, December 31, 2013	$29,497

See notes to combined financial statements

PBF MLP Predecessor

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2013	Period July 1, 2012 (Date of Inception) to December 31, 2012
Cash flows from operating activities:
Net loss	$(8,890)	$(590)
Depreciation expense	1,032

Net cash used in operations	(7,858)	(590)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(11,654)	(18,439)

Net cash used in investing activities	(11,654)	(18,439)
Cash flows from financing activities:
Parent contributions	19,512	19,029

Net cash provided by financing activities	19,512	19,029

Net increase (decrease) in cash and equivalents	—	—
Cash and equivalents, beginning of period	—	—

Cash and equivalents, end of period	$—	$—

Supplemental cash flow disclosures:
Accrued construction in progress	$499	$4,682
Land contributed by parent	$—	$436

See notes to combined financial statements

PBF MLP PREDECESSOR

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(in thousands, except unit data and per unit data)

Note 1. Description of Business

PBF MLP Predecessor, our predecessor for accounting purposes (the “Predecessor”), includes the assets, liabilities and results of operations of certain crude oil terminaling assets of PBF Holding Company LLC (“PBF Holding”). The assets are owned and operated by PBF Holding’s subsidiaries Delaware City Refining Company LLC and Toledo Refining Company LLC, and are to be contributed to PBF Logistics LP (the “Partnership”) in connection with the Partnership’s proposed initial public offering (“IPO”). The Partnership was formed in February 2013 as a Delaware limited partnership. As used in these financial statements, the terms “PBF Logistics” or “the Partnership” refer to the Predecessor. PBF Holding is a Delaware limited liability company, which together with its subsidiaries, owns and operates three oil refineries and related facilities in North America. PBF Holding is a wholly-owned subsidiary of PBF Energy Company LLC (“PBF LLC”), a Delaware limited liability company. On December 18, 2012, PBF Energy Inc. (“PBF Energy”), a Delaware corporation and PBF Holding’s indirect parent, completed an IPO of its Class A common stock. PBF Energy used the net proceeds from its IPO to acquire membership units in PBF LLC. In connection with PBF Energy’s IPO and related transactions, PBF Energy became the managing member of PBF LLC, which is the sole member of PBF Holding. As a result, PBF Energy controls all of the business and affairs of PBF LLC and PBF Holding.

The Predecessor’s initial assets consist of the Delaware City Rail Unloading Terminal (“DCR Rail Terminal”), which is part of PBF Holding’s Delaware City, Delaware refinery, and the Toledo Truck Unloading Terminal (“Toledo Truck Terminal”), which is part of PBF Holding’s Toledo, Ohio refinery. The DCR Rail Terminal consists of a double loop track and ancillary pumping and unloading equipment. Construction of the terminal began in July 2012 and the terminal commenced operations in February 2013. The terminal has a total throughput capacity of up to 105,000 barrels per day (“bpd”) and PBF Holding is the owner and shipper of all crude oil handled at the terminal. The Toledo Truck Terminal is designed for total throughput capacity of up to approximately 15,000 bpd and is comprised of four lease automatic custody transfer (“LACT”) units accepting crude oil deliveries by truck. The Toledo Truck Terminal commenced operations in December 2012 with one LACT unit. Two additional LACT units were made operational in May 2013. Both the DCR Rail Terminal and Toledo Truck Terminal are assets operated within the totality of the Delaware and Toledo refineries. The assets do not generate third-party or intra-entity revenue.

Note 2. Basis of Presentation

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and net investment of the Predecessor.

The combined financial statements include all of the accounts of the Delaware City Rail Terminal and the Toledo Truck Terminal, and certain costs allocated by subsidiaries of PBF Energy. All intercompany transactions have been eliminated. The accompanying financial statements have been prepared from the separate records maintained by subsidiaries of PBF Energy and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor was operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate expenses applicable to PBF Energy as a whole.

Subsequent events have been evaluated through April 3, 2014. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.

Note 3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Actual results could differ from those estimates.

Earnings per Unit

During the periods presented, the Predecessor was wholly-owned by PBF Holding. Accordingly, there is no calculation of earnings per unit.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The Predecessor capitalizes costs associated with the preliminary, pre-acquisition and development/construction stages of a major construction project. The Predecessor capitalizes the interest cost associated with major construction projects based on the effective interest rate of total borrowings of PBF Holding. Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

The Predecessor’s depreciable property, plant and equipment is comprised of terminals and equipment which are depreciated using the straight-line method over estimated useful lives of 25 years.

Long-Lived Assets

The Predecessor reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Income Taxes

The operations of the Predecessor are currently included in PBF Holding’s consolidated U.S. federal income tax return. As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes, there is no benefit or provision for U.S. federal or state income tax in the accompanying financial statements.

The PBF Holding U.S. federal and state tax returns for all years since its inception (March 1, 2008) are subject to examination by the respective tax authorities.

Asset Retirement Obligations

The Predecessor records an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time the Predecessor incurs that liability, which is generally when the asset is purchased, constructed, or leased. The Predecessor records the liability when it has a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, the Predecessor will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of the Predecessor’s asset retirement obligations are based on its legal obligation to perform remedial activity at its refinery sites when it permanently ceases operations of the long-lived assets. The Predecessor therefore considers the settlement date of these obligations to be indeterminable. Accordingly, the Predecessor cannot calculate an associated asset retirement liability for these obligations at this time. The Predecessor will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as the Predecessor’s own internal environmental policies. The measurement of environmental remediation liabilities may be discounted to reflect the time value of money if the aggregate amount and timing of cash payments of the liabilities are fixed or reliably determinable. The actual settlement of the Predecessor’s liability for environmental matters could materially differ from its estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Related Party Transactions

All of the related party transactions discussed below were settled immediately through net investment.

General and administrative expenses in the combined statements of operations include affiliate costs totaling $1,213 and $496 for the year ended December 31, 2013 and for the period July 1, 2012 (date of inception) to December 31, 2012 respectively. These expenses were incurred by subsidiaries of PBF Holding to cover costs of corporate administrative functions such as legal, accounting, treasury, human resources, engineering, information technology, insurance, administration, and other corporate services and include related stock-based compensation, retirement and pension benefit plan expenses. These allocations were based on an estimate of the time devoted by PBF employees to services provided to the Predecessor. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation of the Predecessor’s costs of doing business. Given the nature of these costs, it is not practicable to estimate what these costs would have been on a stand-alone basis.

The employees supporting the Predecessor operations are employees of PBF Holding’s subsidiaries. Their payroll costs are allocated to the Predecessor by PBF Holding. PBF Holding carries employee-related liabilities in its financial statements, including the liabilities related to the employee pension, post retirement medical and life plans, stock-based compensation and other incentive compensation. There were no cost sharing arrangements in place during the period July 1, 2012 (date of inception) to December 31, 2012 and the cost of the services allocated to the Predecessor have been settled in net investment in these financial statements.

Comprehensive Income (Loss)

Comprehensive loss for year ended December 31, 2013 and for the July 1, 2012 (date of inception) through December 31, 2012 was equivalent to net loss.

Note 4. Property, Plant and Equipment

Property, plant and equipment consisted of the following at:

	December 31,
	2013	2012
Land	$436	$436
Terminals and equipment	29,092	202
Construction in progress	1,500	22,919

	31,028	23,557
Less: Accumulated depreciation	(1,032)	—

	$29,996	$23,557

Depreciation expense for the year ended December 31, 2013 was $1,032. Depreciation expense for the period July 1, 2012 (date of inception) to December 31, 2012 was de minimis as the Predecessor’s assets were placed in service in December 2012. The Predecessor capitalized $364 and $368 in interest during the year ended December 31, 2013 and for the period July 1, 2012 (date of inception) to December 31, 2012, respectively, in connection with construction in progress.

Note 5. Stock-based Compensation

Certain employees of subsidiaries of PBF Holding who support the Predecessor’s operations have been granted awards of PBF Energy stock options or PBF LLC compensatory warrants under PBF Energy’s and PBF LLC’s stock-based compensation programs. The allocation of payroll-related expenses to the Predecessor for services performed by employees of subsidiaries of PBF Holding includes the employees’ stock-based compensation expense. Stock-based compensation expense included within general and administrative expense for the year ended December 31, 2013 and for the period from July 1, 2012 (date of inception) to December 31, 2012 was $108 and $22, respectively.

Note 6. Retirement and Pension Benefit Plans

The employees of subsidiaries of PBF Holding who support the Predecessor’s operations participate in the retirement and pension benefit plans of PBF Holding. The allocation of payroll-related expenses to the Predecessor for services performed by employees of subsidiaries of PBF Holding includes the cost of such retirement and pension benefit plans. Retirement and pension benefit expense included within operating and maintenance expense and general and administrative expense for the year ended December 31, 2013 and for the period from July 1, 2012 (date of inception) to December 31, 2012 was $140 and $18, respectively.

Note 7. Commitments and Contingencies

Our Delaware City Rail Terminal is located adjacent to PBF Holding’s subsidiary’s Delaware City Refinery, and both are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone Act. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon regarding an air permit a subsidiary of PBF Holding obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City Rail Terminal violate the Delaware Coastal Zone Act. At a hearing on the first appeal on July 16, 2013, the board ruled in favor of PBF Holding’s subsidiary, upholding the permit and the rail operations. Sierra Club and Delaware Audubon have appealed that decision to the Delaware Superior Court. A hearing on the second appeal was held on January 13, 2014 with that board once again ruling in favor of Delaware City Refinery. A written decision from that board is pending, after which the Appellants will again have the right to appeal the decision to the Superior Court.

Environmental Matters

The Predecessor’s assets, along with PBF Holding’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the composition of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the Predecessor’s assets, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with PBF Holding’s acquisition of the Delaware City refinery assets, the seller remains responsible for certain pre-acquisition environmental obligations up to $20 million and the predecessor to the seller in ownership of the refinery retains other historical obligations. In connection with its acquisition of the Delaware City refinery assets and the Paulsboro refinery, PBF Holding and the seller purchased ten year, $75 million environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition by PBF Holding, the seller remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011.

Note 8. Supplemental Pro Forma Information (Unaudited)

Unaudited supplemental pro forma balance sheet and net loss per unit have been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The supplemental pro forma balance sheet gives effect to the distribution of approximately $245,788 to PBF LLC to be paid upon closing of the IPO. The distribution is comprised of $30,000 from the proceeds of the IPO and $215,788 to be funded with a planned borrowing under a term loan facility. The Predecessor had a net loss for the period June 1, 2012 (date of inception) to December 31, 2012 and for the year ended December 31, 2013. Accordingly, the Predecessor is deemed to have used $245,788 of net proceeds to pay the distribution, which is evidenced by a distribution payable to related party in the supplemental pro forma balance sheet.

Supplemental pro forma net loss per limited partner assumes additional common units were issued to give effect to the distribution described above. The number of units deemed for accounting purposes to have been sold in the IPO in order to pay the distribution described above is 13,367,923. This amount was calculated using an IPO price of $18.39 per unit after deducting underwriting discounts and estimated offering expenses, and would result in a net loss of $0.28 per limited partner unit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

PBF Logistics GP LLC:

We have audited the accompanying balance sheet of PBF Logistics LP (the “Company”) as of December 31, 2013. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of PBF Logistics LP as of December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Parsippany, New Jersey

April 3, 2014

PBF Logistics LP

Balance Sheet as of December 31, 2013

Assets
Cash	$—

Total Assets	$—

Partner’s Capital
Limited Partner	$1,000
Subscription Receivable—Limited Partner	(1,000)
General Partner	—

Total Partners’ Capital	$—

See notes to balance sheet

PBF Logistics LP

Notes to Balance Sheet

Note 1. Nature of Operations

PBF Logistics LP (the “Partnership”) is a Delaware limited partnership formed on February 25, 2013. PBF Logistics GP LLC (the “General Partner”) is a limited liability company formed on February 25, 2013 to become the general partner of the Partnership.

On February 25, 2013, PBF Holding Company LLC (the “Limited Partner”), a Delaware limited liability company, agreed to contribute $1,000 to the Partnership in exchange for 100% limited partner interest. As of December 31, 2013, the Limited Partner had not contributed funds to the Partnership and a subscription receivable was recorded. There have been no other transactions involving the Partnership as of December 31, 2013.

Note 2. Subsequent Events

We have evaluated subsequent events through April 3, 2014. Any material subsequent events that have occurred during this time have been properly recognized or disclosed in our Balance Sheet or Notes to the Balance Sheet.

APPENDIX A

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF PBF LOGISTICS LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PBF LOGISTICS LP dated as of [                    ], 2014, is entered into by and between PBF Logistics GP LLC, a Delaware limited liability company, as the General Partner, and PBF Energy Company LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (excluding clause (i) of the definition thereof); (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii). Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Retained Units” means Units held by the Organizational Limited Partner or any Affiliate of the Organizational Limited Partner.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York and Delaware shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) replacement, improvement or expansion of capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment), construction or development of new capital assets by any Group Member, or (c) Capital Contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such Capital Contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of any replacement, improvement or expansion of existing capital assets or acquisition, construction or development of new capital assets, by such Person, in each case if and to the extent such replacement, improvement, expansion, acquisition, construction or development is made to increase over the long-term, the operating capacity, operating income or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such replacement, improvement, expansion, acquisition, construction, development or Capital Contribution.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement or capital asset, as applicable, is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition or development and testing, as applicable.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Common Unit Trading Price” means current trading price of the Common Units as determined in the reasonable discretion of the General Partner.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Assets and Interests” means the Delaware City Interests and the Toledo Assets contributed to the Partnership pursuant to the Contribution Agreement.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of                     , 2014, among the General Partner, the Partnership, PBF Holding Company LLC, PBF Energy Company LLC and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) over (y) the aggregate number, if any, of Common Units actually issued to the Underwriters pursuant to the Over-Allotment Option on any Option Closing Date, and (b) a distribution of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option as described in Section 5.3(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delaware City Interests” has the meaning assigned to such term in the Contribution Agreement.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (i) the date that such Capital Improvement Commences Commercial Service and (ii) the date that such Capital Improvement is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement and the incremental Incentive Distributions paid relating to newly issued equity to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“First Target Distribution” means $         per Unit per Quarter (or, with respect to periods of more or less than one fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and options, rights, warrants, phantom units and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means PBF Logistics GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.11(a).

“IDR Reset Election” is defined in Section 5.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.9.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement or expansion of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new capital assets) by a Group Member if such expenditures are made to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Merger Agreement” is defined in Section 14.1.

“Minimum Quarterly Distribution” means $         per Unit per Quarter (or with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Omnibus Agreement” means that Omnibus Agreement dated                     , 2014, among PBF Holding Company LLC, PBF Energy Company LLC, the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners (including in respect of Incentive Distribution Rights) or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $         million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the replacement, improvement, expansion, acquisition, construction or development of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the Expansion Capital Expenditures shall also be deemed to be equity issued to finance the replacement, improvement, expansion, acquisition, construction or development of a Capital Improvement for purposes of this clause (iv)) less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that the General Partner’s estimates of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), the General Partner’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts. Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Original Organizational Limited Partner” means PBF Holding Company LLC, in its capacity as the organizational limited partner of the Partnership pursuant to the Agreement of Limited Partnership of the Partnership dated as of February 25, 2013.

“Organizational Limited Partner” means PBF Energy Company LLC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means PBF Logistics LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero, except as provided in Section 13.13(b), and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-195024) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” is defined in Section 5.11(a).

“Reset Notice” is defined in Section 5.11(b).

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

“Second Target Distribution” means $         per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending [                    ], 2017 in respect of which (i) (A) distributions from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the quarter ended [                    ], 2015 in respect of which (i) (A) distributions from Operating Surplus on each of the Outstanding Common Units and Subordinated Units, the Incentive Distribution Rights and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date, equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the corresponding Incentive Distributions and distributions on any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, plus the corresponding Incentive Distributions and distributions on any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and (ii) there are no Cumulative Common Unit Arrearages; and

(c) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $         per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Toledo Assets” has the meaning assigned to such term in the Contribution Agreement.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of , 2014, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Original Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “PBF Logistics LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054-3887, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be One Sylvan Way, Second Floor, Parsippany, New Jersey 07054-3887, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer,

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to (i) the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, and (ii) the terms of the Omnibus Agreement, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv) information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(v) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third-party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons without Unitholder approval.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) The U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner and Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner was admitted as the General Partner of the Partnership. The Original Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and was admitted as a Limited Partner of the Partnership. On the Closing Date, pursuant to the Contribution Agreement, the interest of the Original Organizational Limited Partner was redeemed in exchange for the return of the initial Capital Contribution of the Original Organizational Limited Partner. One hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Original Organizational Limited Partner.

Section 5.2 Contributions by Affiliates of the General Partner. On the Closing Date, pursuant to the Contribution Agreement, PBF Holding Company LLC contributed to the Partnership, as a Capital Contribution, the Contributed Assets and Interests in exchange for (1) [            ] Common Units and [            ] Subordinated Units, (2) all of the Incentive Distribution Rights, (3) the right to receive a distribution from the Partnership as reimbursement for certain pre-formation capital expenditures attributable to the Contributed Assets and Interests, (4) the right to receive a distribution of borrowed funds and (5) the right to receive the Deferred Issuance and Distribution. In addition, pursuant to the Contribution Agreement, on the Closing Date, the General Partner retained its non-economic General Partner Interest in the Partnership.

Section 5.3 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership on any Option Closing Date in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.4 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(v) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(c)(i) Except as provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof, (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance and Distribution (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

(b) Notwithstanding any other provision of this Agreement, all of the then Outstanding Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.8 Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.11 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership for the two-Quarter period immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit during each of the two Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a) (or other Partnership Interests as described in Section 5.11(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

(ii) The balance, if any, 100% to the Unitholders, Pro Rata.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however , that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and to all Unitholders, Pro Rata.

(ii) Except as otherwise provided by Section 6.1(c)(iii) Net Termination Loss shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(C) Third, to the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(D) Fourth, the balance, if any, 100% to the General Partner.

(iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B) The balance, if any, to the General Partner.

(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

(B) Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

(C) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)	Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) Prior to allocations pursuant to Section 6.1(d)(xii)(C), with respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) Prior to allocations pursuant to Section 6.1(d)(xii)(C), with respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) after the Subordination Period has ended, after the application of Section 6.1(d)(x)(A)-(B), any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Affiliate Retained Units, Pro Rata, or (B) Outstanding Common Units (other than Affiliate Retained Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Affiliate Retained Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

(D) With respect to any taxable period during which an IDR Reset Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(E) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(E) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D) For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)–(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(xiv) Special Allocation to Common Units. After taking into account the Required Allocations (including any Curative Allocations), for each taxable period during which any Affiliate Retained Units are Outstanding, items of gross income that would otherwise be allocated to the holders of such Affiliate Retained Units shall be specially allocated to the holders of Common Units other than Affiliate Retained Units, Pro Rata; provided that no allocation of items of gross income shall be made pursuant to this Section 6.1(d)(xiv) in any taxable period to the extent such allocation would cause a hypothetical holder of an Initial Common Unit to be allocated under this Agreement an amount of federal taxable income with respect to such taxable period that would exceed      % of the amount of cash distributed by the Partnership to such holder with respect to such Initial Common Unit for such taxable period.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(E)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement or the Underwriting Agreement; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The Board of Directors may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) On or about the last day of each of February, May, August and November following the end of each Quarter, beginning with either the Quarter in which the Closing Date occurs or the following Quarter, as set forth in the Registration Statement, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option or the Deferred Issuance and Distribution. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(e) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, (x) to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise; (a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); (b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and (c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units and Affiliate Retained Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit, a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 or that is an Affiliate Retained Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units, retained converted Subordinated Units or Affiliate Retained Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 or that is an Affiliate Retained Unit shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding a Common Unit.

Section 6.8 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.5(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness,

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV or any determination or action (or not making any determination or action) by the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) associated with the repayment, refinancing or amendment of the terms of any borrowing in connection the leveraged distribution described in the Registration Statement)) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the PBF Logistics LP Long-Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the PBF Logistics LP Long-Term Incentive Plan) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Subject to the terms of the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as set forth in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Committee, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e) The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner and Indemnitees.

(a) The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner,

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the Organizational Limited Partner and the Underwriters as described in Article V in connection with the Initial Offering, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Standard Time, on [                    ], 2023, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Standard Time, on [                    ], 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist:

(a) the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; and

(b) if all of the Subordinated Units convert into Common Units pursuant to Section 11.4(a), all Cumulative Common Unit Arrearages on the Common Units will be extinguished and the Subordination Period will end;

provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) .Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) . Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time PBF Energy Inc. and its controlled Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, PBF Energy Inc. shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any controlled Affiliate of PBF Energy Inc., exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than PBF Energy Inc. and its controlled Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by PBF Energy Inc. or any of its controlled Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If PBF Energy Inc. or any controlled Affiliate of PBF Energy Inc. elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that PBF Energy Inc. or its controlled Affiliate, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, PBF Energy Inc. or its controlled Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to PBF Energy Inc. or its controlled Affiliate, as the case may be, on the record books of the Transfer Agent and PBF Energy Inc. or its controlled Affiliate, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below or any method approved by the National Listing Exchange on which the Partnership Interests are listed. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

PBF LOGISTICS GP LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

PBF ENERGY COMPANY LLC

By:
Name:
Title:

SIGNATURE PAGE

PBF LOGISTICS LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

PBF Logistics LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

PBF Logistics LP

No. Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), PBF Logistics LP, a Delaware limited partnership (the “Partnership”), hereby certifies that             (the “Holder”) is the registered owner of             Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PBF LOGISTICS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PBF LOGISTICS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PBF LOGISTICS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). PBF LOGISTICS GP LLC, THE GENERAL PARTNER OF PBF LOGISTICS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE (i) TO AVOID A SIGNIFICANT RISK OF PBF LOGISTICS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (ii) TO PRESERVE THE ECONOMIC UNIFORMITY OF THE LIMITED PARTNER INTERESTS (OR ANY CLASS OR CLASSES THEREOF). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	PBF Logistics LP

Countersigned and Registered by:	By:	PBF Logistics GP LLC

[•]	By:
As Transfer Agent and Registrar

Name:

Title:

By:

Name:

Title:	Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties		UNIF GIFT/TRANSFERS MIN ACT Custodian
JT TEN -	as joint tenants with right of survivorship and not as tenants in common
(Cust) (Minor)
Under Uniform Gifts/Transfers to CD Minors Act
(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

PBF LOGISTICS LP

FOR VALUE RECEIVED,                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of PBF Logistics LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

APPENDIX B

GLOSSARY OF SELECTED INDUSTRY TERMS

Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:

“API gravity” refers to American Petroleum Institute gravity.

“barrel” refers to a common unit of measure in the oil industry, which equates to 42 gallons.

“blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, FCC unit gasoline, ethanol, reformate or butane, among others.

“bpd” refers to an abbreviation for barrels per day.

“Brent” refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by an API gravity of 38° and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

“CAPP” refers to the Canadian Association of Petroleum Producers.

“coke” refers to a coal-like substance that is produced from heavier crude oil fractions during the refining process.

“complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson Complexity Index, which is often used as a measure of a refinery’s ability to process lower quality crude in an economic manner.

“distillates” refers primarily to diesel, heating oil, kerosene and jet fuel.

“downstream” refers to the downstream sector of the energy industry generally describing oil refineries, marketing and distribution companies that refine crude oil and sell and distribute refined products. The opposite of the downstream sector is the upstream sector, which refers to exploration and production companies that search for and/or produce crude oil and natural gas underground or through drilling or exploratory wells.

“EPA” refers to the United States Environmental Protection Agency.

“ethanol” refers to a clear, colorless, flammable oxygenated liquid. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.

“feedstocks” refers to crude oil and partially refined petroleum products that are processed and blended into refined products.

“FCC” refers to a fluid catalytic cracker.

“GHG” refers to greenhouse gas.

“Group I base oils or lubricants” refers to conventionally refined products characterized by a sulfur content less than 0.03% with a viscosity index between 80 and 120. Typically, these products are used in a variety of automotive and industrial applications.

“heavy crude oil” refers to a relatively inexpensive crude oil with a low API gravity characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel.

B-1

“kbpd” refers to an abbreviation for one thousand barrels per day.

“LACT” refers to lease automatic custody transfer.

“light crude oil” refers to a relatively expensive crude oil with a high API gravity characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel.

“light-heavy differential” refers to the price difference between light crude oil and heavy crude oil.

“LPG” refers to liquefied petroleum gas.

“MLP” refers to master limited partnership.

“MMBTU” refers to million British thermal units.

“MW” refers to Megawatt.

“Nelson Complexity Index” refers to the complexity of an oil refinery as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude oil distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude oil distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude oil distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude oil distillation for the same amount of throughput.

“Producer Price Index” refers to a program that measures the average change over time in the selling prices received by domestic producers of goods and services. Producer Price Indexes, or PPIs, measure price change from the perspective of the seller. This contrasts with other measures, such as the Consumer Price Index (CPI), that measure price change from the purchaser’s perspective.

“refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

“sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

“Sunoco” refers to Sunoco, Inc. (R&M) and its subsidiaries.

“Sunoco Logistics” refers to Sunoco Logistics Partners L.P. and its subsidiaries.

“sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur than sour crude oil. Sweet crude oil is typically more expensive than sour crude oil.

“throughput” refers to the volume processed through a unit or refinery.

“turnaround” refers to a periodically required shutdown and comprehensive maintenance event to refurbish and maintain a refinery unit or units that involves the inspection of such units and occurs generally on a periodic cycle.

“ULSD” refers to ultra-low-sulfur diesel.

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, typically characterized by an API gravity between 38° and 40° and a sulfur content of approximately 0.3 weight percent that is used as a benchmark for other crude oils.

B-2

PBF Logistics LP

13,750,000 Common Units

Representing Limited Partner Interests

Prospectus

                    , 2014

Barclays

UBS Investment Bank

Citigroup

Credit Suisse

Deutsche Bank Securities

Morgan Stanley

Wells Fargo Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$42,770
FINRA filing fee	49,810
NYSE listing fee	162,000
Printing and engraving expenses	550,000
Fees and expenses of legal counsel	2,500,000
Accounting fees and expenses	1,200,000
Transfer agent and registrar fees	5,000
Miscellaneous	490,420

Total	$5,000,000

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

PBF Logistics LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of PBF Logistics LP and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

PBF Logistics GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiary);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•

any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.	Recent Sales of Unregistered Securities.

On February 25, 2013, in connection with our formation, we issued to (i) our general partner a noneconomic general partner interest in us and (ii) PBF Holding Company LLC a 100.0% limited partner interest in us in exchange for $1,000.00. These transactions were exempt from registration under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Number		Description
1.1	—	Form of Underwriting Agreement
3.1**	—	Certificate of Limited Partnership of PBF Logistics LP
3.2**	—	Form of Amended and Restated Agreement of Limited Partnership of PBF Logistics LP (included as Appendix A to the prospectus)
3.3**	—	Certificate of Formation of PBF Logistics GP LLC
3.4**	—	Form of Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC
5.1**	—	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered
8.1**	—	Opinion of Vinson & Elkins LLP relating to tax matters
10.1**	—	Form of Contribution and Conveyance Agreement
10.2**	—	Form of Omnibus Agreement
10.3**	—	Form of Operation and Management Services and Secondment Agreement
10.4**	—	Form of Term Loan Agreement
10.5**	—	Form of Revolving Credit Agreement
10.6**	—	Form of Long-Term Incentive Plan of General Partner
10.7**	—	Form of Non-Employee Director Phantom Unit Agreement
10.8**	—	Form of Employee Phantom Unit Agreement
10.9**	—	Form of Toledo Truck Unloading & Terminaling Services Agreement
10.10**	—	Form of Delaware City Rail Terminaling Services Agreement
10.11**	—	Form of Indemnification Agreement
21.1**	—	List of Subsidiaries of PBF Logistics LP
23.1	—	Consent of Deloitte & Touche LLP
23.2	—	Consent of Deloitte & Touche LLP
23.3**	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)
23.4**	—	Consent of Vinson & Elkins LLP (contained in Exhibit 8.1)
23.5**	—	Consent of Director Nominee (George E. Ogden)
23.6**	—	Consent of Director Nominee (David Roush)
23.7**	—	Consent of Director Nominee (Bruce A. Jones)
24.1**	—	Powers of Attorney (included on signature page to this registration statement)

**	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with our sponsor, our general partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our sponsor, our general partner, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on April 30, 2014.

PBF Logistics LP

By:	PBF Logistics GP LLC,
its general partner

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Authorized Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 2014.

Name	Title

* Thomas D. O’Malley	Chairman of the Board of Directors

* Thomas J. Nimbley	Chief Executive Officer (Principal Executive Officer) and Director

* Michael D. Gayda	President and Director

* Matthew C. Lucey	Executive Vice President and Director

* Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Karen B. Davis Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

*By:	/s/ Jeffrey Dill	Attorney-in-fact for the persons indicated.
Jeffrey Dill

INDEX TO EXHIBITS

Number	Description

1.1	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of PBF Logistics LP

3.2**	Form of Amended and Restated Agreement of Limited Partnership of PBF Logistics LP (included as Appendix A to the prospectus)

3.3**	Certificate of Formation of PBF Logistics GP LLC

3.4**	Form of Amended and Restated Limited Liability Company Agreement of PBF Logistics GP LLC

5.1**	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

8.1**	Opinion of Vinson & Elkins LLP relating to tax matters

10.1**	Form of Contribution and Conveyance Agreement

10.2**	Form of Omnibus Agreement

10.3**	Form of Operation and Management Services and Secondment Agreement

10.4**	Form of Term Loan Agreement
10.5**	Form of Revolving Credit Agreement

10.6**	Form of Long-Term Incentive Plan of General Partner

10.7**	Form of Non-Employee Director Phantom Unit Agreement

10.8**	Form of Employee Phantom Unit Agreement

10.9**	Form of Toledo Truck Unloading & Terminaling Services Agreement

10.10**	Form of Delaware City Rail Terminaling Services Agreement

10.11**	Form of Indemnification Agreement

21.1**	List of Subsidiaries of PBF Logistics LP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3**	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

23.4**	Consent of Vinson & Elkins LLP (contained in Exhibit 8.1)

23.5**	Consent of Director Nominee (George E. Ogden)

23.6**	Consent of Director Nominee (David Roush)

23.7**	Consent of Director Nominee (Bruce A. Jones)

24.1**	Powers of Attorney (included on signature page to this registration statement)

**	Previously filed.